UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Notice of 2017 Annual
Meeting of Shareowners
and Proxy Statement

COMPANY AWARDS IN 2016

#8 Company to “Change the World” Fortune Magazine	Among Best Places to Work for Latinas Latina Style Magazine

Among World’s Greenest Companies Newsweek	Among Best Places to Work for Employment Disability Inclusion Disability Equality Index

Among World’s Most Respected Companies Barron’s	Among Best Places to Work for LGBT Equality Human Rights Campaign Corporate Equality Index

Among Most Admired Aerospace and Defense Companies Fortune Magazine	Recognized as a “Trendsetter” for Corporate Political Disclosure and Accountability Center for Political Accountability / Zicklin Index

Rated A- for Companies Responding to Climate Change Carbon Disclosure Project	Pratt & Whitney’s PurePower Geared Turbofan engine recognized with honorable mention Fast Company 2016 Innovation by Design Awards

Best Investor Relations Company in the Aerospace and Defense Electronics Sector Institutional Investor Magazine	All-America Executive Team: Most Honored Company in the Aerospace and Defense Electronics Sector Institutional Investor Magazine

PICTURED: London’s Twentytwo Bishopsgate will feature state-of-the-art Otis elevators and escalators.

Notice of 2017 Annual Meeting of Shareowners

March 10, 2017

Meeting Information

DATE AND TIME:

April 24, 2017

8:00 a.m. Eastern Daylight Time (doors open at 7:30 a.m.)

UTC Aerospace Systems
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217

Agenda

1.	Election of the twelve director nominees listed in the Proxy Statement.

2.	Appointment of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2017.

3.	Advisory vote to approve Named Executive Officer compensation.

4.	Advisory vote on the frequency of shareowner votes on Named Executive Officer compensation.

5.	Other business, if properly raised.

By order of the Board of Directors,

Peter J. Graber-Lipperman

Corporate Vice President, Secretary & Associate General Counsel

Who may vote:

If you owned shares of UTC Common Stock at the close of business on February 28, 2017, you are entitled to receive this notice of the meeting and to vote at the meeting either in person or by proxy. YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

How to attend:

Please request a ticket in advance by following the instructions on page 78. For security reasons, please be prepared to show photo identification when presenting your ticket for admission to the meeting. If you need special assistance because of a disability, please contact our Corporate Secretary’s Office by: calling 860-728-7870; sending an email to corpsec@corphq.utc.com; or writing to UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT 06032.

How to receive electronic delivery of future annual meeting materials:

You can expedite delivery, avoid costly mailings and help conserve natural resources by letting us know in advance that you would prefer electronic delivery. For further information on how to take advantage of this convenient and environmentally-friendly service, please see page 81. You can always receive a printed copy upon request.

Review your proxy statement and vote in one of four ways:

THE INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
Visit the website on your proxy card	Call the telephone number on your proxy card	Sign, date and return your proxy card in the enclosed envelope	Attend the Annual Meeting in Charlotte, North Carolina. See page 78 for instructions on how to attend

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	i

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and UTC’s 2016 Annual Report before voting your shares.

ANNUAL MEETING AGENDA

Proposal 1: Election of Directors

Page Numbers: 1-10

Board Recommendation: FOR each director nominee

Proposal 2: Appointment of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2017

Page Numbers: 73-74

Board Recommendation: FOR

Proposal 3: Advisory vote to approve Named Executive Officer compensation

Page Numbers: 75-76

Board Recommendation: FOR

Proposal 4: Advisory vote on the frequency of shareowner votes on Named Executive Officer compensation

Page Number: 77

Board Recommendation: FOR 1 YEAR

2016 Performance

In 2016, our senior leadership team continued its focus on our key priorities — innovation, execution, cost reduction and disciplined capital allocation. The following 2016 financial, strategic and operational accomplishments reinforce our commitment to these priorities, which we believe drive long-term, sustainable growth for our shareowners.

“Our relentless focus on our four key priorities—innovation, execution, cost reduction and disciplined capital allocation—is the reason we are optimistic about our future.” Greg Hayes, Chairman & CEO

FINANCIAL ACCOMPLISHMENTS*

In 2016, UTC delivered solid financial performance. Diluted earnings per share (“EPS”) increased by 35% and adjusted EPS increased by 5%, while net sales from continuing operations, adjusted net sales and organic sales all increased by 2% during 2016.

GAAP Financial Measures

Non-GAAP Financial Measures*

*See Appendix A on pages 87–88 for additional information regarding these non-GAAP financial measures.

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PROXY STATEMENT SUMMARY

Other significant financial highlights for 2016 include:

Dividends Paid (Per Common Share)

80th consecutive year	$4.3 billion	2.3% increase	17% TSR
we paid dividends to shareowners	paid in 2016 to investors through dividends and share buybacks	in dividends per share paid to shareowners	outpaced the S&P 500 and the Dow Jones Industrial Average in 2016

STRATEGIC ACCOMPLISHMENTS

During 2016, customer- and company-funded research and development (“R&D”) investments were $3.7 billion, bringing total R&D spending since 2008 to approximately $30 billion. These technology-focused investments drive the ongoing innovation and product differentiation necessary for UTC to fully capitalize on increased global urbanization and commercial air travel.

Our continued commitment to R&D enabled us to introduce multiple new or enhanced products and processes in 2016, including:

•	The UTC Aerospace Systems’ (“UTAS”) OpsInsight mobile app provides pilots with real-time aircraft data on their mobile devices and is part of a suite of applications that UTAS has developed for its Aircraft Interface Device and Tablet Interface Module.

•	The UaDAPT process, created through a UTAS and Embraer collaboration, reduces the time required to develop the customized “nerve center” of an aircraft’s power systems by allowing software customization to be completed within a matter of weeks.

•	UTC Climate, Controls & Security (“UTC CCS”) launched 132 new products during the year, including the latest generation AquaForce chillers and heat pumps. These chillers and pumps use low Global Warming Potential refrigerants that can increase energy efficiency by up to 5% and reduce greenhouse gas emissions by up to 10% compared to conventional chillers and heat pumps, while contributing to green building certification.

R&D investments are also driving UTC’s strategy to harness innovative digital technologies to grow sales and profitability through more efficient and responsive customer service models. At Otis, new digital service technologies, including mobile tools and applications, are helping the approximately 31,000 Otis mechanics around the world to better address customer maintenance needs and service requests.

Research and Development Spending (in billions)

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	iii

PROXY STATEMENT SUMMARY

OPERATIONAL ACCOMPLISHMENTS

UTC’s aerospace businesses achieved a number of critical operational milestones during 2016, including:

The entries into service of the Airbus A320neo and Bombardier C Series aircraft, equipped with Pratt & Whitney’s PurePower Geared Turbofan (“GTF”) engines, are particularly noteworthy. The GTF utilizes game-changing technology for which UTC was recognized by Fortune Magazine in 2016 as one of the 50 Companies to “Change the World.” With 16% less fuel burn, 75% less noise and 50% lower emissions than conventional engines, each GTF-powered airplane can annually emit up to 3,600 fewer metric tons of carbon dioxide, save approximately $1 million in fuel and impact 500,000 fewer airport neighbors with noise from takeoff and landing. GTF total firm and option orders increased in 2016 to more than 8,000.

In addition to supporting the entries into service of the Airbus A320neo and Bombardier C Series aircraft, UTAS systems and components contributed to the successful first flights of the Embraer E-Jet E2 (nacelles, wheels and carbon brakes, as well as electric, engine control, fire protection, evacuation and air data systems) and Boeing 737 MAX (electric power, cabin pressure control, lighting, fire protection and sensing systems, as well as wheels, brakes, landing gear and evacuation slides).

Executive Compensation Overview

Principal Elements of Compensation. Our executive compensation program has three principal components: base salary, annual bonus awards and long-term incentives (“LTI”). Each component serves a different purpose. Market-competitive base salary is an essential part of any compensation program and is necessary to attract and retain strong leadership talent. Annual bonus awards are intended to motivate the achievement of near-term company and business unit performance goals. Long-term incentives, which make up the greatest portion of our senior management’s compensation, drive our executives to focus on strategies that promote sustainable, long-term growth for our shareowners.

2016 Compensation Decisions. Total direct compensation (defined in detail on page 50) reflects the compensation decisions made by the Committee on Compensation and Executive Development (the “Committee”) for each of the principal elements of compensation. The Committee based these decisions on its assessment of 2016 financial, strategic and operational accomplishments for the Company and each business unit, as well as the individual performance of the Chairman & CEO (“CEO”) and the other Named Executive Officers (“NEOs”).

Total direct compensation for the five NEOs appears in the chart on the following page and includes base salary (reflecting any adjustments made in 2016), annual bonus for 2016 performance and the long-term incentive grant made in January 2017. As explained in detail on page 50, total direct compensation includes the Committee’s pay decisions related to its 2016 performance evaluations. It differs from the compensation shown in the Summary Compensation Table which includes long-term incentive grants made in January 2016 reflective of the Committee’s assessment of 2015 performance.

iv

PROXY STATEMENT SUMMARY

2016 TOTAL DIRECT COMPENSATION (in thousands)

BASE SALARY	ANNUAL BONUS	LONG-TERM INCENTIVES*	TOTAL
$1,500	$3,000	$10,467	$14,967
$825	$1,100	$3,557	$5,482
$825	$1,100	$3,795	$5,720
$800	$850	$3,795	$5,445
$750	$600	$3,795	$5,145

*	Reflects the grant date fair values of equity awards granted on January 3, 2017, calculated in accordance with the Compensation—Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), but excluding the effects of estimated forfeitures. Grants consist of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”), except in the case of Mr. Delpech, who received stock options in lieu of SARs.

RECENT PROGRAM CHANGES

Material changes to UTC’s executive compensation program include:

What we changed	Why we changed it

Added return on invested capital (“ROIC”) as a metric to our PSU awards.

Beginning with the PSUs granted in January 2016, ROIC makes up 35% of the total award payout opportunity, with the existing earnings per share (“EPS”) growth and relative total shareowner return (“TSR”) metrics now weighted at 35% and 30%, respectively.

The Committee believes the inclusion of ROIC as an additional metric better aligns our long-term incentive program with our senior leadership team’s key priorities of innovation, execution, cost reduction and disciplined capital allocation.

Through our shareowner outreach efforts, investors expressed the view that strong ROIC is a sign of an efficient and well-managed company, and supported the inclusion of this metric in our LTI program.

Added RSUs to our long-term incentive mix.

Beginning with the LTI grant made on January 3, 2017, RSUs make up 20%, SARs make up 30% and PSUs remain at 50% of the total value of each LTI grant for members of our Executive Leadership Group (“ELG”).

The Committee believes in a market-competitive and balanced approach to long-term incentive program design. Each of the three components of our LTI program is intended to encourage specific business objectives. PSUs drive the achievement of specific financial goals. SARs motivate decision-making that will increase share price. The introduction of RSUs to the LTI mix will better align UTC with its peers and further balance our program by adding a time-based vesting vehicle to enhance the program’s retentive value.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	v

PROXY STATEMENT SUMMARY

Director Engagement and Independence

Through their attendance at Board and committee meetings, UTC’s directors have demonstrated their active engagement and continuing commitment to providing oversight and sound corporate governance. The charts below reflect the active engagement and independence of our current Board of Directors:

Total Current Directors: 15

Director Engagement	Director Independence

*	The Committee on Nominations and Governance and the Public Issues Review Committee were merged in April 2016, forming the Committee on Governance and Public Policy. This column includes the UTC directors’ attendance at two meetings of the Committee on Nominations and Governance; one meeting of the Public Issues Review Committee; and two meetings of the Committee on Governance and Public Policy.

Committee Independence

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PROXY STATEMENT SUMMARY

Board Nominees

You are being asked to cast votes for 12 directors. Directors are elected annually by majority voting.

All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Mr. Hayes, who is not independent due to his position as a UTC executive officer.

LLOYD J. AUSTIN III General, U.S. Army (Retired) and Former Commander of U.S. Central Command Age: 63 Director Since: 2016 Committees: F, G Other Public Boards: 0	DIANE M. BRYANT Executive Vice President and General Manager, Data Center Group, Intel Corporation Age: 55 Director Since: 2017 Committees: A, F Other Public Boards: 0	JOHN V. FARACI Retired Chairman & Chief Executive Officer, International Paper Age: 67 Director Since: 2005 Committees: C, E, F Other Public Boards: 2	JEAN-PIERRE GARNIER Chairman, Actelion Ltd. Age: 69 Director Since: 1997 Committees: C , E, G Other Public Boards: 2

GREGORY J. HAYES Chairman & Chief Executive Officer, United Technologies Corporation Age: 56 Director Since: 2014 Committees: E, F Other Public Boards: 1	EDWARD A. KANGAS Former Chairman & Chief Executive Officer, Deloitte, Touche, Tohmatsu Age: 72 Director Since: 2008 Committees: A , C, E Other Public Boards: 3	ELLEN J. KULLMAN Retired Chair & Chief Executive Officer, E.I. du Pont de Nemours and Company Age: 61 Director Since: 2011 Committees: C, G Other Public Boards: 2	MARSHALL O. LARSEN Retired Chairman, President & Chief Executive Officer, Goodrich Corporation Age: 68 Director Since: 2012 Committees: F, G Other Public Boards: 3

HAROLD MCGRAW III Chairman Emeritus, S&P Global, Inc. (formerly McGraw-Hill Financial, Inc.) Age: 68 Director Since: 2003 Committees: C, F Other Public Boards: 1	FREDRIC G. REYNOLDS Retired Executive Vice President and Chief Financial Officer, CBS Corporation Age: 66 Director Since: 2016 Committees: A, G Other Public Boards: 2	BRIAN C. ROGERS Chairman and Chief Investment Officer, T. Rowe Price Group, Inc. Age: 61 Director Since: 2016 Committees: C, F Other Public Boards: 1	CHRISTINE TODD WHITMAN President, The Whitman Strategy Group Age: 70 Director Since: 2003 Committees: F, G Other Public Boards: 1

A Audit	C Compensation & Executive Development	E Executive*	F Finance	G Governance & Public Policy	■ Chair

*See UTC’s Bylaws at Sections 3.1 and 3.3 regarding the Executive Committee’s authority at http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	vii

PROXY STATEMENT SUMMARY

Composition of Board Nominees

The Board of Directors and its Committee on Governance and Public Policy believe that diversity in experience and perspective are of the utmost importance for reaching sound decisions that drive shareowner value. The Board also believes that the varying tenures of our directors provide a constructive blend of institutional knowledge and a fresh external viewpoint. The following charts reflect the tenure, diversity and broad experience of the nominees for our Board of Directors:

Total Board Nominees: 12

Director Tenure	Board Diversity

Director Experience

viii

PROXY STATEMENT SUMMARY

Governance Highlights

PRIMARY RISK OVERSIGHT RESPONSIBILITY

Full Board

Risk management process and structure; strategic risks associated with UTC’s business plan; and other significant risks, including major litigation, business development risks and succession planning.

Audit

Major financial risk exposures, including significant operational, compliance, reputational, strategic and cybersecurity risks; and UTC’s overall policies and practices for enterprise risk management.

Governance and Public Policy

Corporate governance, leadership structure, effectiveness of Board and committee oversight; director candidate review; conflicts of interest; director independence; environment; workplace safety; equal employment opportunity; important public policy issues; government relations and other matters involving reputational risks.

Compensation and Executive Development

Executive recruitment, assessment, development and retention; and risks associated with compensation and benefits policies and practices, including incentive compensation programs.

Finance Capital structure, liquidity, financing, pension funding and investment performance; and significant capital transactions, including acquisitions and divestitures.

BOARD PRACTICES AND ACCOUNTABILITY

•	Annual self-evaluation of Board and committee performance

•	Comprehensive evaluation of Board’s composition, experience and skills

•	Mandatory retirement age of 72, absent special circumstances approved by the Board

•	Annual election of directors with majority vote standard in uncontested elections

•	Proactive adoption in 2015 of balanced proxy access right

KEY INDEPENDENT LEAD DIRECTOR RESPONSIBILITIES

In September 2016, the Board elected Gregory Hayes as Chairman and designated Edward Kangas, the former non-executive Chairman, as Lead Director. At that time, the Board amended UTC’s Corporate Governance Guidelines to expand the Lead Director’s role to be consistent with the Board’s view of current governance best practices. The Lead Director’s responsibilities include the following:

•	Calls and presides over executive sessions of the independent directors

•	Serves as a liaison between independent directors and Chairman & CEO

•	Engages with significant constituencies, as requested

•	Plans and sets agenda for Board meetings with the Chairman & CEO

•	Oversees the Board’s evaluation and compensation of the Chairman & CEO

•	Facilitates succession planning and management development

•	Facilitates the Board’s annual self-evaluation

•	Authorizes retention of outside advisors and consultants who report to the Board on Board-wide issues

STOCK OWNERSHIP REQUIREMENTS

Our robust stock ownership requirements promote and strengthen the alignment of interests between our non-executive directors, management and shareowners. Requirements include:

5x	6x	3x
annual base	base salary	base salary
cash retainer	for Chairman & CEO	for Executive
for independent		Leadership Group
directors		(“ELG”) members

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	ix

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on April 24, 2017. This Notice of the 2017 Annual Meeting of Shareowners and Proxy Statement and UTC’s 2016 Annual Report are both available free of charge at www.proxyvote.com. References in this Proxy Statement and accompanying materials to Internet websites are for the convenience of readers. Information available at or through these websites is not a part of nor is it incorporated by reference in this Proxy Statement.

x

Proxy Statement. The Board of Directors of United Technologies Corporation (“UTC”, the “Company” or the “Corporation”) is soliciting proxies to be voted at our 2017 Annual Meeting of Shareowners on April 24, 2017 and at any postponed or reconvened meeting. We expect that this Proxy Statement will be mailed and made available to shareowners beginning on or about March 10, 2017. At the meeting, votes will be taken on four matters listed in the Notice of Meeting.

Proposal 1: Election of Directors

We are seeking your support for the election of the twelve candidates that the Board has nominated to serve on the Board of Directors for a one-year term beginning on the date of the Annual Meeting. We believe these nominees have the qualifications to oversee a large, diversified industrial corporation with operations throughout the world. We also believe these nominees have the experience and perspective to guide the Company as we innovate and develop new products, compete in a broad range of markets around the world and adjust to rapidly changing technologies, business cycles and competition.

Board Membership Criteria

The Board and its Governance and Public Policy Committee believe that it is important that our directors, as a group, have the following attributes:

Experience	•	Senior business or government leadership
	•	Public company board
	•	International business or government

Thought Leadership	•	An objective, independent and informed approach to complex and sensitive business decisions
	•	Extensive knowledge, experience, and superior judgment
	•	An appreciation of the role of the corporation in society
	•	Diversity of perspectives and appreciation for diverse cultures
	•	Loyalty to the interests of UTC and its shareowners
	•	The highest integrity and ethical standards

Subject Matter Expertise	•	International
	•	Industry / technical
	•	Financial and accounting
	•	Government or public policy
	•	Regulatory compliance
	•	Risk management

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	1

PROPOSAL 1: Election of Directors

Members of our Board possess additional important skills and qualifications. These include experience in the financial services industry, the military, the digital economy, sustainability and environmental issues, and systems and technology.

Nominating Process

Our Board believes that having directors who represent the interests of shareowners by bringing a diversity of perspectives to Board deliberations and Company oversight is central to our success. The Committee on Governance and Public Policy regularly reviews with the Board the qualifications that are most important in selecting candidates to serve as directors, taking into account UTC’s diverse operations and the mix of capabilities and experience represented on the Board. As part of its annual evaluation of its effectiveness as a group, the Board considers whether its composition reflects a mix of skills and perspectives that is appropriate to meet the Company’s needs. Based on these considerations, the Board adjusts the priority it gives to various director qualifications when identifying candidates.

Diversity

While we do not have a specific policy on diversity of the Board, our Corporate Governance Guidelines (“Governance Guidelines”) provide that candidates for the Board should have the ability to contribute to maintaining a diversity of perspectives in Board deliberations, in addition to being objective, independent and informed. The Board believes this diversity is critical to our success. The Committee on Governance and Public Policy seeks accomplished and highly qualified candidates who have the broad experience and perspective needed to oversee the global operations of a large and diversified industrial public company. We believe our Board reflects a broad diversity of professional backgrounds, skills and experiences.

•	Three director nominees have lived and worked outside the United States for significant periods.

•	Two director nominees serve or have served on the board of a non-U.S. public company.

•	Three director nominees are women.

•	One director nominee is African American.

UTC’s Governance Guidelines are available at: http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx.

The Committee on Governance and Public Policy considers candidates who are suggested by directors, management and shareowners and who meet the qualifications UTC seeks in its directors. A shareowner may recommend a director candidate by submitting a letter addressed to the UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT 06032. The Company may also engage search firms from time to time to assist in identifying and evaluating qualified candidates.

Nominees

Our entire Board is elected annually by our shareowners. The Board, upon the recommendation of the Committee on Governance and Public Policy, has nominated the twelve individuals listed in this Proxy Statement, each of whom is a current director. The Board believes that each nominee brings to the Board a range of strong skills and extensive experience, as highlighted in each nominee’s biographical information on pages 3 to 10. The Board believes that the nominees, as a group, possess the appropriate skills to exercise the Board’s oversight responsibilities.

Current directors Richard B. Myers, H. Patrick Swygert and André Villeneuve are not standing for re-election and will retire from the Board on April 24, 2017 in accordance with UTC’s Governance Guidelines, which require directors to retire from

2

PROPOSAL 1: Election of Directors

the Board at the annual meeting after they reach age 72. The Company and the directors extend their sincere appreciation to these individuals for their dedicated service as members of UTC’s Board of Directors.

The Board may make an exception to the retirement policy in special circumstances. Citing such circumstances, the Board nominated Edward A. Kangas to stand for re-election at the 2017 Annual Meeting. The Board elected to make such an exception for Mr. Kangas, who was designated Lead Director in September 2016, to take advantage of his extensive financial and accounting expertise that is beneficial to UTC.

If, prior to the Annual Meeting, any of the Board’s nominees become unavailable to serve, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LLOYD J. AUSTIN III
General, U.S. Army (Ret.) and Former Commander of U.S. Central Command Age: 63 Director since: 2016 Committees: Governance and Public Policy Finance	GENERAL AUSTIN is a retired U.S. Army General with nearly 41 years of military service. As the Commander of U.S. Central Command from March 2013 through March 2016, he was responsible for the 20-country Central Region that includes Iraq, Syria, Iran, Yemen, Afghanistan, Pakistan, Egypt and Saudi Arabia. He was also the Combined Forces Commander in Iraq and Syria. General Austin has extensive operational experience, having commanded troops in combat at the 1-, 2-, 3- and 4-star levels. During his last deployment, General Austin served as a 4-star general and commander of United States Forces-Iraq from September 2010 through December 2011. He later served as the 33rd Vice Chief of Staff of the Army.

General Austin is the Class of 1951 Leadership Chair for the Study of Leadership in the Department of Behavioral Sciences & Leadership at the U.S. Military Academy at West Point, NY, for the academic years 2016-17 and 2017-18. He also serves on the Board of Trustees of Guest Services, Inc. (non-public). General Austin is a graduate of the U.S. Military Academy and holds master’s degrees from Auburn University (Education) and Webster University (Business Management). General Austin’s many awards and decorations include five Defense Distinguished Service Medals, the Silver Star and the Legion of Merit.	Key Skills and Expertise
GOVERNMENT AND GEOPOLITICAL
Obtained unique perspective on the complexities of the U.S. military, the defense industry and defense procurement through senior leadership positions in the U.S. Department of Defense.
BROAD INTERNATIONAL EXPOSURE
Acquired extensive understanding of international affairs and global security through senior leadership positions, including overseas deployments and global oversight responsibilities.
RISK MANAGEMENT/OVERSIGHT Managed significant operating budgets and large organizations, and addressed complex operational and strategic issues.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	3

PROPOSAL 1: Election of Directors

DIANE M. BRYANT
Executive Vice President and General Manager, Data Center Group, Intel Corporation Age: 55 Director since: 2017 Committees: Audit Finance	MS. BRYANT is Executive Vice President and General Manager of the Data Center Group for Intel Corporation (high technology products and services). Ms. Bryant leads the worldwide organization that develops the data center platforms for the digital services economy. In her current role, she manages the data center P&L, strategy and product development for cloud service and communications service providers, enterprise and government infrastructure, spanning server, storage and network solutions. Previously, Ms. Bryant was Corporate Vice President and Chief Information Officer of Intel, where she was responsible for corporate-wide information technology solutions and services.

A tireless advocate for women and underrepresented minorities, Ms. Bryant has served as the executive sponsor of the Network of Intel African American Employees and on the technical board of the Anita Borg Institute. She was named among Fortune’s 50 Most Powerful Women in Business in 2015 and 2016. In 2016, World Affairs and its Global Philanthropy Forum honored Ms. Bryant with its Global Citizen Award. Business Insider ranked Bryant #32 in the list of “Silicon Valley 100” of 2016. She is an Intel spokesperson for STEM education and established the Diane Bryant Endowed Scholarship Fund for Diversity in Engineering at the University of California, Davis.	Key Skills and Expertise
TECHNOLOGY-RELATED PRODUCT DEVELOPMENT/MARKETING Acquired extensive experience in technology and the digital economy through a career at Intel Corporation and training as an engineer.
FINANCIAL EXPERTISE/LITERACY Obtained broad understanding of financial matters obtained through extensive senior management experience, including responsibility for significant P&L.
RISK MANAGEMENT/OVERSIGHT Obtained extensive experience through managing large organizations within a public company.

4

PROPOSAL 1: Election of Directors

JOHN V. FARACI
Retired Chairman & Chief Executive Officer, International Paper Age: 67 Director since: 2005 Committees: Compensation and Executive Development Finance Executive	MR. FARACI served as Chairman & CEO of International Paper (paper, packaging and distribution) from 2003 to 2014. Earlier in 2003, he was elected as President and director of that company, and served as its Executive Vice President and Chief Financial Officer from 2000 to 2003. From 1995 to 1999, Mr. Faraci was CEO and managing director of Carter Holt Harvey Ltd., a former New Zealand subsidiary of International Paper. He first joined International Paper in 1974.

Mr. Faraci is a director of PPG Industries, Inc. and ConocoPhillips and an Operating Partner at Advent International (global private equity). He serves on the boards of the National Fish and Wildlife Foundation and Denison University, and he is a trustee of the American Enterprise Institute and a member of the Council on Foreign Relations.	Key Skills and Expertise
CEO EXPERIENCE
Served as International Paper’s Chairman & CEO from 2003 through 2014, overseeing strategic changes in that company’s business portfolio and enhancing its commitment to the stewardship of natural resources and sustainability reporting.
BROAD INTERNATIONAL EXPOSURE Led large corporation with worldwide operations.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY
Acquired comprehensive understanding of UTC’s businesses and competitive landscape through his service on the UTC Board, including his role as Finance Committee Chair since 2012.

JEAN-PIERRE GARNIER
Chairman, Actelion Ltd. Age: 69 Director since: 1997 Committees: Compensation and Executive Development Governance and Public Policy Executive	DR. GARNIER is Chairman of Actelion Ltd. (biopharmaceuticals) and an Operating Partner at Advent International (global private equity). He served as CEO of Pierre Fabre SA from 2008 to 2010, and as CEO and Executive Member of the Board of Directors of GlaxoSmithKline plc from 2000 to 2008. He served as CEO of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors from 1996 to 2000.

Dr. Garnier is a director of Radius Health, Inc. and Chairman of the Board of Alzheon, Inc. (non-public). He served as Chairman of NormOxys, Inc. (biopharmaceuticals) and as a director of Renault S.A. He serves on the Advisory Board of the Newman’s Own Foundation and is a former board member of the Stanford Advisory Council on Interdisciplinary Biosciences, Weill Cornell Medical College and the Dubai International Capital Advisory Board. In 2009, he was made a Knight Commander of the British Empire and in 2007 was named Officier de la Légion d’Honneur of France.	Key Skills and Expertise
CEO EXPERIENCE Served as CEO for two large public companies and was named to the global list of top 20 CEOs by the Best Practice Institute in 2006.
BROAD INTERNATIONAL EXPOSURE Acquired extensive knowledge of international markets and operations as a CEO and director of large public companies and as chairman of companies in Europe and the U.S.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY
Acquired comprehensive understanding of UTC’s businesses and competitive landscape through his service on the UTC Board, including his role as the Committee on Compensation and Executive Development Chair since 2008.

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PROPOSAL 1: Election of Directors

GREGORY J. HAYES
Chairman & Chief Executive Officer, United Technologies Corporation Age: 56 Director since: 2014 Committees: Finance Executive	MR. HAYES was elected Chairman of UTC in September 2016. He has served as President and Chief Executive Officer and director since November 2014. Mr. Hayes previously served for more than six years as UTC’s Senior Vice President and Chief Financial Officer, which included responsibility for UTC’s Corporate Strategy Group. In that position, he played a critical strategic and operational role in reshaping the Company’s portfolio to focus on its core aerospace and building systems businesses. During this time, UTC successfully acquired and integrated Goodrich Corporation and a majority interest in International Aero Engines (IAE), streamlined its Carrier and fire and security businesses, and divested more than $8 billion of non-core businesses. Mr. Hayes came to UTC through the 1999 merger with Sundstrand Corporation, where he served in a number of leadership positions.

Mr. Hayes has been a director of Nucor Corporation since 2014, where he is Audit Committee Chair, and serves on the Compensation and Executive Development Committee and the Governance and Nominating Committee.	Key Skills and Expertise
CEO EXPERIENCE Served as President and CEO of UTC since November 2014 and elected Chairman in 2016.
FINANCIAL EXPERTISE/LITERACY
Gained substantial financial and accounting oversight experience as CFO and in other senior financial positions with UTC and through service on the Audit Committee of the Board of Directors of Nucor Corporation. Mr. Hayes is also a Certified Public Accountant.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY
Obtained deep understanding of UTC’s operations, complex financial transactions, and the operational and financial impact of numerous acquisitions, divestitures, restructuring actions and integrations through more than six years experience as UTC’s CFO and through other senior financial leadership positions.

6

PROPOSAL 1: Election of Directors

EDWARD A. KANGAS
Former Chairman & Chief Executive Officer, Deloitte, Touche, Tohmatsu Age: 72 Director since: 2008 Committees: Audit Compensation and Executive Development Executive	MR. KANGAS is Lead Director of UTC’s Board of Directors, having served as its non-executive Chairman from November 2014 to September 2016. He is the former Chairman & CEO of Deloitte, Touche, Tohmatsu (audit and tax services), a position he held from 1989 to 2000.

Mr. Kangas is currently a director of Hovnanian Enterprises, Inc., Intelsat S.A., Tenet Healthcare Corporation (he was also non-executive Chairman of Tenet from 2003 to 2015) and Deutsche Bank USA Corp. (non-public, Chairman). He is a former director of Intuit Inc. (2007 to 2016), Allscripts Healthcare Solutions, Inc. (2010 to 2012) and Eclipsys Corporation (2004 to 2010). Mr. Kangas is the former Chairman of the National Multiple Sclerosis Society.	Key Skills and Expertise
CEO EXPERIENCE Served as CEO of a major public accounting firm.
FINANCIAL EXPERTISE/LITERACY
Acquired extensive financial and accounting expertise through oversight of audits of public companies in diverse industries. Qualified as an audit committee financial expert.
RISK MANAGEMENT/OVERSIGHT Obtained extensive experience in risk management and oversight as Chairman & CEO of a major global accounting firm.

ELLEN J. KULLMAN
Retired Chair & Chief Executive Officer, E.I. du Pont de Nemours and Company Age: 61 Director since: 2011 Committees: Governance and Public Policy Compensation and Executive Development	MRS. KULLMAN served as Chair & CEO of E.I. du Pont de Nemours and Company (basic materials and innovative products and services for diverse industries) from 2009 to 2015. She was first elected to the Board of DuPont in 2008. Mrs. Kullman served as President of DuPont from October 2008 to December 2008 and as Executive Vice President from 2006 to 2008. Prior to that, she was Group Vice President-DuPont Safety & Protection.

Mrs. Kullman is a past chair of the U.S.-China Business Council, and a member of the Business Council and the National Academy of Engineering, where she co-chaired the Committee on Changing the Conversation: From Research to Action. She serves on the Board of Directors of Amgen Inc., Goldman Sachs, Dell Technologies (non-public), Carbon3D, Inc. (non-public) and the North American advisory council of Temasek Holdings (non-public). Mrs. Kullman is also a member of the Board of Overseers of Tufts University School of Engineering and a Trustee of Northwestern University.	Key Skills and Expertise
CEO EXPERIENCE Served as CEO of an innovative S&P 100 company with expansive global operations.
TECHNOLOGY-RELATED PRODUCT DEVELOPMENT/MARKETING
Acquired extensive experience in the application of market-driven science to new product development through a career at DuPont and training as an engineer.
BROAD INTERNATIONAL EXPOSURE Obtained extensive experience implementing business strategies in global markets.

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PROPOSAL 1: Election of Directors

MARSHALL O. LARSEN
Retired Chairman, President & Chief Executive Officer, Goodrich Corporation Age: 68 Director since: 2012 Committees: Finance Governance and Public Policy	MR. LARSEN served as Chairman, President & CEO of Goodrich Corporation (aerospace and defense) from 2003 until July 2012 when Goodrich was acquired by UTC. He had been President, Chief Operating Officer and a director of Goodrich since 2002. From 1995 through 2002, Mr. Larsen served as Executive Vice President of Goodrich, and President and Chief Operating Officer of Goodrich Aerospace. He joined Goodrich in 1977.

Mr. Larsen is a director of Lowe’s Companies, Inc., Becton, Dickinson and Company and Air Lease Corporation. He is a former Chairman of the U.S. Aerospace Industries Association and is active in numerous community activities.	Key Skills and Expertise
CEO EXPERIENCE Served as Chairman and CEO of Goodrich Corporation from 2003 to 2012.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY
Gained in-depth knowledge of aerospace industry, conditions affecting the industry and key customers through a long career at Goodrich Corporation.
FINANCIAL EXPERTISE/LITERACY
Acquired extensive financial literacy as well as broad knowledge of governance, regulatory and risk management issues facing large public companies through oversight of CFO at Goodrich and extensive senior management experience.

HAROLD MCGRAW III
Chairman Emeritus, S&P Global, Inc. (formerly McGraw-Hill Financial, Inc.) Age: 68 Director since: 2003 Committees: Compensation and Executive Development Finance	MR. MCGRAW is Chairman Emeritus of S&P Global Inc. (formerly McGraw-Hill Financial, Inc.—ratings, benchmarks, and analytics for financial reports), having served as that company’s Chairman from 1999 through April 2015 and as McGraw-Hill’s CEO from 1998 to 2013. From 1993 to 2013, he was McGraw-Hill’s President and Chief Operating Officer.

Mr. McGraw is a director of Phillips 66 and a former director of ConocoPhillips (2005 to 2012). He is Chairman of the U.S. Council for International Business, a member of the U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations, is the Honorary Chairman of the International Chamber of Commerce, and former Chairman of the Business Roundtable. In addition, he serves on the boards of the Asia Society, the Committee Encouraging Corporate Philanthropy, Carnegie Hall Society and the New York Public Library.	Key Skills and Expertise
CEO EXPERIENCE Served as CEO of McGraw-Hill Financial from 1998 to 2013 and as Chairman from 1999 to 2015.
BROAD INTERNATIONAL EXPOSURE
Acquired broad knowledge of global trade and business activities in diverse and challenging economic conditions through experience as CEO, as a director at several large global companies and through leadership roles in other organizations.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY
Provides expertise and perspective on UTC’s performance, opportunities and investor expectations through extensive experience in the financial ratings and analytics industry.

8

PROPOSAL 1: Election of Directors

FREDRIC G. REYNOLDS
Retired Executive Vice President and Chief Financial Officer, CBS Corporation Age: 66 Director since: 2016 Committees: Audit Governance and Public Policy	MR. REYNOLDS served as Executive Vice President and Chief Financial Officer of CBS Corporation (media) from 2005 until his retirement in 2009, following a long career with CBS and its predecessor companies. This included serving as President and CEO of Viacom Television Stations Group from 2001 to 2005, as Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2000 to 2001, and as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation from 1994 to 2000. Earlier in his career, Mr. Reynolds spent twelve years at PepsiCo, Inc., where he held a number of senior positions, including serving as Chief Financial Officer and Financial Officer of several of that company’s major businesses.

Mr. Reynolds is a director of Mondelez International, Inc. (formerly Kraft Foods Inc.), Hess Corporation, MGM Holdings, Inc. (non-public), NEP Group, Inc. (non-public) and a former director of AOL, Inc. (2009 to 2015).	Key Skills and Expertise
FINANCIAL EXPERTISE/LITERACY
Served as CFO for public companies operating in diverse and challenging conditions, including transformative changes. Certified public accountant and qualifies as an Audit Committee financial expert.
TECHNOLOGY-RELATED PRODUCT DEVELOPMENT/MARKETING Obtained extensive experience in evaluating investments of rapidly changing technologies for producing and distributing media products.
RISK MANAGEMENT/OVERSIGHT Gained significant knowledge of risk management and oversight through extensive experience as a CFO and service on public company audit committees.

BRIAN C. ROGERS
Chairman and Chief Investment Officer, T. Rowe Price Group, Inc. Age: 61 Director since: 2016 Committees: Compensation and Executive Development Finance	MR. ROGERS has been Chairman of T. Rowe Price Group, Inc. (investment management) since 2007 and Chief Investment Officer since 2004. He has been a director of the Price Group since 1997. In addition, he was portfolio manager of one of the firm’s largest funds, the T. Rowe Price Equity Income Fund, from its inception until October 2015. Mr. Rogers has held a variety of other senior leadership roles and has been involved in investment management with T. Rowe Price since beginning his career there in 1982.

Mr. Rogers is on the Johns Hopkins University and Johns Hopkins Medicine Boards of Trustees, is Chairman of the Archdiocese of Baltimore’s finance committee, and is a member of the Greater Baltimore Committee board and the Maryland Economic Development Commission.	Key Skills and Expertise
FINANCIAL EXPERTISE/LITERACY Chartered Financial Analyst and Chartered Investment Counselor.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY
Gained unique expertise and perspective on Company performance, opportunities and investor expectations through his extensive experience as an investment manager.
RISK MANAGEMENT/OVERSIGHT
Acquired significant knowledge of risk management and oversight through his broad experience in investment management, including Chief Investment Officer of a large investment management firm.

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PROPOSAL 1: Election of Directors

CHRISTINE TODD WHITMAN
President, The Whitman Strategy Group Age: 70 Director since: 2003 Committees: Finance Governance and Public Policy	GOVERNOR WHITMAN has been President of The Whitman Strategy Group (environmental and public policy consulting) since December 2004. She served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003 and as Governor of the State of New Jersey from 1994 through 2001.

Governor Whitman is a director of Texas Instruments, Inc. and she served on the board of S.C. Johnson & Son, Inc. (non-public) from 2003 to 2016. She is a member of the Council on Foreign Relations and Chair of the Board of the American Security Project. In addition, she is Vice Chair of the Board of Trustees of the Eisenhower Fellowship Foundation and a member of the Senior Advisory Committee of Harvard University’s Institute of Politics. Governor Whitman is also Co-Chair of the Clean and Safe Energy Coalition and a board member at the Center for Sustainable Shale Development.	Key Skills and Expertise
GOVERNMENT AND GEOPOLITICAL
Obtained extensive senior leadership experience in U.S. and state executive functions. Gained important perspectives on environmental, public policy and government relations issues.
RISK MANAGEMENT/OVERSIGHT
Acquired extensive expertise in management and oversight of complex environmental and other risks and public policy matters through her career in government and private industry.
EXTENSIVE KNOWLEDGE OF COMPANY’S BUSINESS AND/OR INDUSTRY Gained understanding of, and insight into, UTC’s businesses through her role as Public Issues Review Committee Chair from 2008 to 2016.

10

Corporate Governance

Our Commitment to Sound Corporate Governance

UTC is committed to strong corporate governance practices that are designed to maintain high standards of oversight, integrity and ethics, while promoting long-term growth in shareowner value.

Our governance structure enables independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of the Company and our shareowners. UTC has long strived to maintain sound governance standards, which is reflected in our Code of Ethics and Governance Guidelines, our systematic approach to risk management, and our commitment to transparent financial reporting and strong internal controls.

We encourage you to visit the Corporate Governance section of our website (http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx) where you may access information about corporate governance at UTC, including:

•	Our Governance Guidelines

•	Charters for our Board Committees

•	Our Certificate of Incorporation and Bylaws

•	Our Code of Ethics

•	Information about our Ombudsman program, which allows UTC’s employees and third parties to raise questions confidentially and outside the usual management channels

•	Information on how shareowners and other interested persons may communicate concerns to the Board of Directors

Board Leadership Structure

In September 2016, the Board elected Gregory J. Hayes, our President and Chief Executive Officer, to serve as Chairman of the Board and designated Edward A. Kangas as the Board’s Lead Director.

POLICY ON CHAIRMAN AND CEO ROLES

The Committee on Governance and Public Policy periodically reviews our governance practices and board leadership structure. As provided in UTC’s Governance Guidelines, the Board has no fixed policy on whether or not the Company’s Chief Executive Officer is permitted to serve simultaneously as Chairman of the Board. Instead, the Board believes this determination should be based on the Company’s best interests in light of the circumstances, which may vary over time. The Board, therefore, will choose the structure that it believes will provide the most effective leadership and oversight for the Company, while also facilitating the effective functioning of the Board and management. In making this decision, the Board considers a range of factors, including: the Company’s operating and financial performance under the then-existing structure; any recent or anticipated changes in the CEO role; the effectiveness of the then-current processes and structures for Board interaction with and oversight of management; and the importance of maintaining a single voice in leadership communications and Board oversight, both internally and with investors.

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CORPORATE GOVERNANCE

POLICY ON NON-MANAGEMENT LEADERSHIP ROLE

UTC’s Governance Guidelines require the designation by the Board of a non-management director to serve as Lead Director whenever the role of Chairman is held by the CEO or another UTC executive. In September 2016, the Board amended the Governance Guidelines to expand the duties and responsibilities of the Lead Director to essentially mirror the duties and responsibilities of the non-executive Chairman.

The non-executive Chairman and Lead Director are charged with, among other duties, coordinating the activities of the independent directors, serving as a liaison between the Board and management, and participating in planning meeting agendas. The Board believes that the non-executive Chairman or Lead Director role enhances the effectiveness of the independent directors and provides a channel for non-management directors to candidly raise issues or concerns for Board consideration.

The Board believes that a non-executive Chairman or Lead Director with defined responsibilities also enhances oversight of risk management. Of course, the non-executive Chairman or Lead Director, and any of the other non-management directors, are free at any time to raise matters at Board and committee meetings.

UTC’s non-management directors meet in regularly scheduled executive sessions without management and in additional executive sessions, as requested by directors. In practice, these executive sessions occur before or after most Board meetings. These executive sessions promote open and candid discussion among the non-management directors.

SUCCESSION PLANNING

On an annual basis, the Chairman & CEO and the Executive Vice President & Chief Human Resources Officer present to the Board the Company’s succession plans for key senior leadership roles, including the role of CEO. Succession plans include a readiness assessment, biographical information and future career development plans. Feedback from the Board is incorporated into the plans and updated annually.

Director Independence

The Board has adopted independence standards for directors that satisfy the corporate governance requirements for companies listed on the NYSE. More details about these standards are in our Governance Guidelines.

The Board has determined that each of the nominees for election at the Annual Meeting, other than Mr. Hayes, qualifies as independent under the independence standards. Specifically, none of the nominees, other than Mr. Hayes, has a business, financial, family or other relationship with UTC that is considered to be material under UTC’s independence standards. In determining the independence of our directors, the Board considered the relevant facts and circumstances bearing on the independence of each of the nominees. This includes charitable contributions that UTC made to non-profit organizations with which some nominees are or have been associated. It also considered sales and purchases of products and services, in the ordinary course of business, between UTC (or its subsidiaries) and companies where some nominees are or have been employed as executive officers. In each of 2014, 2015 and 2016, the annual payments UTC made or received for products and services or UTC’s charitable contributions fell well below the thresholds in our independence standards (the greater of $1 million or 2% of the organization’s or other company’s total gross revenues). The table on the following page shows the 2016 relationships that were considered by the Board in determining the independence of nominees.

12

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE DETERMINATIONS: RELATIONSHIPS CONSIDERED

DIRECTOR	ORGANIZATION AND DIRECTOR’S RELATIONSHIP	TYPE OF TRANSACTION, RELATIONSHIP OR ARRANGEMENT OF ORGANIZATION WITH UTC	TOTAL 2016 PAYMENTS
BRIAN C. ROGERS	T. Rowe Price Group, Inc. (Investment management) Chairman and Chief Investment Officer	Purchases from UTC of elevator services and products; engagement of T. Rowe Price as a trustee, investment manager and for administrative and other services related to the Employee Savings Plan.	$197,062; $914,620
H. PATRICK SWYGERT	Howard University (Educational institution) Professor Emeritus, former President	Purchases from UTC of elevator maintenance and air conditioning services; charitable contributions received from UTC.	$949,730; $45,000
CHRISTINE T. WHITMAN	Eisenhower Fellowship Foundation (Non-profit providing fellowships to mid-career emerging leaders) Vice Chair of the Board of Trustees	Charitable contributions received from UTC.	$335,000

Majority Voting for Directors

Under UTC’s Bylaws, in order for a director to be elected at the Annual Meeting in an uncontested election, a majority of the votes cast with respect to the candidate must be voted “for” that individual. Abstentions and broker non-votes are not considered votes cast. In an uncontested election, any incumbent director who receives a greater number of votes “against” than votes “for” his or her election must, under UTC’s Governance Guidelines, promptly tender his or her resignation to the Committee on Governance and Public Policy. The Committee must then recommend to the Board, within 90 days after the election, whether to accept or reject the resignation. The director who tendered a resignation may not participate in this decision. Regardless of whether the Board accepts or rejects the resignation, the Company must promptly file a Report on Form 8-K with the Securities and Exchange Commission (“SEC”) in which it publicly discloses and explains the Board’s decision.

If a director’s resignation is accepted, the Committee also will recommend to the Board whether the vacancy should be filled or the size of the Board should be reduced. Under the Bylaws, a vacancy arising in these circumstances may be filled, at the discretion of the Board, by a majority vote of the directors, or at a special meeting of shareowners called by the Board.

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CORPORATE GOVERNANCE

Board Committees

The four standing committees of the Board are the Audit Committee, the Committee on Governance and Public Policy, the Committee on Compensation and Executive Development, and the Finance Committee. In April 2016, in an effort to promote efficiency and allow more time for full Board meetings and private sessions, the Board merged the Committee on Nominations and Governance with the Public Issues Review Committee to form the Committee on Governance and Public Policy.

Each committee, other than the Finance Committee, is composed exclusively of directors determined by the Board to be independent and satisfy the corporate governance requirements imposed by the NYSE. The chairperson of each committee reports to the Board on actions taken at each committee meeting.

Each committee has authority to retain independent advisers to assist in the fulfillment of its responsibilities, to approve the fees paid to those advisers and to terminate their engagements. All committee charters are available on UTC’s website at http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx.

AUDIT

The Audit Committee assists the Board in overseeing the integrity of UTC’s financial statements; the independence, qualifications and performance of the Independent Auditor; UTC’s compliance with its policies and procedures, internal controls, Code of Ethics and applicable laws and regulations; and UTC’s policies and practices to assess and manage exposure to risk. Each year the Committee nominates, for appointment by shareowners, an accounting firm to serve as Independent Auditor. The Committee is responsible for the compensation, retention and oversight of the Independent Auditor. The Board determined during 2016 that Messrs. Kangas, Reynolds and Villeneuve each are “audit committee financial experts,” as that term is defined in SEC rules.

Edward A. Kangas (Chair) Diane M. Bryant* Richard B. Myers Fredric G. Reynolds H. Patrick Swygert André Villeneuve

2016 Meetings: 7

GOVERNANCE AND PUBLIC POLICY

The Committee on Governance and Public Policy identifies and periodically reviews the qualifications that the Board uses to select director candidates. When there is a vacancy on the Board, the Committee identifies, evaluates and recommends candidates to be nominated by the Board for election by our shareowners (or to be elected by the Board, if it chooses to fill a vacancy arising between shareowner meetings). The Committee also reviews and assesses the effectiveness of UTC’s nomination policies on an annual basis, submits to the Board recommendations for committee assignments, and reviews and oversees UTC’s positions on significant public policy issues and corporate social responsibility. For more information about how the Committee identifies candidates, see “Board Membership Criteria” and “Nominating Process” sections on pages 1 and 2 of this Proxy Statement.

Ellen J. Kullman (Chair) Lloyd J. Austin III Jean-Pierre Garnier Marshall O. Larsen Richard B. Myers Fredric G. Reynolds Christine T. Whitman

2016 Meetings: 5

*Appointed a member of the Committee effective January 1, 2017.

14

CORPORATE GOVERNANCE

COMPENSATION AND EXECUTIVE DEVELOPMENT

The Committee on Compensation and Executive Development reviews and oversees executive compensation and development programs, determines what corporate goals and objectives are relevant to CEO compensation, and sets the CEO’s compensation based on an evaluation of performance in light of these goals and objectives. In addition, the Committee reviews and oversees the design of the annual and long-term incentive compensation, as well as compensation policies and practices and their associated risks.

The Committee makes compensation decisions for UTC’s Executive Leadership Group (“ELG”) members, which include each of the NEOs listed in this Proxy Statement.

While the CEO makes recommendations to the Committee on the type and amount of compensation for each ELG member, the Committee, subject to Board oversight, is the final decision maker regarding the compensation paid to those executives. However, the CEO is not at any time involved in the determination of his own compensation. The CEO and the Executive Vice President & Chief Human Resources Officer determine the compensation of executives other than ELG members and oversee compensation program administration.

While the CEO and the Executive Vice President & Chief Human Resources Officer attend Committee meetings regularly by invitation, the Committee considers certain matters in executive sessions. For additional information as to the functions and processes overseen by the Committee, see the Compensation Discussion and Analysis that begins on page 28 of this Proxy Statement.

Jean-Pierre Garnier (Chair) John V. Faraci Edward A. Kangas Ellen J. Kullman Harold McGraw III Brian C. Rogers H. Patrick Swygert

2016 Meetings: 5

FINANCE

The Finance Committee reviews and makes recommendations to the Board on the management of the Company’s financial resources and strategies. It considers plans for significant acquisitions and divestitures and their potential financial impact, and monitors progress on pending and completed transactions. The Committee also reviews significant financing programs in support of business objectives, policies on investments and uses of cash, significant capital appropriations, dividend policies and share repurchase programs. The Committee oversees risks and exposures related to capital structure, liquidity, financing, pension funding and investment performance, insurance programs, investment of pension assets and other significant transactions.

*Appointed a member of the Committee effective January 1, 2017.

John V. Faraci (Chair) Lloyd J. Austin III Diane M. Bryant* Gregory J. Hayes Marshall O. Larsen Harold McGraw III Brian C. Rogers André Villeneuve Christine T. Whitman

2016 Meetings: 4

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CORPORATE GOVERNANCE

Meeting Attendance

8 Board meetings in 2016	75% or more of Board and Committee meetings attended by each director in 2016	100% of directors who were Board members at the time attended UTC’s 2016 Annual Meeting*

*General Austin and Ms. Bryant joined UTC’s Board after the Annual Meeting.

The Board’s policy is that each director, if standing for re-election, should attend the Annual Meeting of Shareowners, unless there is an unavoidable scheduling conflict.

Director Stock Ownership Requirements

To strengthen alignment with the interests of shareowners, each non-management director is required to own shares of Common Stock, deferred stock units or other Common Stock equivalents having a value equal to at least five times the annual base cash retainer. In 2016, the base cash retainer was $112,000, thereby establishing an ownership requirement of at least $560,000. Non-management directors must achieve this ownership level within five years of becoming a member of the Board. Currently, each of the non-management directors is in compliance with this ownership requirement, or time remains available within the designated five-year period.

How We Manage Risk

OUR RISK MANAGEMENT FRAMEWORK

In 2014, UTC revised its Enterprise Risk Management (“ERM”) program and policies to conform to the criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 2013. Under our policies, the presidents of the major business units are responsible for identifying and reporting to the Chairman & CEO the risks that could affect the achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks and prioritizing these risks and the actions to be taken to address them.

BOARD RISK OVERSIGHT

The Chairman & CEO, Executive Vice President & Chief Financial Officer and Executive Vice President & General Counsel periodically report on UTC’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee annually reviews major financial risks, certain operational, compliance, reputational and strategic risks, as well as practices to monitor and manage those risks. The Audit Committee also reviews UTC’s overall policies and practices for enterprise risk management, including the delegation of oversight for particular areas of risk to the appropriate Board committees. As a whole, the Board reviews risk management practices and a number of significant risks in the course of its review of corporate strategy, business plans, reports of Board committee meetings and other presentations.

16

CORPORATE GOVERNANCE

Board and Committee Risk Oversight Responsibilities

Full Board

Risk management process and structure; strategic risks associated with UTC’s business plan; and other significant risks, including major litigation, business development risks and succession planning.

Audit Committee

Major financial risk exposures, including significant operational, compliance, reputational, strategic and cybersecurity risks; and UTC’s overall policies and practices for enterprise risk management.

Committee on Governance and Public Policy

Corporate governance, leadership structure, effectiveness of Board and committee oversight; director candidate review; conflicts of interest; director independence; environment; workplace safety; equal employment opportunity; important public policy issues; government relations and other matters involving reputational risks.

Committee on Compensation and Executive Development

Executive recruitment, assessment, development and retention; and risks associated with compensation and benefits policies and practices, including incentive compensation programs.

Finance Committee Capital structure, liquidity, financing, pension funding and investment performance; and significant capital transactions, including acquisitions and divestitures.

COMPENSATION AND RISK MITIGATION

UTC designs and administers its executive compensation programs to motivate executives in a manner that it believes appropriately balances financial opportunity and risk. The Committee on Compensation and Executive Development (the “Committee”) believes that executive compensation should be based on performance relative to pre-established targets, and that such performance targets and other pre-established objectives must be achieved consistent with UTC’s Code of Ethics. The Committee does not reward accomplishments that compromise UTC’s ethical standards or long-term shareowner value. Accordingly, the Company retains the right to recover compensation if any violations are discovered after compensation payouts have already occurred.

Enterprise Risk Management (“ERM”) Program. The Board of Directors annually reviews the program to identify, monitor and manage financial, ethical and reputational risk throughout the Company. The ERM program mitigates compensation-related risk in the following ways:

•	Emphasizing Long-Term Performance. Long-term incentives are the cornerstone of UTC’s executive compensation program. As shown in the chart on page 38, 66% of the value of Mr. Hayes’ 2016 compensation is derived from long-term incentives, compared to 23% attributable to his annual bonus. A significant stake in future performance and share value reduces the likelihood that our executives might pursue short-term opportunities that create excessive long-term risk.

•	Aligning Employee and Shareowner Interests. The Committee’s selection of performance metrics appropriately balances short- and long-term objectives. In 2016, SARs and PSUs made up the largest portion of compensation for our senior executives. SARs have a three-year vesting period and a ten-year term, with compensation delivered contingent on share price appreciation. The vesting of our 2016 PSUs will depend on achievement of three pre-established performance targets measured over a three-year period: EPS growth, relative TSR and ROIC. The Committee believes these metrics appropriately measure long-term financial performance and correlate with shareowner value and sustainable growth.

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CORPORATE GOVERNANCE

•	Maintaining Rigorous Executive Share Ownership Requirements. We require our senior executives to own a significant amount of UTC Common Stock or stock units. Our CEO, Mr. Hayes, has a share ownership requirement equal to six times his base salary. The value of share holdings of other ELG members must equal at least three times their base salary within five years of appointment to the ELG. Non-employee directors are also required to own shares or stock units equal in value to five times the cash portion of the annual base retainer. The Committee believes these ownership requirements align the interests of our executives, directors and shareowners by encouraging a long-term focus on sustainable performance and growth.

•	Prohibiting Hedging. To avoid undermining the goals of our share ownership policy, UTC prohibits directors and executive officers from entering into short sales of our securities, or similar transactions where potential gains are linked to a decline in the value of our Common Stock. Recipients of equity awards may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration.

•	Maintaining a Comprehensive Clawback Policy. UTC has a comprehensive policy on recoupment (“clawback”) of executive compensation. This policy applies to both our annual and long-term incentive compensation programs. In the event of a financial restatement or recalculation of a financial metric applicable to an award, the Company has the right to recover annual bonus payments and gains realized from vested long-term incentive awards from any executive (including NEOs) involved in activities that caused the restatement or recalculation. Clawbacks of bonuses, long-term incentive awards and compensation realized from prior awards may all be triggered by violations of our Code of Ethics, the failure to meet employee health and safety standards, or by exposing UTC to excessive risk, as determined under the ERM program. The Company also has the right to recover compensation when an executive’s negligence (including the negligent supervision of a subordinate) causes significant harm to UTC. In addition, the Company may also publicly disclose the circumstances surrounding the Committee’s decision to seek recoupment where appropriate.

•	Upholding Strict Post-Employment Covenants. ELG members may not engage in activities after termination or retirement that are detrimental to UTC, such as disclosing proprietary information, soliciting UTC employees, or engaging in competitive activities. Violations can result in a clawback of annual and long-term incentive awards.

18

Corporate Responsibility

Corporate Sustainability

In 1992, UTC began setting environmental, health and safety goals and incorporating sustainability practices into our operations in an effort to minimize the impact of our products and operations on the environment. Since that time, we have seen first-hand how these sustainable goals and practices provide value to our operations, employees, communities, customers and shareowners.

We believe that trends in urbanization and population growth will continue to increase demand for more sustainable products and behaviors. UTC’s major business lines - aerospace, commercial building systems, and food storage and transportation - are critical to modern life and the continuing development of prosperous economies around the world. As a recognized leader in these sectors, UTC is well-positioned to reduce the impact of urbanization and population growth on the environment. We continually work to reduce the environmental footprint of our manufacturing facilities, while offering our customers some of the most cutting-edge, sustainable technologies, including:

•	Pratt & Whitney’s GTF engine decreases fuel burn by 16%, regulated emissions by 50% and noise footprint by 75% compared to conventional engines.

•	Carrier Transicold & Refrigeration Systems’ cold-chain solutions preserve food from origin to point of sale, helping to reduce global food waste.

•	Carrier’s NaturaLINE unit uses a natural refrigerant combined with energy-efficient technology to reduce the carbon footprint of marine container refrigeration by 28% compared to conventional synthetic refrigerants.

•	Carrier’s CO2OLtec supermarket refrigeration technologies replace HFC refrigerants with naturally occurring CO2 to reduce the impact of global warming.

•	Carrier’s Infinity Control, combined with its energy-efficient geothermal solutions, reduces heating and cooling costs by up to 70% compared to ordinary heating systems.

•	Otis’ Gen2 with ReGen drive captures energy generated during an elevator’s ascent and descent and recycles it back into a building’s power grid, reducing energy consumption by as much as 75% compared to elevators with conventional drives.

•	Otis’ Gen2 Switch elevator is the first battery-powered Gen2 system, which allows the elevator to operate with less power than a typical microwave oven or hairdryer.

•	Otis’ new SkyMotion machines for Otis SkyRise elevators significantly reduce energy loss and save valuable high-rise building space by using permanent magnet gearless technology.

•	UTAS’ electric-driven generators and actuators, efficient climate control systems, LED cabin lights and carbon brakes make airplanes lighter and more fuel efficient.

•	UTAS’ Ecological Integrated Propulsion System bundles engine, nacelle and thrust reverser underwing technologies to improve fuel burn and reduce noise pollution.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	19

CORPORATE RESPONSIBILITY

PROGRESS TOWARD OUR 2020 ENVIRONMENTAL SUSTAINABILITY GOALS

In 2016, we announced new environmental sustainability goals for the 2016-2020 period, which are measured in absolute terms. We are committed to a targeted reduction in environmental impacts, regardless of business growth. We track our progress on an annual basis and in 2016 saw progress in most of our goals:

2016-2020 Goals(1)(2)

(1)	The 2020 goals and progress toward these goals are compared to the following 2015 baseline: total industrial process waste recycled (75%), water use (1.7 billion gallons), chlorinated and brominated solvent air chemical emissions (143,000 pounds), greenhouse gas emissions (2 million mtCO2e) and hazardous waste generation (59 million pounds).

(2)	Consistent with the Greenhouse Gas Protocol, UTC’s goals and targets are adjusted to reflect the impact of acquired companies at the time of acquisition and to remove divested companies from UTC’s measured performance. For example, goals and actual performance were recalibrated in 2013 to account for the Goodrich acquisition and in 2015 to reflect the sale of Sikorsky. UTC’s goals and targets are not adjusted for the opening of new facilities due to organic growth or for closures of facilities without a divestiture. Actual levels reflect data reported quarterly by UTC sites under common reporting and quality standards. Reported data are reviewed and consolidated by UTC Corporate staff. UTC annually submits site energy use and greenhouse gas emissions data to an independent review based on International Standards Organization 14064 Part 3 criteria for validation of greenhouse gas assertions.

20

CORPORATE RESPONSIBILITY

2016 RECOGNITION FOR WORLD CLASS SUSTAINABILITY PRACTICES

Carbon Disclosure Project The Carbon Disclosure Project rated UTC A- for our actions and performance to reduce greenhouse gas emissions and mitigate climate change.	U.S. Environmental Protection Agency Climate Leadership The U.S. EPA recognized UTC for Excellence in Greenhouse Gas Management — Goal Achievement.	U.S. Department of Energy Better Buildings Challenge UTC was recognized by the U.S. Department of Energy for the achievement of our 43% water savings goal between 2006 and 2015.

Corporate Citizenship

UTC takes great pride in building a diverse work environment, supporting lifelong employee learning, and contributing to charitable and community causes. In the same way that we set the highest standards for our business operations, we apply the highest corporate responsibility standards and rigorous performance measurements to these efforts.

DIVERSITY AND INCLUSION

We believe that building a diverse and inclusive, high-performing environment where our employees bring unique perspectives and experiences to work every day allows us to develop better and more innovative solutions for our customers.

  Among Best Places to Work for Latinas

In 2016, out of 800 companies, UTC was ranked as the 9th best place to work for Latinas by Latina Style Magazine, continuing our improvement from 10th in 2015 and 13th in 2014.

  Among Best Places to Work for LGBT Equality

UTC earned the top rating of 100% from the Human Rights Campaign Corporate Equality Index, along with the distinction of being one of the Best Places to Work for LGBT Equality.

  Among Best Places to Work for Employment Disability Inclusion

UTC was recognized by the Disability Equality Index (“DEI”), a joint initiative between the U.S. Business Leadership Network and the American Association of People with Disabilities, as a “2016 DEI Best Place to Work.”

Diversity in Our Suppliers In 2016, UTC spent over $3.7 billion with diverse, first tier suppliers, representing 24% of our U.S. spend.

Employee Inclusion and Engagement

Over 19,000 UTC employees belong to our 114* Employee Resource Groups, which provide employees at all levels with networking, development and leadership opportunities.

UTC and the Military

UTC proudly supports the men, women and families of the United States Armed Forces. With nearly 10,000 veterans in our ranks, UTC is committed to helping veterans find fulfilling employment opportunities following their return to the civilian workforce.

*	Employee Resource Groups include: African American, Asian American, Employment Disability, Hispanic, InterGenerational, LGBT, Military/Veterans, Women and Professionals.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	21

CORPORATE RESPONSIBILITY

COMMUNITY INVOLVEMENT

In communities where we operate, UTC focuses on sustainability and corporate responsibility initiatives organized into three pillars: environment, people and communities. This approach reflects our commitment to making the world a better place while building long-term, sustainable value for our shareowners.

UTC continues to support leading non-profit organizations worldwide through grant-making and employee volunteerism. The newest of these philanthropic collaborations is the Urban Expeditions initiative, a partnership between UTC and the National Geographic Society. Through cutting-edge research and reporting, this initiative will seek to learn more about today’s urbanization megatrend, while exploring innovations in green aviation, green buildings and food preservation, aimed at addressing the environmental impacts of rapid urban growth.

Through financial investments and employee volunteerism, UTC continues to support community organizations in the areas of STEM education and sustainable cities through our work with FIRST Robotics and the Center for Green Schools, among others. In the past year, we have also made major commitments of funds and employee talent to organizations such as Junior Achievement, SOS Children’s Villages and the veteran / military family-focused Tragedy Assistance Program for Survivors.

EMPLOYEE SCHOLAR PROGRAM

At UTC, we support a culture of lifelong learning where our employees are encouraged to expand their knowledge and capabilities to maintain competitive skills in an ever-changing world. We aspire to have the best-educated workforce on the planet, because we believe education fuels the innovation and success of our technology-driven company.

In 2016, we celebrated the 20th anniversary of our Employee Scholar Program, which has been recognized numerous times over the years as one of the world’s most comprehensive employee education programs.

22

Compensation of Directors

Directors’ Pay Structure

ANNUAL RETAINER

In 2016, UTC compensated non-employee directors in cash and deferred stock units (“DSUs”). Following termination of a non-employee director’s service on the Board, DSUs are converted into shares of Common Stock that can be distributed either in a lump-sum payment or in ten- or fifteen-year installments.

The following table shows the annual retainer amounts for non-employee directors for the April 2016 to April 2017 Board cycle. 40% of this retainer is allocated in cash, and the remaining 60% is delivered in DSUs. However, directors may elect to receive additional DSUs in lieu of the cash retainer.

ROLE	CASH ($)	DEFERRED STOCK UNITS ($)	TOTAL ($)
Non-Executive Chairman of the Board*	$ 192,000	$ 288,000	$ 480,000
Audit Committee Chair	$ 128,000	$ 192,000	$ 320,000
Audit Committee Member	$ 124,000	$ 186,000	$ 310,000
Committee on Compensation and Executive Development Chair	$ 122,000	$ 183,000	$ 305,000
Finance Committee Chair	$ 122,000	$ 183,000	$ 305,000
Committee on Governance and Public Policy Chair	$ 120,000	$ 180,000	$ 300,000
Non-Employee Director	$ 112,000	$ 168,000	$ 280,000

*	Mr. Kangas served as non-executive Chairman of the Board until September 14, 2016, at which time Mr. Hayes was elected Chairman and Mr. Kangas was designated Lead Director. No changes were made at that time to Mr. Kangas’ compensation for the 2016-2017 Board cycle. However, Mr. Kangas’ compensation will be adjusted for the 2017-2018 Board cycle to reflect his service as Lead Director and Audit Committee Chair.

Directors’ annual retainers are paid each year following UTC’s Annual Meeting of Shareowners in April. New non-employee directors joining the Board after the Annual Meeting, but before the end of September, receive 100% of the annual retainer, while those joining the Board between October and the following April receive 50% of the annual retainer.

Directors do not receive additional compensation for attending regularly scheduled Board and Committee meetings, but are paid an additional $5,000 for each special meeting attended in person. There were no special Board or Committee meetings attended by directors in person during 2016.

ONE-TIME RSU AWARDS FOR NEW DIRECTORS

Non-employee directors receive a one-time $100,000 restricted stock unit (“RSU”) award when first elected to the Board. This award vests in equal portions over five years and is distributed to the director in shares of UTC Common Stock upon retirement, termination or death. Messrs. Austin, Reynolds and Rogers each received this award in 2016.

TREATMENT OF DIVIDENDS

When UTC pays a dividend on Common Stock, each director is credited with additional DSUs and RSUs equal in value to the dividend paid on the corresponding number of shares of Common Stock.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	23

COMPENSATION OF DIRECTORS

2016 Director Compensation

NAME(1)	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Edward A. Kangas(3)	$192,000	$288,000	$947		$480,947
Lloyd J. Austin III(4)	$112,000	$268,000	$618		$380,618
John V. Faraci	$0	$305,000	$947		$305,947
Jean-Pierre Garnier	$0	$305,000	$947		$305,947
Ellen J. Kullman	$0	$300,000	$947		$300,947
Marshall O. Larsen	$112,000	$168,000	$1,022		$281,022
Harold McGraw III	$112,000	$168,000	$947		$280,947
Richard B. Myers	$124,000	$186,000	$947		$310,947
Fredric G. Reynolds(5)	$186,000	$379,000	$3,274		$568,274
Brian C. Rogers(5)	$0	$520,000	$3,274		$523,274
H. Patrick Swygert	$124,000	$186,000	$17,479	(6)	$327,479
André Villeneuve	$124,000	$186,000	$947		$310,947
Christine T. Whitman	$0	$280,000	$834		$280,834

(1)	Ms. Bryant was elected to the Board of Directors effective January 1, 2017 and received no compensation in 2016.

(2)	Stock Awards consist of the grant date fair value of DSU and RSU awards credited to the director’s account including, if applicable, the portion of the annual cash retainer that the director elected to receive as DSUs. DSUs and RSUs are calculated in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. The assumptions made in the valuation of these awards can be found in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2016 Annual Report on Form 10-K. The number of units credited to each director in 2016 was calculated by dividing the value of the award by $105.20, the NYSE closing price per share of UTC Common Stock on April 25, 2016, the date of the 2016 Annual Meeting. Directors who joined the Board following the Annual Meeting received the number of DSUs and RSUs based on the NYSE closing price of UTC Common Stock on the applicable appointment date. As of December 31, 2016, non-employee directors held the following:

Name	Unvested RSUs (#)	DSUs, Restricted Stock and Vested RSUs (#)
Edward A. Kangas	—	36,631
Lloyd J. Austin III	937	1,589
John V. Faraci	—	45,597
Jean-Pierre Garnier	—	83,693
Ellen J. Kullman	—	14,798
Marshall O. Larsen	254	14,117
Harold McGraw III	—	49,878
Richard B. Myers	—	28,744
Fredric G. Reynolds	837	3,046
Brian C. Rogers	837	4,451
H. Patrick Swygert	—	58,452
André Villeneuve	—	77,863
Christine T. Whitman	—	34,506

(3)	On September 14, 2016, the Board elected Mr. Hayes Chairman and designated Mr. Kangas as the Board’s Lead Director.

(4)	General Austin was elected to the Board effective September 1, 2016. In accordance with the UTC Board annual retainer policy, he received the full amount of the annual retainer for the April 2016 to April 2017 Board cycle in addition to the one-time $100,000 RSU award.

(5)	The amounts shown for Messrs. Reynolds and Rogers include 50% of the annual retainer for the April 2015 to April 2016 Board cycle and the one-time $100,000 RSU award, both granted upon their election to the Board effective January 1, 2016.

(6)	Consists of a premium payment on a life insurance policy used to fund Mr. Swygert’s participation in the Directors’ Charitable Gift Program. Mr. Swygert is the only non-employee director for whom UTC still pays a premium because this program was closed to directors elected after February 2003. Mr. Swygert derives no financial benefit from this program. All insurance proceeds are payable to up to four charitable organizations designated by him and tax deductions accrue solely to UTC.

24

Stock Ownership Information

Directors and Executive Officers

The following table shows the number of shares of Common Stock beneficially owned as of February 28, 2017 by: (a) our current directors; (b) the Named Executive Officers listed in the Summary Compensation Table on page 60 of this Proxy Statement; and (c) our directors and current executive officers as a group. None of the directors or the Named Executive Officers nor the Company’s directors and executive officers as a group beneficially owned more than 1% of the outstanding shares of Common Stock as of that date. Except as explained in the footnotes to the following table, each person listed, had sole voting and investment power with respect to the shares shown.

Name	Shares Beneficially Owned
E. Kangas	36,631
L. Austin III	1,589
D. Bryant	1,399
J. Faraci	45,597
J. Garnier	95,403
G. Hayes(1)	237,487
E. Kullman	14,798
M. Larsen(2)	19,549
H. McGraw III	53,483
R. Myers	28,744
F. Reynolds	16,271
B. Rogers	9,451
H. Swygert	58,452
A. Villeneuve	77,863
C. Whitman	41,356
P. Delpech	44,081
A. Johri	49,566
R. Leduc	75,551
R. McDonough	51,224
Directors & Executive Officers as a group (25 in total)(3)(4)(5)	1,259,217

(1)	Includes 2,129 shares of Common Stock for which Mr. Hayes’ spouse holds voting and investment power.

(2)	Includes 5,432 shares of Common Stock for which Mr. Larsen’s spouse shares voting and investment power.

(3)	Consists of holdings of those directors and executive officers who serve in such positions as of February 28, 2017. A complete list of UTC’s current executive officers is included in the Company’s Annual Report on Form 10-K for 2016.

(4)	Includes 6,586 shares of Common Stock for which the spouse of an executive officer who is not a Named Executive Officer shares voting and investment power.

(5)	Includes 1,546 shares of Common Stock for which the spouse of an executive officer who is not a Named Executive Officer holds voting and investment power.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	25

STOCK OWNERSHIP INFORMATION

The amounts in the preceding table include stock units credited to the account of the officer under the Savings Restoration Plan that are attributable to Company contributions to match 60% of the officer’s payroll contributions to his or her account under the Plan and which are settled in shares of Common Stock following the officer’s retirement or other termination of employment.(1)

The following table shows the shares (included within the amounts shown in the preceding chart) in which the listed person or the members of the group had the right to acquire beneficial ownership at any time within 60 days after February 28, 2017 by exercising SARs or stock options and, in the case of non-management directors, upon the settlement of RSUs or DSUs as a result of their resignation or retirement from the Board:

Name	Shares as to which listed person has right to acquire beneficial ownership within 60 days by exercise of stock options or SARs(2)	Shares as to which listed person has right to acquire ownership within 60 days upon conversion of RSUs	Shares as to which listed person has right to acquire ownership within 60 days upon conversion of DSUs
L. Austin III	–	6	1,583
D. Bryant	–	–	1,399
J. Faraci	–	2,247	43,350
J. Garnier	–	–	77,293
G. Hayes	122,500	–	–
E. Kangas	–	2,529	34,102
E. Kullman	–	1,459	13,339
M. Larsen	–	1,146	12,971
H. McGraw III	–	3,001	46,877
R. Myers	–	1,983	26,761
F. Reynolds	–	237	2,809
B. Rogers	–	237	4,214
H. Swygert	–	3,759	54,693
A. Villeneuve	–	–	73,063
C. Whitman	–	3,001	31,505
P. Delpech	5,960	–	–
A. Johri	31,961	–	–
R. Leduc	20,772	–	–
R. McDonough	40,175	–	–
Directors & Executive Officers as a group (25 in total)(3)	401,947	19,605	423,959

(1)	The following executive officers held as of February 28, 2017 the following amounts of stock units under the Savings Restoration Plan: G. Hayes, 5,995; A. Johri, 976; and R. Leduc, 939; and the current executive officers as a group held 22,418 units.

(2)	For the executive officers, includes the net number of shares of Common Stock issuable upon exercise of vested SARs. Following vesting, each SAR is exercisable for a number of shares of Common Stock having a value equal to the increase in value of a share of Common Stock from the date the SAR was granted through the date of exercise. For purposes of this table, the net number of shares of Common Stock issuable upon exercise has been calculated using the NYSE closing price on the last trading day of 2016 of $109.62 per share of Common Stock.

(3)	Consists of holdings of those directors and executive officers who serve in such positions as of February 28, 2017. A complete list of UTC’s executive officers is included in the Company’s Annual Report on Form 10-K for 2016.

26

STOCK OWNERSHIP INFORMATION

Beneficial Owners of More Than 5% of UTC Common Stock

The following table shows all holders known to UTC to be beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2016.

Name and Address	Shares	Percent of Class
State Street Corporation(1) State Street Financial Center One Lincoln Street Boston, MA 02111	95,415,778	11.8%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	52,271,957	6.5%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	43,445,686	5.4%

(1)	State Street Corporation, acting in various fiduciary capacities, reported in an SEC filing that as of December 31, 2016, it held sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 95,415,778 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 95,415,778 shares of Common Stock. State Street Corporation also reported that its wholly-owned subsidiary, State Street Bank & Trust Company, held 55,870,427 of these shares in its capacity as Trustee for UTC’s Employee Savings Plan Master Trust. State Street Corporation disclaims beneficial ownership of the reported shares, except in its fiduciary capacity.

(2)	The Vanguard Group, reporting on behalf of various subsidiaries, reported in an SEC filing that as of December 31, 2016, it held sole voting power with respect to 1,216,501 shares of Common Stock, shared voting power with respect to 146,445 shares of Common Stock, sole dispositive power with respect to 50,916,935 shares of Common Stock, and shared dispositive power with respect to 1,355,022 shares of Common Stock.

(3)	BlackRock, Inc., reporting on behalf of various subsidiaries, reported in an SEC filing that as of December 31, 2016, it held sole voting power with respect to 36,912,679 shares of Common Stock, shared voting power with respect to 777 shares of Common Stock, sole dispositive power with respect to 43,444,909 shares of Common Stock, and shared dispositive power with respect to 777 shares of Common Stock.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	27

Executive Compensation:

Compensation Discussion and Analysis

In this section, we discuss our compensation philosophy and describe the compensation program for our Chairman & Chief Executive Officer (“CEO”) and our Executive Leadership Group (“ELG”). We explain how our Board’s Committee on Compensation and Executive Development (the “Committee”) determines compensation for our senior executives and its rationale for specific 2016 pay decisions. We also discuss the evolution of our program and how it is structured to advance its fundamental objective: aligning our executives’ compensation with the long-term interests of UTC shareowners.

Executive Summary

We design our program to reward financial performance and effective strategic leadership, key elements in building sustainable shareowner value. The performance metrics used in our incentive plans align the interests of our senior executives with our shareowners by correlating the timing and amount of actual payouts to our short-, medium- and long-term performance. Our program requires ethical and responsible conduct in pursuit of these goals.

In addition, we carefully benchmark our executive compensation program against a relevant group of peer companies—all of which are potential competitors for the caliber of executive talent required to manage a complex, global, multi-industry company like UTC.

RESPONSE TO 2016 SAY-ON-PAY VOTE

Each year, we consider the voting results of our Say-on-Pay proposal from the preceding year. In 2016, 96% of the votes submitted (excluding abstentions and broker non-votes) supported the Committee’s 2015 executive compensation decisions, a result that slightly exceeded the 95% favorable vote we received in 2015. We interpreted this result, along with our positive four-year voting trend, as an endorsement of our compensation program’s design and direction.	96% support

OUR 2016 SHAREOWNER OUTREACH EFFORTS

We actively seek and highly value feedback from shareowners and their advisors concerning our compensation program. During the year, senior management communicated directly with institutional investors holding approximately 300 million shares of UTC Common Stock.

ANALYSIS OF SHAREOWNER FEEDBACK

As it does each year, the Committee considered shareowner feedback in its ongoing assessment of our compensation program. This feedback, along with factors such as external market data and staff compensation recommendations, helped the Committee in its review of our program.

28

EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

2016 PERFORMANCE OVERVIEW

Our senior leadership team continued its focus on innovation, execution, cost reduction and disciplined capital allocation. We believe these key priorities promote long-term, sustainable growth and contributed to the following 2016 financial, strategic and operational accomplishments:

 PRATT & WHITNEY

•   Awarded a $1.5 billion contract by the U.S. Department of Defense for the F135 propulsion systems that power all three variants of Lockheed Martin’s F-35 Lightning II aircraft.

•   The U.S. Air Force declared Initial Operational Capability for the F-35A Lightning II, powered by Pratt & Whitney’s F135 engine.

•   Announced as engine provider for the U.S. Air Force’s B-21 Raider.

•   Entries into service of the Airbus A320neo and Bombardier C Series aircraft and the first flight of the Embraer E-Jet E2, all of which are powered by Pratt & Whitney’s PurePower GTF engines.

•   Received Federal Aviation Administration and European Aviation Safety Agency certification of the Airbus A321neo, powered by Pratt & Whitney’s PurePower GTF engines.

•   Increased total firm and option orders of the GTF engine to more than 8,000.

 UTC CLIMATE, CONTROLS & SECURITY (“UTC CCS”)

•   Launched 132 new products during 2016, including the latest generation of AquaForce chillers and heat pumps, which use a low Global Warming Potential refrigerant that can deliver up to 5% better efficiency and reduce greenhouse gas emissions by up to 10% as compared to conventional chillers and heat pumps.

•   Acquired a controlling interest in Riello Group S.p.A., a leader in heating products and services with operations in over 60 countries.

•   Significant contract wins in 2016 included:

Design and installation of security and extra low voltage systems for the Lisboa Palace project, a resort in Macau, China.

Installation of security management, electronic access control, intrusion system and electric fence solutions to Powerlink Queensland, an Australian electricity infrastructure provider.

 OTIS

•   Launched a digital service strategy aimed at achieving a more efficient and responsive customer service model.

•   Increased engineering investment, enabling Otis to nearly double the number of products launched in 2016 compared to 2015.

•   Introduced the next generation of the Gen2 elevator, which increases space and energy efficiency and makes greater connectivity available through Otis service offerings.

•   Significant contract wins in 2016 included:

67 Otis elevators and escalators to be installed in the Qian Hai International Financial Centre in Shenzhen, China, including 40 SkyRise and 11 Gen2 elevators.

67 Otis elevators and escalators, including the fastest SkyRise double-deck elevators in Europe, to be supplied to the Twentytwo Bishopsgate development in London, England.

 UTC AEROSPACE SYSTEMS (“UTAS”)

•   Commenced development and production work for Hawaiian Airlines’ Airbus A330 and Boeing 717 and 767 fleets, which will employ UTAS’ Electronic Flight Bag systems that enhance functionality, safety and cybersecurity.

•   Began delivering new wheels and brakes for 475 U.S. Air Force F-15 aircraft. Through the use of UTAS’ proprietary DURACARB carbon heat sink material, these new brakes are expected to provide four times longer life than conventional carbon brakes.

•   Entered into an agreement with Emirates Airlines to provide inventory support, maintenance, repair and overhaul of components and systems for its Airbus A380 fleet.

•   Demonstrated mission readiness of the MS-177 long-range imaging sensor systems by completing a series of high-altitude flight demonstrations – performing successfully in both land and maritime environments.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	29

EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

2016 FINANCIAL RESULTS*

UTC delivered solid financial performance in 2016, as evidenced by the 35% increase in diluted earnings per share (“EPS”) and the 5% increase in adjusted EPS, as well as the 2% growth in net sales from continuing operations, adjusted net sales and organic sales.

Additionally, we increased dividends paid per share to shareowners during the year by 2.3%, and returned $4.3 billion to shareowners through a combination of dividends and share repurchases.

2016 was the 80th consecutive year we paid dividends to shareowners

GAAP Financial Measures	Non-GAAP Financial Measures*
Net Sales by Business Unit	Adjusted Net Sales by Business Unit

* See Appendix A on pages 87-88 for additional information regarding these non-GAAP financial measures.

30

EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

SHAREOWNER VALUE CREATION

The Committee believes that long-term incentives should correlate directly with the creation of long-term shareowner value. This correlation is a fundamental component of our Guiding Principles (as discussed on page 34). We believe our ability to generate strong TSR over long-term periods has been, in part, driven by the design of our executive compensation program. This can be seen in UTC’s 8.3% annualized TSR over the ten-year period ending on December 31, 2016, which exceeded the returns of the Dow Jones Industrial Average (7.5%), the S&P 500 Index (6.9%) and the companies within our Compensation Peer Group (“CPG”) (6.8%). The following chart illustrates UTC’s performance compared to the CPG and these major market indices over varying time periods.

TOTAL SHAREOWNER RETURN: UTC COMPARISONS*

*	TSR values are provided by S&P Capital IQ, and are calculated on an annualized basis as of December 31, 2016. The CPG composite returns are calculated for each peer company, and then a weighted average is applied based on each company’s market capitalization at the beginning of the measurement period.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	31

EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

CEO PAY OVERVIEW

Mr. Hayes’ 2016 total direct compensation increased from $10.82 million in 2015 to $14.97 million in 2016. This increase was partially driven by the increase in the Company’s annual bonus financial performance factor from 39% of target in 2015 to 120% in 2016. This performance resulted in the Committee approving a $3 million annual bonus for Mr. Hayes, an amount which closely aligned with this financial performance factor.

The Committee also increased Mr. Hayes’ base salary during the year from $1.3 to $1.5 million to better align his base salary with the CPG median.

The Committee favorably assessed Mr. Hayes’ 2016 performance (discussed in detail on page 54). Based on this assessment, the Committee increased Mr. Hayes’ 2017 long-term incentive award to $10.47 million. While this amount was greater than the $8.67 million award granted to Mr. Hayes in 2016, his 2017 grant value remains below the CPG median, reflecting his short tenure as CEO.

CEO TOTAL DIRECT COMPENSATION(1)

(1)	The elements of total direct compensation are described in detail on page 50 of this Proxy Statement.

(2)	The grant date fair value of Mr. Hayes’ January 3, 2017 LTI award, calculated in accordance with the Compensation—Stock Compensation Topic of the FASB ASC, but excluding the effects of estimated forfeitures. This grant consists of 151,000 SARs, 50,500 PSUs and 20,500 RSUs, and is based on the $110.83 NYSE closing price of UTC Common Stock on the date of grant.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Our Core Executive Compensation Practices

The Committee continually monitors the evolution of best compensation practices and has made a number of program changes over the years, when necessary, to ensure sound corporate governance. Some of our most important practices and policies include:

What We Do	What We Don’t Do

  Align Pay and Performance. The Committee continually reviews the relationship between CEO compensation and Company performance, as detailed on pages 49 to 53.

  Median Compensation Targets. Each of the principal elements of compensation (discussed on page 37) is targeted at the median of market.

  Rigorous and Diversified Performance Metrics. The Committee annually reviews performance goals for our annual and long-term incentive programs to ensure that we use diversified metrics with rigorous but attainable targets. Beginning with the 2016 LTI grant, the addition of ROIC to our PSUs further diversifies the performance metrics we use.

  Clawback of Compensation. We monitor our clawback policy on an ongoing basis and make enhancements as appropriate. We have made revisions twice since 2011 to further strengthen this policy.

  Annual Review of Compensation Consultant Independence. The Committee annually reviews the independence of its compensation consultant, consistent with SEC and NYSE rules.

  Restrictive Covenants. Our ELG members are subject to multiple restrictive covenants upon separation, including non-compete, non-solicitation and non-disclosure obligations.

   Hedging. UTC does not allow directors or executive officers to enter into short sales of UTC Common Stock or similar transactions where potential gains are linked to a decline in the price of our shares.

   Repricing. Stock option and SAR exercise prices are set at the grant date market price and may not be reduced or replaced with stock options or SARs with a lower exercise price without shareowner approval (except to adjust for stock splits or similar transactions).

   Pledging of Shares. Our directors and executive officers are not permitted to pledge UTC shares as collateral for loans or for any other purpose.

   Cash Buyouts of Underwater Stock Options or SARs. UTC does not allow buyouts of underwater stock options or SARs under any circumstance. Executives may not sell, assign or transfer their interest in any long-term incentive award (including underwater stock options or SARs) to a third party in exchange for cash or other consideration.

   Employment Contracts. The Committee does not believe fixed-term executive employment contracts that guarantee minimum levels of compensation over multiple years enhance shareowner value. Accordingly, our U.S. executives do not have employment contracts. Non-U.S. executives may have contracts consistent with local regulations or practices.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

What We Do

   Use of Double Triggers. We have a double trigger for the accelerated vesting provisions under the UTC Long-Term Incentive Plan and the legacy Senior Executive Severance Plan, for which Mr. Hayes is the only NEO eligible. This means that a change-in-control will not automatically entitle an executive to severance benefits or equity acceleration; instead, the executive must also lose his or her job, or suffer a significant adverse change to employment terms and conditions.

   Limitations on Personal Use of Aircraft. We limit the CEO’s personal use of the Corporate aircraft to 50 hours annually. No other employees may use the Corporate aircraft for personal reasons.

   Review of Compensation Peer Group. The Committee frequently reviews the composition of our peer group and makes adjustments, when necessary, to maintain a relevant group of peers to benchmark our executive compensation program.

   Review of Committee Charter. The Committee reviews its charter annually to maintain effective oversight and governance practices.

How We Make Compensation Decisions

OUR EXECUTIVE COMPENSATION PHILOSOPHY

The Committee believes that executive compensation opportunities must align with and enhance long-term shareowner value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles. We believe the application of these principles enables us to create a meaningful link between the compensation paid to our executives and long-term, sustainable growth for our shareowners.

GUIDING PRINCIPLES

RESPONSIBILITY	COMPETITIVENESS
Compensation should take into account each executive’s responsibility to act in accordance with our ethical, environmental, health and safety objectives at all times. Financial, strategic and operational performance must not compromise these values. A complete commitment to ethical and corporate responsibility is a fundamental principle incorporated into all aspects of our compensation program.	Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers.

PAY-FOR-PERFORMANCE	BALANCE
A substantial portion of compensation should be variable, contingent on and directly linked to individual, Company and business unit performance.	The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive opportunities should reward the appropriate balance of short- and long-term financial, strategic and operational business results.

LONG-TERM FOCUS	SHAREOWNER ALIGNMENT
For our most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable, long-term performance.	The financial interests of executives should be aligned with the long-term interests of our shareowners through stock-based compensation and performance metrics that correlate with long-term shareowner value.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

ROLE OF THE COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

The Committee, which currently consists of seven independent directors, is responsible for overseeing the development and administration of our executive compensation program.

Responsibilities. The Committee makes all compensation decisions concerning our CEO and other ELG members, subject to the review of the other independent directors. The ELG is made up of approximately 30 of our most senior executives, including the NEOs listed in the Summary Compensation Table on page 60 of this Proxy Statement.

The Committee’s other responsibilities include:

•	Reviewing executive compensation plans and programs;

•	Considering input from UTC’s shareowners regarding executive compensation decisions and policies;

•	Reviewing and approving incentive plan targets and objectives;

•	Assessing the Company and each ELG member’s performance relative to targets and objectives;

•	Evaluating the competitiveness of each ELG member’s total compensation package; and

•	Approving compensation changes for ELG members, including base salary, annual bonus and long-term incentive awards.

The Executive Vice President & Chief Human Resources Officer, along with UTC’s Human Resources staff and an independent compensation consultant, assist the Committee with these tasks.

The Committee’s charter, which sets out the Committee’s full responsibilities, can be found on our website at http://www.utc.com/Who-we-Are/Corporate-Governance/Pages/default.aspx.

Performance Evaluation Process. The Committee has established a process for evaluating the performance of the Company, the CEO and the other members of the ELG. At its first meeting each year, the Committee reviews and approves financial, strategic and operational objectives for the upcoming year. Following the end of the year, the Committee uses a combination of qualitative and quantitative factors to conduct a broad and balanced assessment of performance relative to these objectives, which it then uses as the basis for compensation decisions.

ROLE OF THE CEO

For ELG members, including the NEOs, the CEO presents the Committee with recommendations for each principal element of compensation. These recommendations are based upon his assessment of each executive’s performance, the performance of their applicable business unit and/or function, benchmark information and retention risk. The Committee reviews the CEO’s recommendations and makes adjustments as it deems appropriate. Its decisions are subject to the review of the other independent directors. The CEO does not have any role in the Committee’s determination of his own compensation.

ROLE OF THE COMPENSATION CONSULTANT

The Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to serve as its executive compensation consultant for 2016. Pearl Meyer may make recommendations on the form and amount of compensation, but the Committee makes all decisions regarding the compensation of our NEOs and other ELG members.

During 2016, Pearl Meyer advised the Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, benchmarking data and related matters. Pearl Meyer reports directly to the Committee, participates in meetings as requested and communicates with the Committee Chair between meetings as necessary. A Pearl Meyer representative attended four meetings in person in 2016.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Prior to engaging Pearl Meyer, the Committee reviewed the firm’s qualifications, independence and any potential conflicts of interest. Pearl Meyer does not perform other services for or receive other fees from UTC (other than an incidental amount of $10,100 in 2016 related to participation in certain business-related surveys). The Committee therefore determined that Pearl Meyer qualified as an independent consultant in 2016. The Committee has the sole authority to modify or approve Pearl Meyer’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement, and hire a replacement or additional consultant at any time.

The Committee also utilizes market data from other compensation consulting firms, such as Willis Towers Watson and Aon Hewitt, for benchmarking and other purposes. However, this benchmark data is generally available to other Willis Towers Watson and Aon Hewitt clients. Neither firm made recommendations to the Committee or management on peer group composition or on the form, amount or design of executive compensation in 2016.

OUR COMPENSATION PEER GROUP

We compare our executive compensation program to those at the 24 companies that make up our Compensation Peer Group (“CPG”). The CPG’s composition reflects a mix of both industry and non-industry peers that the Committee views as competitors for senior executive talent. Like UTC, 12 of these 24 companies are Dow Jones Industrial Average components. In determining the most appropriate peer group composition, the Committee takes into account factors such as revenue, market capitalization, global scope of operations, manufacturing footprint, research & development activities and diversified product portfolios. In its 2016 review, the Committee removed four companies (Danaher, FedEx, Hewlett-Packard and Siemens) and added Cisco Systems and General Motors Corporation to the peer group. The Committee believes these changes provide a more relevant comparison based on the similarity of these companies to UTC in size and operational complexity. The CPG is constructed to serve the specific purpose of benchmarking executive compensation. We do not use the relative financial performance of the CPG as a performance metric for our incentive compensation awards.

OUR COMPENSATION PEER GROUP INCLUDES THE FOLLOWING COMPANIES:
Aerospace &				Consumer
Defense		Chemicals		Packaged Goods

Boeing General Dynamics Lockheed Martin	Northrop Grumman Raytheon	DuPont Dow Chemical		Johnson & Johnson Procter & Gamble

Diversified		Equipment &
Industrials		Machinery		Automotive

General Electric	Honeywell	3M Caterpillar Deere Eaton	Emerson Electric Johnson Controls	General Motors

Oil & Gas		Pharmaceuticals		Technology/ Communications

Chevron		Pfizer		AT&T Cisco	IBM Verizon

PEER GROUP DATA*

	Net Sales (in millions)	Market Capitalization (in millions)	Employees
25th Percentile	$29,243	$49,539	68,675
50th Percentile	$47,703	$80,373	97,900
75th Percentile	$83,582	$202,228	145,625
UTC	$57,244	$90,262	202,000
UTC Rank	62%	53%	87%

*	Peer company data is provided by S&P Capital IQ. Net sales and employee data reflect the most recent publicly available information (as of February 17, 2017). Net sales are based on continuing operations, as reported, in accordance with U.S. GAAP financial reporting standards. Market capitalization for peer companies is calculated based on publicly available shares outstanding as of December 31, 2016.

Companies in Blue are Dow Jones Industrial Average components.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

HOW WE BENCHMARK OUR COMPENSATION

To maintain a sufficiently competitive executive compensation program, the Committee believes the target value of each principal element of compensation (defined below) should approximate the market median. The Committee annually evaluates each compensation element relative to the market data for each ELG member’s role and makes adjustments as necessary. However, individual compensation may vary from market median benchmarks based on the Committee’s assessment of Company, business unit/function and individual performance, job scope, retention risk, tenure and other factors that it determines to be relevant to its evaluation.

Target compensation approximates the market median

The Committee also uses the CPG to benchmark the overall design and structure of our program. Data from a broader range of companies, including the Fortune 100, are utilized for insight into general compensation trends and to supplement CPG data when necessary and appropriate.

Our Principal Elements of Compensation

The following table summarizes the principal elements of our executive compensation program for 2016. The Committee structures these elements to promote and reward superior financial performance through a variety of performance metrics and time horizons.

Elements(1)	Time Horizon (in years)	Performance Metrics	Purpose
Base Salary	■	None	Attract and retain
Annual Bonus	■	Earnings(2)
		Free cash flow to net income ratio(2)	Drive near-term performance goals
Individual achievement
Performance Share Units	■■■	Adjusted earnings per share(2)
		Return on invested capital(2)	Drive medium-term performance goals
Total shareowner return vs. S&P 500
Stock Appreciation Rights	■■■■■■■■■■	Share price appreciation	Drive long-term performance goals

(1)	Beginning in 2017, RSUs comprise 20% of ELG members’ total annual LTI awards, as discussed in more detail on page 42.

(2)	Refer to Appendix B on page 89 for more details on how these metrics are calculated.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

EMPHASIS ON “AT RISK” COMPENSATION

The vast majority of compensation for our CEO and other NEOs is “at risk” compensation, meaning it is contingent on performance. At risk compensation consists of annual bonus and long-term incentive awards that are subject to the achievement of pre-established performance goals or stock performance. Although base salary and other fixed elements of compensation are essential to any executive compensation program and necessary for the recruitment and retention of top talent, the Committee believes at risk compensation for our most senior executives should significantly outweigh base salaries. The basic pay mix for our CEO and the other NEOs is shown in the charts below, reflecting the amounts reported in the Summary Compensation Table on page 60.

CEO*	Other NEOs*

*	Charts reflect the value of base salaries, annual bonus and long-term incentive awards, as shown in the Summary Compensation Table on page 60. The Other NEOs chart excludes the CEO.

BASE SALARY

To attract and retain talented and qualified executives, we provide competitive base salaries, which we target at the market median. Base salary constitutes a significant portion of our NEOs’ fixed compensation (which also includes retirement and other benefits). Each year, the Committee reviews the CEO’s recommendations for base salary adjustments for ELG members relative to market data of peers in similar roles at other companies. The Committee has complete discretion to modify or approve the CEO’s recommendations. The CEO has no input into, and does not participate in, the Committee’s determination of his own base salary. Actual salaries will vary from market median based on factors such as job scope and responsibilities, experience, tenure, individual performance, retention risk and internal pay equity.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

ANNUAL BONUS

Our Objectives

The Committee believes its methodology for determining annual bonus awards accomplishes the following objectives:

•	Sets financial performance goals that are consistent with the Committee’s assessment of the opportunities and risks for the upcoming year, as communicated to our investors;

•	Establishes challenging but achievable performance goals for our executives;

•	Provides incentive opportunities that are market competitive; and

•	Allows the Committee to make discretionary adjustments if it determines that actual performance does not fully align with measured performance.

Our Process

Our NEOs’ 2016 annual bonus awards were determined through the following process:

Based on market benchmarks and expressed as a % of base salary: CEO 165% EVP & CFO 100% Business Unit Presidents 100%	UTC and Business Unit Financial Performance Factors: • Earnings* vs. pre-established targets; plus • Free cash flow as a % of net income*; and • Discretionary adjustments by the Committee.	Individual Performance Factor: Discretionary adjustments based on individual performance relative to financial, strategic and operational goals.

Award Approval and Delivery:

Following the end of the performance period, awards are approved by the Committee at its first meeting of the year and subsequently delivered to executives during the first quarter.

*	Under the UTC Annual Executive Incentive Compensation Plan, earnings and the ratio of free cash flow to net income used to calculate the financial performance factors are determined separately for UTC and each business unit, and are defined in Appendix B on page 89.

How We Set Annual Bonus Target Levels

The Committee approves annual bonus target levels for ELG members based on market data relevant to each individual’s role. Target levels are expressed as a percentage of base salary and generally approximate the market median. Actual awards are based on the achievement of financial and individual performance goals, as assessed by the Committee.

2016 Changes. During its annual review, the Committee increased the target annual bonus percentage from 95% to 100% of base salary for the business unit presidents to better align their bonus opportunities with the market.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Financial Performance Metrics

The Committee establishes annual performance goals for two financial metrics: earnings and the ratio of free cash flow to net income (“FCF / NI”). Threshold, target and maximum goal levels are set for each metric. Performance relative to these pre-established goals determines the financial performance factors for UTC and each business unit. The Committee reviews these financial performance factors and may, if appropriate, make adjustments to the calculated results (see “Committee’s Use of Discretion in Annual Bonus Awards” on page 42).

Metric Weighting. The weightings used to calculate the UTC and business unit financial performance factors are shown in the charts below. The UTC financial performance factor determines the annual bonus pool for Corporate Office executives, while a blend of the UTC and business unit financial performance factors are used for business unit executives.

UTC*	Business Units*

*	Refer to Appendix B on page 89 for a definition on how we calculate earnings and FCF / NI for the purposes of determining the UTC and business units’ financial performance factors.

Payout Ranges. There are no payouts for below threshold-level performance. Payouts begin at 50% of target for threshold-level performance and are capped at 200% for maximum-level performance. In 2016, however, the Committee set the maximum payout level for the UTC FCF / NI metric at 150% of target.

Earnings Goals for 2016

UTC Earnings. The UTC earnings metric is an adjusted net income goal set by the Committee to align with the performance expectations communicated to investors for the year. Net income includes the impact of items such as tax, interest and foreign exchange fluctuations, which are managed at the Corporate level and relevant to the assessment of UTC performance. The Committee therefore believes that adjusted net income is an appropriate metric for determining the UTC financial performance factor. For 2016, the Committee set a $5.35 billion adjusted net income goal for the Corporation, an amount which corresponds to adjusted EPS of $6.48 and within the range communicated to investors in December 2015.

Business Unit Earnings. The Committee believes operating earnings growth, exclusive of tax, interest and foreign exchange exposure, should be the focus of business unit performance. For this reason, the Committee uses growth in adjusted earnings before interest and taxes (“EBIT”) at constant currency for the business units. For 2016, the Committee approved individual EBIT goals for each business unit ranging from -3% to 6%, with each goal reflecting the anticipated opportunities and challenges for the upcoming year.

2016 Earnings Results and Factors. The Company reported 2016 net income from continuing operations attributable to common shareowners of $5.07 billion. Net income was then adjusted for restructuring, non-recurring and other significant non-operational items. The Committee made these adjustments to maintain the validity of the goal as originally formulated. Following these adjustments, net income of $5.46 billion was used to determine the UTC financial

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

performance factor, resulting in a 127% payout factor for the earnings portion of the award. Business unit earnings resulted in payout factors ranging from 50% to 98% of target. In 2016, the net tax, interest and foreign exchange impacts were more favorable than the plan used to set the UTC earnings goal, resulting in a positive impact on the UTC financial performance factor.

UTC Earnings Goal* (adjusted net income)	Threshold	Target	Maximum	Actual
Performance level	$4.82 billion	$5.35 billion	$5.75 billion	$5.46 billion
Payout factor (as a % of target)	50%	100%	200%	127%

FCF / NI Goals for 2016

UTC FCF / NI. The UTC FCF / NI goal is also set to generally align with the performance expectations communicated to investors for the year. The Committee uses this metric because it believes that cash flow performance is a relevant measure of the overall quality and sustainability of earnings. For 2016, the Committee approved a UTC FCF / NI goal of 90%.

Business Unit FCF / NI. FCF / NI goals are also established for each business unit based on its strategic business plan for the year. The overall goal set for UTC incorporates the goals for each of the business units. For 2016, business unit FCF / NI goals ranged from 90% to 105%.

2016 FCF / NI Results and Factors. UTC’s 2016 free cash flow from continuing operations was 93% of net income. For purposes of determining financial performance factors for the Company and each of the business units, the calculated results were adjusted for the impact of certain restructuring, non-operational gains and charges, and other significant items unrelated to operational performance. Following these adjustments, 99% was used to calculate the UTC financial performance factor, resulting in a 108% payout factor for the FCF / NI portion of the award. Calculated business unit payout factors related to FCF / NI ranged from 42% to 129% for the year.

UTC FCF / NI Goal*	Threshold	Target	Maximum	Actual
Performance level	50%	90%	150%	99%
Payout factor (as a % of target)	50%	100%	150%	108%

Overall Financial Performance Factors for 2016. The weighted earnings and FCF / NI payout factors resulted in a blended UTC financial performance factor of 120% of target. After incorporating the UTC factor, the combined financial performance factors for our business units ranged from 76% to 110% of target.

Pool Determination. Pools are calculated by multiplying each executive’s annual bonus target value (base salary x target bonus percentage) by the applicable financial performance factor. These amounts are aggregated to determine award pools for the Corporate Office and each business unit and are subsequently allocated among eligible executives based on individual performance.

Individual Performance Factors

Our NEOs begin the year with individual financial, strategic and operational objectives. Based on the CEO’s assessment of each NEO’s performance, he may recommend that the Committee make a discretionary adjustment to increase or decrease the annual bonus calculated using the NEO’s relevant financial performance factor. The Committee considers these recommendations and makes adjustments as it deems appropriate. Mr. Hayes has no role in the Committee’s determination of his own annual bonus.

*	Refer to Appendix B on page 89 for a definition on how we calculate earnings and FCF / NI for the purposes of determining the UTC and business units’ financial performance factors.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Committee’s Use of Discretion in Annual Bonus Awards

The annual bonus program is designed to closely align individual payouts with actual performance. However, the Committee retains the authority to make upward or downward adjustments if it determines that Company, business unit, and/or individual performance results do not accurately reflect the overall quality of performance for the year. While the achievement of financial performance goals remain the primary basis for determining actual annual bonus amounts, the Committee has made positive and negative discretionary adjustments in the past to both financial and individual performance factors. Examples of situations that could result in discretionary adjustment include:

•	Material, unforeseen circumstances beyond management’s control that affected financial performance results relative to the established goals, including certain non-recurring charges or credits unrelated to operating performance;

•	Tax or accounting rule adjustments that positively or negatively impact performance;

•	Changes to the Company’s capital structure;

•	An executive’s performance relative to specific individual annual objectives; or

•	An executive’s failure to adhere to UTC’s Code of Ethics, Enterprise Risk Management program or other Company policies.

LONG-TERM INCENTIVE AWARDS

Types of Incentives Used

In 2016, our NEOs were granted two types of long-term incentive (“LTI”) vehicles under our annual program: Performance Share Units (“PSUs”) and Stock Appreciation Rights (“SARs”). PSUs comprised approximately 50% of ELG members’ 2016 LTI awards, with the remaining portion granted in the form of SARs. The number of PSUs and SARs awarded to each NEO is based on a total award value approved by the Committee. These awards are subject to a three-year vesting period and other terms and conditions set forth in the award statements and the UTC Long-Term Incentive Plan.

The Committee may also, from time to time, approve special equity grants for purposes such as recruitment, retention, recognition or to drive the achievement of specific strategic performance goals. These special grants may be in the form of SARs, PSUs, RSUs, restricted stock or performance-based SARs. In 2016, upon his appointment to the ELG, Mr. Leduc was granted an ELG RSU retention award. Under the ELG severance program (see page 47 for details), this award replaces a prior cash severance arrangement.

Changes for 2017. On an annual basis, the Committee reviews the design of our long-term incentive awards to ensure it meets our program’s fundamental objectives of aligning the interests of executives and shareowners, while attracting and retaining talented senior leadership. As discussed on page v, the Committee determined that adding time-based RSUs that vest after three years to our LTI program would result in a more balanced and market-competitive approach to LTI design. Beginning in 2017, our NEOs received 20% of their total annual LTI grant value in the form of RSUs, 30% in the form of SARs and the remaining 50% in PSUs.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Performance Share Units

PSUs vest at the end of a three-year performance measurement period if, and to the extent, the Company achieves performance goals established by the Committee. Each vested PSU converts into one share of Common Stock. Unvested PSUs do not earn dividend equivalents. PSUs are designed to deliver market median compensation at target levels of performance. As a result, below-target performance levels will generate below-market median payouts and above-target performance levels will generate above-market median payouts.

2016 Performance Metrics and Targets. PSUs granted in 2016 include three performance metrics: earnings per share (“EPS”) growth; total shareowner return (“TSR”) relative to the S&P 500; and return on invested capital (“ROIC”). The EPS growth and ROIC metrics are each weighted at 35% and relative TSR is weighted at 30% of the total award. Vesting is calculated separately for each metric. The Committee approved the following goals for the 2016 PSU awards:

•	EPS Growth: The Committee approved a three-year EPS compound annual growth rate target of 4.5%. This goal aligns with our mid-range strategic business plan and reflects what the Committee believes is a challenging yet attainable target.

•	Relative Total Shareowner Return: Consistent with past practice, the Committee set a cumulative three-year TSR target at the 50th percentile relative to the S&P 500. Vesting does not occur if UTC’s performance ranks below the 25th percentile. Vesting is capped at 200% of target if performance reaches the 75th percentile. In the event the Company’s TSR over the three-year performance period is negative, the payout for the TSR portion of the award will be capped at 100% of target, regardless of UTC’s performance relative to the S&P 500. The Committee believes this cap reinforces the alignment of executive and shareowner interests.

Comparing UTC’s TSR to the companies within the S&P 500 provides an appropriate benchmark for measuring our share price performance as a large capitalization company. The Committee does not set TSR goals relative to the performance of our CPG, as it is composed for the specific purpose of measuring the competitiveness of our executive compensation program. The Committee believes the S&P 500 provides a more comprehensive and relevant comparison for our share price performance and, unlike the CPG, is not a self-selected, customized benchmark.

•	Return on Invested Capital: The Committee approved a three-year ROIC target of 10.5%, an amount that exceeds our weighted average cost of capital, and incentivizes our executives to make disciplined capital allocation decisions. ROIC is calculated based on quarterly averages over the three-year performance period.

The following charts show the percentage of the 2016 PSUs that will vest based on the levels of performance achieved for each metric:

EPS Growth (weighted 35%)	TSR vs. S&P 500 (weighted 30%)	ROIC (weighted 35%)

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

The Committee measures performance based on continuing operations. When setting targets for our PSU awards, the Committee accounts for various long-term business factors, including planned share buybacks, macroeconomic market trends, pension headwinds/tailwinds and cost reduction plans. Certain items such as unplanned share buybacks, restructuring charges, and other non-recurring and non-operational items may be excluded from performance results, as necessary, to maintain the validity of the targets as originally formulated. See Appendix B on page 89 for a definition of how we calculate these metrics.

PSU Vesting (2014–2016 Performance Period). PSU awards granted on January 2, 2014 were subject to vesting based on UTC’s performance relative to goals set for the EPS growth and TSR metrics. 2016 GAAP EPS of $6.13 was adjusted to $6.61 for PSU vesting purposes to account for the impact of restructuring, non-recurring, and other significant items unrelated to operational performance (see Appendix A on pages 87-88 for details). This resulted in a 5% compound annual EPS growth rate over the three-year performance period, which fell below the threshold performance level and resulted in a payout factor of 0%. UTC’s three-year cumulative TSR relative to the S&P 500 also fell below the threshold performance level, resulting in a payout factor of 0%. Despite solid 2016 financial performance, the three-year combined results failed to reach threshold performance for the vesting of the 2014 PSU awards.

Stock Appreciation Rights

SARs entitle the award recipient to receive, at the time of exercise, shares of UTC Common Stock with a market value equal to the difference between the market price of UTC Common Stock on the date the SARs are exercised and the pre-established exercise price for the SAR (i.e., the closing price of UTC Common Stock on the date of grant). SARs vest and become exercisable after three years and expire ten years from the grant date. If the employment of an executive terminates before the vesting date, the award is forfeited, except in cases of death, disability, qualifying retirement or qualifying separation following a change-in-control.

SAR awards directly link NEO compensation to share price appreciation, aligning shareowner and executive interests with long-term value creation. The Committee believes the ten-year term of these awards has been a driving force behind UTC’s ten-year cumulative TSR of 121% for the period ending on December 31, 2016, a result that exceeded the performance of the Dow Jones Industrial Average (106%) and the S&P 500 Index (96%).

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Other Compensation Elements

RETIREMENT AND DEFERRED COMPENSATION BENEFITS

Retirement and deferred compensation plans help UTC attract and retain talented executives. Over the years, the Committee has modified these programs to maintain a competitive position within an evolving market. We believe the overall design of our retirement and deferred compensation programs is consistent with the current marketplace and approximates the CPG median.

The Pension Benefits table on page 66 and the Nonqualified Deferred Compensation table on page 68 detail the retirement benefits and deferred compensation arrangements in which our NEOs are eligible to participate.

PLAN	DESCRIPTION
UTC Employee Retirement Plan	Only employees hired prior to January 1, 2010 are eligible to participate in this tax-qualified pension plan. Effective December 31, 2014, participants who had been covered by the original final average earnings (“FAE”) formula of this plan transitioned to a cash balance formula. The cash balance formula, which was already in effect for newer participants, now applies to participants previously covered by the richer FAE formula.
UTC Pension Preservation Plan	An unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. For employees hired prior to January 1, 2010, it provides pension benefits not provided under the tax-qualified pension plan because of Internal Revenue Code limits.
UTC 401(k) Savings Plan	A tax-qualified plan where employees receive a matching contribution in the form of UTC stock units with a value equal to 60% of the first 6% of pay (base salary plus annual bonus) contributed by the employee. Salaried employees hired on or after January 1, 2010 who are not eligible to participate in the UTC Employee Retirement Plan receive an additional age-based Company contribution (ranging from 3% to 5.5% of earnings) to their UTC 401(k) Savings Plan account.
UTC Savings Restoration Plan	An unfunded, non-qualified plan that matches the executive’s contributions with Company contributions in UTC stock units at the same rate as the UTC 401(k) Savings Plan, to the extent such contributions exceed Internal Revenue Code limits.
UTC Company Automatic Contribution Excess Plan	An unfunded, non-qualified plan for which salaried employees hired on or after January 1, 2010 may receive an additional age-based Company automatic contribution (ranging from 3% to 5.5% of earnings) for amounts above the Internal Revenue Code limits applicable to the qualified UTC 401(k) Savings Plan. Participants receiving benefits under this plan are ineligible to accrue a benefit under the UTC Pension Preservation Plan described above.
UTC Deferred Compensation Plan	An unfunded, non-qualified, deferred compensation plan that offers executives the opportunity to defer up to 50% of base salary and up to 70% of annual bonus.
UTC PSU Deferral Plan	An unfunded, non-qualified, deferred compensation plan that allows executives to defer between 10% and 100% of their vested PSU awards. Upon vesting, the deferred portion of each PSU award is converted into deferred stock units that accrue dividend equivalents.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

PERQUISITES AND OTHER BENEFITS

We provide the following benefits to our senior executives which the Committee believes are consistent with market practice and contribute to recruitment and retention.

PERQUISITES/BENEFITS*	DESCRIPTION
ELG Life Insurance	ELG members appointed prior to January 31, 2015 may receive Company-funded life insurance coverage up to three times their base salary at age 62 (projected or actual). This benefit is not available to ELG members appointed after January 31, 2015, including Mr. Leduc.
ELG Long-Term Disability	The ELG long-term disability program provides an annual benefit equal to 80% of base salary plus target annual bonus following disability.
Healthcare	ELG members are eligible to participate in the same health benefit program we offer to our other employees.
Executive Physical	ELG members are eligible for a comprehensive annual executive physical.
Executive Leased Vehicle	UTC provides ELG members with an annual allowance toward the costs of a leased vehicle. The value of the allowance varies by ELG appointment date. Any costs above the annual allowance are paid directly by the executive.
Financial Planning	Beginning in 2016, ELG members are eligible to receive an annual financial planning benefit.
Personal Aircraft Usage	Our CEO is allowed personal use of the Corporate aircraft for up to 50 hours per year. The Committee believes this optimizes the efficient use of Mr. Hayes’ time. Under this policy, Mr. Hayes may also fly commercially, subject to review by UTC security personnel. No other UTC employees are permitted to use the Corporate aircraft for personal reasons.

*	See footnote (5) to the Summary Compensation Table on page 61 for more details on these perquisites/benefits.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

ELG members participate in severance and change-in-control arrangements that are similar to arrangements in effect at the majority of companies in our CPG. The Committee believes such arrangements help UTC maintain a competitive executive compensation program. Additionally, our severance program incorporates post-employment restrictive covenants designed to protect UTC’s interests, including non-compete, non-solicitation and non-disclosure obligations.

Severance and change-in-control arrangements provide benefits only upon the occurrence of future events. Because these contingencies are uncertain and may not occur, the Committee does not take these benefits into account when setting other elements of pay or measuring total direct compensation.

The Potential Payments on Termination or Change-in-Control table on page 70 sets forth the estimated values and details of the termination benefits each NEO would receive under various hypothetical scenarios.

How Our Severance Program has Evolved

Over the last ten years, the Committee has made a number of modifications to the ELG severance program to align with market best practices and to serve the evolving needs of the Company. Changes are generally prospective due to existing contractual commitments. Benefit eligibility, therefore, depends on the date the executive was appointed to the ELG. The table below outlines these modifications:

ELG Appointment Date
	Prior to January 2006	Between January 2006 and April 2013	On or after May 2013
ELG Cash Separation Benefit	2.5x base salary	2.5x base salary	No cash benefit
Conditions to Receive Cash Separation Benefit	• Mutually agreeable separation • 3+ years as an ELG member	• Mutually agreeable separation prior to age 62 • 3+ years as an ELG member	N/A
ELG RSU Award	No award granted	Grant value equal to 2x base salary at time of grant	Grant value up to $2 million, depending on role
Conditions to Vest in the ELG RSU Award	N/A	• Mutually agreeable separation on or after age 62 • 3+ years as an ELG member	• Mutually agreeable separation • 3+ years as an ELG member
NEO Participation	Gregory Hayes	Robert McDonough	Akhil Johri Philippe Delpech Robert Leduc

How Our Severance Benefit Works

Cash Separation Benefit. As shown in the table above, ELG members appointed prior to January 2006 may receive a cash separation payment equal to 2.5x base salary upon a mutually agreeable separation (defined below) following three years as an ELG member. ELG members appointed between January 2006 and April 2013, however, only receive a cash separation benefit if a mutually agreeable separation after 3 years of ELG service occurs prior to age 62. ELG appointees after May 2013 are not eligible for this benefit.

A mutually agreeable separation occurs when:

•	An ELG member’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event;

•	An executive retires between age 62 and 65 with the Company’s consent; or

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

•	An executive retires at age 65 or older.

Voluntary terminations prior to age 62, or terminations related to misconduct, do not qualify as mutually agreeable separations.

ELG RSU Awards. Beginning in January 2006, ELG RSU awards have been granted upon an executive’s appointment to the ELG. These awards receive dividend equivalents during the vesting period that are reinvested as additional RSUs.

•	ELG Appointments between January 2006 and April 2013: ELG RSU awards are eligible to vest after three years of ELG service followed by a mutually agreeable separation on or after age 62 or following a change-in-control (as defined below). As discussed on the prior page, a cash severance benefit will be paid if separation occurs prior to age 62 and ELG RSU awards will subsequently be cancelled.

•	ELG Appointments on or after May 2013: ELG RSU awards will vest in cases of a mutually agreeable separation after three years of ELG service (regardless of age) or following a change-in-control (as defined below). Post-May 2013 appointees are not eligible for a cash severance benefit upon separation.

Change-in-Control Benefits

Our Senior Executive Severance Plan (“SESP”) provides change-in-control severance protection designed to ensure continuity of management in potential change-in-control situations. In response to changing market practices, we closed this program to new participants effective June 2009. Accordingly, Mr. Hayes is the only NEO who is eligible for the SESP benefit. The SESP provides a cash severance benefit of 2.99x the sum of base salary and the executive’s target annual bonus for the year in which termination occurs.

Executives appointed to the ELG on or after June 2009 (including Messrs. Johri, McDonough, Delpech and Leduc), who do not participate in the SESP, are instead covered by the standard ELG severance benefit (2.5x base salary and/or the vesting of ELG RSU awards) in the event of a change-in-control.

Eligible ELG members may receive the greater of the SESP or the ELG cash separation benefit, but not both.

A change-in-control generally occurs upon:

•	the acquisition of 20% of UTC’s outstanding shares by a person or a group;

•	incumbent directors no longer constituting the majority of the Board; or

•	a merger or similar event where UTC shareowners own less than 50% of the voting shares of the new organization.

Benefits under both the legacy SESP and the UTC Long-Term Incentive Plan (“LTIP”) are subject to a “double trigger,” under which benefits are provided only if a change-in-control is followed by an involuntary termination of employment or termination of employment for “good reason” within two years following a change-in-control event. “Good reason” generally includes material adverse changes in an executive’s compensation, responsibilities, authority, reporting relationship or work location. Under the LTIP, upon a change-in-control event, the vesting of outstanding equity awards will be accelerated, with performance-based awards accelerated at target levels.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

How We View Executive Compensation

The Summary Compensation Table on page 60 provides annual compensation data presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. This SEC-mandated format is helpful for cross-company comparisons. However, the Committee feels that it does not fully represent all of the Committee’s annual compensation decisions and, in particular, does not provide the basis for a valid CEO pay-for-performance assessment. Therefore, when reviewing annual compensation, the Committee uses several alternative calculation methodologies, as described in this section and summarized in the chart below.

SUMMARY COMPENSATION TABLE	TOTAL DIRECT COMPENSATION	REALIZABLE COMPENSATION	REALIZED COMPENSATION
Basic concept
Uses SEC methodology, which includes a mix of both compensation actually earned during 2016 and some future contingent pay opportunities	Includes only pay that is directly linked to 2016 performance	3-year average compensation measure which captures how UTC’s year-end stock price effects previously granted equity awards	Includes pay actually earned during the year

Purpose
SEC-mandated compensation disclosure	Reflects the Committee’s compensation decisions based on 2016 performance	Used to evaluate pay-for-performance alignment	Used to evaluate pay-for- performance alignment

How it is calculated
Sum of:	Sum of:	Three-year average of:	Sum of:

Future pay opportunities that may or may not be realized.

(1)	For a definition of in-the-money value refer to page 50.

(2)	“Other direct compensation” includes personal use of the Corporate aircraft, leased vehicle expenses, financial planning and other miscellaneous compensation elements.

(3)	“Other indirect compensation” includes insurance premiums and Company contributions to non-qualified deferred and defined contribution retirement plans.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

TOTAL DIRECT COMPENSATION

Unlike the amounts reported in the Summary Compensation Table, total direct compensation represents the Committee’s pay decisions reflective of its assessment of Company, business unit and individual performance for 2016. For example, total direct compensation includes the grant date fair value of long-term incentive awards granted in January 2017 which reflect the Committee’s assessment of 2016 performance. In contrast, the Summary Compensation Table shows the grant date fair value of long-term incentive awards granted in January 2016 which reflect the Committee’s assessment of 2015 performance. Other elements included in the Summary Compensation Table – changes in pension values and other formulaic compensation elements – are not related to performance and outside the scope of the Committee’s annual pay decisions. Exclusion of these elements from total direct compensation, therefore, renders a more accurate and up-to-date reflection of the Committee’s assessment of performance for the year.

CEO: SUMMARY COMPENSATION TABLE VS. TOTAL DIRECT COMPENSATION

	2016 Summary	2016 Total Direct
Compensation Element (in thousands)	Compensation Table	Compensation
Base Salary	$1,450	$1,500
Annual Bonus	$3,000	$3,000
Stock Awards	$4,960	$7,878
	(1/4/16 grant)	(1/3/17 grant)
Option / SAR Awards	$3,706	$2,589
	(1/4/16 grant)	(1/3/17 grant)
Change in Pension Value + Nonqualified Deferred Compensation Earnings	$2,393	N/A
All Other Compensation	$322	N/A
Total	$15,831	$14,967

REALIZABLE COMPENSATION

The Committee believes that neither the Summary Compensation Table nor total direct compensation values adequately measure CEO compensation for the purpose of assessing pay-for-performance alignment. Both methods utilize accounting conventions to estimate values of long-term incentive awards at the time of grant. As might be expected, these estimated values can differ significantly from the actual value that is ultimately earned from these awards.

For this reason, the Committee also looks at “realizable compensation” which measures compensation based on a three-year average of salary, annual bonus, long-term incentive awards, dividend equivalents (if any) and other direct compensation elements. Realizable compensation plays an important role in helping the Committee assess the actual alignment of our compensation program with shareowner’s long-term interests. It captures the impact of UTC’s current share price performance on previously granted long-term incentive awards by using the “in-the-money” value for these awards rather than the grant date fair value. The “in-the-money” value is defined as the difference between the closing price of our Common Stock at the end of the fiscal year and the exercise price of the award (if any) multiplied by the number of shares underlying SAR and PSU awards. By using this end-of-year stock price, realizable compensation directly correlates the value of an executive’s long-term incentive awards with the returns our shareowners receive from investing in our Common Stock over the same period. An illustration of this alignment is shown in the charts on page 53.

Also, unlike the Summary Compensation Table, realizable compensation excludes any change in the value of an executive’s pension benefits during the year. The change in pension value shown in the Summary Compensation Table does not represent actual payments to be received upon retirement. It merely reflects the change between the current and

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

prior year’s actuarial estimate of pension benefits, a calculation based on actuarial assumptions and external economic factors, such as fluctuating interest rates. In addition, our U.S.-based NEOs hired prior to January 1, 2010 participate in a broad-based pension plan with the same benefit formula generally applicable to U.S. salaried employees hired before that date. This plan does not measure individual or Company performance and is therefore, in the Committee’s view, irrelevant to the CEO pay-for-performance assessment.

Realizable compensation also excludes other indirect compensation elements, including Company contributions to retirement and non-qualified deferred compensation plans in addition to ELG life insurance premiums. Since these elements are also unrelated to performance, the Committee excludes them from its assessment of the CEO’s pay relative to his performance.

CEO REALIZABLE COMPENSATION (in thousands)

Pay Elements	Calculation Methodology	2014	2015	2016
Base Salary	Three-year average base salary.	$883	$1,040	$1,233
Annual Bonus	Three-year average annual bonus.	$1,300	$1,183	$1,817
Stock Awards	Average value of PSUs granted in prior three years (including both vested and unvested awards), calculated using UTC’s closing stock price at the end of the year shown. For the completed three-year performance cycles, the calculation includes the actual number of shares that vested. For the two uncompleted three-year performance cycles, the calculation assumes shares will vest at target.	$1,556	$1,634	$3,380
Option / SAR Awards	Average in-the-money value of SARs granted in prior three years (including both vested and unvested), calculated using UTC’s closing stock price at the end of the year shown.	$2,806	$430	$1,236
Dividend Equivalents	Three-year average value of dividend equivalents paid in cash, under a legacy long-term incentive program that expired at the end of 2014.	$236	$121	$18
Other Direct Compensation	Three-year average value of “other direct compensation,” which includes personal use of Corporate aircraft, leased vehicle expenses, financial planning and other miscellaneous compensation items. Excludes “other indirect compensation,” as defined on page 49.	$46	$66	$79
Total		$6,827	$4,474	$7,763

The following table shows the actual or assumed vesting levels used for Mr. Hayes’ PSUs in the preceding table:

Grant Date	Actual Shares Vested	Vesting (as % of target)
1/3/2012	29,070	90%
1/3/2013	11,528	44%
1/2/2014	0	0%
1/2/2015	Awards not yet vested; target number of shares assumed
1/4/2016

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

REALIZED COMPENSATION

The Committee also reviews “realized compensation” for purposes of assessing CEO pay-for-performance alignment. Realized compensation includes the amount actually earned during the year, but excludes amounts that may or may not be paid in the future. It incorporates gains earned during the year from the vesting of PSUs or the exercise of SARs. This provides the Committee with an additional relevant measure to assess our pay-for-performance relationship by focusing on the strength of the correlation between UTC’s performance and the actual cash and equity payouts earned by our CEO. Although the decision to exercise SARs resides with the executive and may not correlate precisely with Company performance over specific time periods, the value realized from exercises generally aligns with stock price appreciation. Changes in pension values, non-qualifed deferred compensation earnings and other indirect compensation elements are excluded from realized compensation for the same reasons noted in the discussion of realizable compensation on page 51. An illustration of this alignment is shown in the charts on page 53.

CEO REALIZED COMPENSATION (in thousands)

Pay Elements	Calculation Methodology	2014	2015	2016
Base Salary	Base salary paid during the year shown.	$950	$1,300	$1,450
Annual Bonus	Annual bonus earned for performance during the year shown.	$1,600	$850	$3,000
Stock Awards	Realized gains on PSUs that vested during the year shown.	$4,052	$3,469	$1,002
Option / SAR Awards	Realized gains on SARs exercised during the year shown.	$2,990	$0	$5,611
Dividend Equivalents	Value of dividend equivalents paid in cash during the year shown under a legacy long-term incentive program that expired at the end of 2014.	$54	$0	$0
Other Direct Compensation	Value of “other direct compensation” for the year shown, which includes personal use of Corporate aircraft, leased vehicle expenses, financial planning and other miscellaneous compensation items. Excludes “other indirect compensation,” as defined on page 49.	$34	$106	$95
Total		$9,680	$5,725	$11,158

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

CEO PAY-FOR-PERFORMANCE

The following charts compare the Summary Compensation Table values reported for Mr. Hayes for the past three years to his realizable and realized compensation for the same period. The charts below not only show that the correlation between TSR and realizable and realized compensation is stronger than the correlation between TSR and Summary Compensation Table values, but reinforces our program’s strong pay-for-performance alignment.

Summary Compensation Table*	Realizable Compensation*	Realized Compensation*	1-Year TSR

* Values shown in thousands. Refer to the tables on pages 49-52 to see how we calculate realizable and realized compensation.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

Pay Decisions for Named Executive Officers (NEOs)

The Committee makes compensation decisions for our NEOs based on their individual performance and the overall performance of the Company, business unit and/or function, where applicable.

The following pages show each NEO’s 2016 total direct compensation values. As discussed on page 50, total direct compensation includes only those pay elements that directly reflect the Committee’s assessment of 2016 performance (includes 2017 LTI grants, rather than 2016 LTI grants). We also provide individual performance highlights that played a role in the Committee’s pay decisions for each NEO.

GREGORY HAYES

Chairman & Chief Executive Officer

The Committee assessed Mr. Hayes’ 2016 performance favorably. Under his leadership, UTC successfully executed its 2016 financial, strategic and operational objectives intended to drive sustained, long-term growth and increase shareowner value.

Overall, total direct compensation increased from $10.82 million in 2015 to $14.97 million in 2016.

Base Salary. To better align Mr. Hayes with the CPG median, the Committee increased his base salary from $1.3 to $1.5 million, effective April 1, 2016.

Annual Bonus. UTC’s 2016 annual bonus factor reflects net income and free cash flow performance. Adjusted net income of $5.46 billion exceeded the $5.35 billion goal, resulting in a payout factor of 127% for the earnings metric. The ratio of free cash flow to net income used for annual bonus purposes equaled 99%, compared to the 90% goal. This resulted in a 108% payout factor for the UTC cash flow metric. In combination, these results generated a 120% bonus factor attributable to UTC’s 2016 financial performance, substantially greater than the 2015 factor.

The Committee utilized this factor, along with the favorable individual performance considerations noted here and awarded Mr. Hayes a $3 million annual bonus. This amount closely aligns with the Company’s 120% financial performance factor.

LTI. Mr. Hayes’ 2017 long-term incentive award reflects the Committee’s favorable assessment of his 2016 performance. The value of his 2017 award equals $10.47 million, an amount which exceeds the value of his 2016 grant but remains below the CPG median, reflecting his relatively short tenure as CEO.

Age: 56

UTC Experience: 27 years

Individual Performance Highlights

•   Elected Chairman of the Board, evidencing the Board’s confidence in Mr. Hayes’ leadership.

•   Achieved EPS growth of 35% and adjusted EPS growth of 5%, as well as net sales growth of 2% (GAAP and adjusted).

•   Returned $4.3 billion to shareowners in 2016 through dividends and share repurchases.

•   Made substantial R&D investments in product and process innovations that enhance UTC’s long-term growth prospects.

•   Achieved critical aerospace program milestones during 2016, including the entry into service of the Airbus A320neo and the first flight of the next-generation Embraer E-Jet E2, both powered by Pratt & Whitney’s PurePower GTF engines.

•   Continued efforts to reduce UTC’s global environmental impact by setting aggressive sustainability goals and supporting the development of green technologies.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

AKHIL JOHRI

Executive Vice President & Chief Financial Officer

Base Salary. During 2016, Mr. Johri received a merit increase along with a market adjustment to his base salary, resulting in an aggregate increase from $700,000 to $825,000. This increase reflected the Committee’s favorable assessment of his performance, as well as its efforts to better align his base salary with the CPG and Fortune 100 market medians. Following these increases, Mr. Johri’s base salary remains slightly below the market median.

Annual Bonus. For Mr. Johri’s 2016 annual bonus, the Committee considered the UTC financial performance factor of 120%, his effective leadership of UTC’s finance organization and the individual performance considerations noted here and awarded Mr. Johri a $1.1 million annual bonus. This amount was slightly above the UTC financial performance factor.

LTI. In consideration of Mr. Johri’s strong 2016 performance, the Committee granted him a 2017 long-term incentive award valued at $3.55 million, an amount which slightly exceeds the CPG and Fortune 100 market medians.

Age: 55

UTC Experience: 28 years

Individual Performance Highlights

•   Mr. Johri’s leadership substantially contributed to the Company’s solid 2016 financial performance, including growth in diluted EPS and net sales.

•   Reduced UTC’s future balance sheet risk through cost-effective transactions that eliminated approximately $1.7 billion in U.S. pension liabilities.

•   Continued the successful implementation of UTC’s cost reduction initiatives, with expected savings of $900 million by 2019.

•   Executed UTC’s disciplined capital allocation strategy, returning $4.3 billion to shareowners in 2016 through dividends and share repurchases.

•   Ranked among the best CFOs in the aerospace and defense electronics sector by Institutional Investor Magazine.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

ROBERT MCDONOUGH

President, UTC Climate, Controls & Security

Base Salary. Mr. McDonough received a base salary increase from $750,000 to $825,000, reflecting the Committee’s favorable assessment of his performance. Mr. McDonough’s base salary now approximates the CPG median.

Annual Bonus. The financial performance factors for UTC (120%) and for UTC CCS (98%) resulted in a blended financial performance factor of 107% of target for UTC CCS. Based on these results, along with the individual performance considerations noted here, the Committee awarded Mr. McDonough an annual bonus of $1.1 million, an amount that is moderately above UTC CCS’ blended financial performance factor.

LTI. In consideration of Mr. McDonough’s 2016 performance, the Committee granted him a 2017 long-term incentive award valued at $3.79 million, an amount above the CPG median.

Age: 57

UTC Experience: 9 years

Individual Performance Highlights

•   Successful acquisition of controlling interest in Riello Group S.p.A.

•   Launched 132 new products during 2016. Examples include:

Onity DirectKey mobile access solution, which provides hotel guests an easy, secure way to use their smartphone as a room key and to enter other access controlled areas;

Carrier’s Connect WiFi thermostat for commercial buildings, which allows remote digital building control; and

The Côr home automation system, which enables homeowners to secure, control and remotely manage home systems from a mobile application via their connected devices.

•   Significant contract wins, including:

Design and installation of security and extra low voltage systems for the Lisboa Palace project in Macau, China.

NORESCO’s guaranteed energy savings performance contract (ESPC) to implement infrastructure upgrades at two major U.S. Department of Veterans Affairs (VA) medical centers.

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

PHILIPPE DELPECH

President, Otis Elevator

Base Salary. Mr. Delpech received a base salary increase from $750,000 to $800,100, reflecting the Committee’s favorable assessment of his performance. Mr. Delpech’s salary is now slightly above the CPG median.

Annual Bonus. The financial performance factors for UTC (120%) and Otis (103%) resulted in a blended financial performance factor of 110% of target for Otis. Based on these results, along with the individual performance considerations noted here, the Committee awarded Mr. Delpech an annual bonus of $850,000, an amount that aligns with Otis’ blended financial performance factor.

LTI. In consideration of Mr. Delpech’s 2016 performance, the Committee granted him a 2017 long-term incentive award valued at $3.79 million, an amount above the CPG median.

Age: 54

UTC Experience: 16 years

Individual Performance Highlights

•   Increased engineering investment, enabling Otis to nearly double the number of products launched in 2016 compared to 2015.

•   Began implementation of a transformational digital strategy to better connect Otis’ mechanics and customers with their equipment.

•   Introduced the next generation of the Gen2 elevator, which increases connectivity, space and energy efficiency.

•   Significant building contract wins, including:

International Financial Centre (Shenzhen, China); and

Twentytwo Bishopsgate (London, England).

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EXECUTIVE COMPENSATION: Compensation Discussion and Analysis

ROBERT LEDUC

President, Pratt & Whitney

Base Salary. Mr. Leduc received a market adjustment to his base salary from $675,000 to $750,000 in 2016. This increase reflected the Committee’s favorable assessment of his performance and its efforts to better align his base salary with the CPG market median. Mr. Leduc’s base salary remains slightly below the CPG median.

Annual Bonus. The financial performance factors for UTC (120%) and for Pratt & Whitney (47%) resulted in a blended financial performance factor of 76% of target for Pratt & Whitney. Based on operational challenges during 2016, the Committee reduced Pratt & Whitney’s financial performance factor to 64% of target. Nevertheless, the Committee determined that Mr. Leduc’s effective individual leadership addressing Pratt & Whitney’s operational challenges warranted an annual bonus of $600,000, an amount moderately above this adjusted factor.

LTI. Reflecting its favorable assessment of Mr. Leduc’s 2016 performance, the Committee granted him a 2017 long-term incentive award valued at $3.79 million, an amount above the CPG median.

Age: 60

UTC Experience: 38 years

Individual Performance Highlights

•   Awarded a $1.5 billion contract from the U.S. Department of Defense for the F135 propulsion systems for all three variants of the F-35 Lightning II aircraft.

•   Successful entries into service of the Airbus A320neo and Bombardier C Series aircraft and the first flight of the Embraer E-Jet E2 aircraft, all powered by Pratt & Whitney’s PurePower GTF engines.

•   Selection of Pratt & Whitney to provide engines for the U.S. Air Force’s B-21 Raider.

•   Increased total GTF engine firm and option orders to more than 8,000 in 2016, while implementing production processes necessary to meet customer demand and record backlog.

•   Skillful management of operational and certification challenges arising from multiple new engine development programs.

Dilution and Tax Deductibility

Dilution. Under the UTC Long-Term Incentive Plan (“LTIP”), as approved by our shareowners, the total number of shares underlying equity-based awards issued in 2016 was less than 1% of shares outstanding, well within LTIP share limitations. As of the end of 2016, the total number of shares that could be issued under the LTIP was approximately 9% of shares outstanding (calculated on a fully diluted basis), which generally aligns with the CPG median. UTC’s diluted earnings per share reflect all such shares.

Tax Deductibility. The Committee considers tax deductibility among many other factors when making compensation decisions. To the extent consistent with other compensation objectives, the Committee seeks to maximize UTC’s tax deduction related to compensation. Internal Revenue Code Section 162(m) limits UTC’s deduction to $1 million for annual compensation paid to the CEO and each of the three other most highly compensated NEOs (excluding the CFO). However, this limitation does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). Annual bonuses, SARs / stock options and performance-based long-term incentive awards are generally intended to qualify as performance-based compensation exempt from the $1 million deduction limit. Other compensation elements are subject to the $1 million deduction limit. However, there can be no assurance that such compensation will qualify as performance-based compensation under all circumstances.

58

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development establishes and oversees the design and function of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2017 Annual Meeting.

Committee on Compensation and Executive Development
Jean-Pierre Garnier, Chair	Harold McGraw III
John V. Faraci	Brian C. Rogers
Edward A. Kangas	H. Patrick Swygert
Ellen J. Kullman

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Compensation Tables

SUMMARY COMPENSATION TABLE

Year	Salary ($)	Bonus ($)	(1)	Stock Awards ($)	(2)	Option Awards ($)	(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4)	All Other Compensation ($)	(5)	Total ($)	Total Without Change in Pension Value ($)
GREGORY HAYES Chairman & Chief Executive Officer
2016	$1,450,000	$3,000,000		$4,960,217		$3,706,560		$0	$2,392,716	(6)	$321,842		$15,831,335	$13,448,390
2015	$1,300,000	$850,000		$4,752,443		$3,280,210		$0	$230,673		$354,502		$10,767,828	$10,547,063
2014	$949,583	$1,600,000		$2,332,626		$2,029,885		$54,280	$1,825,890		$193,910		$8,986,174	$7,169,083
AKHIL JOHRI Executive Vice President & Chief Financial Officer
2016	$766,667	$1,100,000		$1,609,731		$1,207,440		$0	$151,840		$259,356		$5,095,034	$4,943,194
2015	$700,000	$1,040,000		$6,770,654		$3,470,482		$0	$1,174		$386,405		$12,368,715	$12,367,541
ROBERT MCDONOUGH President, UTC Climate, Controls & Security
2016	$806,250	$1,100,000		$2,470,750		$1,853,280		$0	$149,742		$136,899		$6,516,921	$6,367,179
PHILIPPE DELPECH President, Otis Elevator(7)
2016	$790,245	$850,000		$2,470,750		$1,853,280		$0	$0		$461,607		$6,425,882	$6,425,882
ROBERT LEDUC President, Pratt & Whitney
2016	$665,057	$600,000		$2,829,436		$1,107,040		$0	$350,287		$112,104		$5,663,924	$5,313,637

(1)	Bonus. Cash bonuses are provided under the UTC Annual Executive Incentive Compensation Plan. Payments are primarily based on measured performance against pre-established targets. However, the Committee retains discretion to adjust annual bonus amounts based on its assessment of overall performance. Consequently, we report annual bonuses in the Bonus column of the Summary Compensation Table rather than in the Non-Equity Incentive Plan Compensation column.

(2)	Stock Awards. Grant date fair value of PSUs and RSUs issued under the LTIP, calculated in accordance with the Compensation-Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. The assumptions made in calculating the fair value of these awards are set forth in Note 12, Employee Benefit Plans to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2016 Annual Report on Form 10-K (“2016 Form 10-K”). PSU awards are discussed in the CD&A and in footnote (2) to the Grants of Plan-Based Awards table on page 62 of this Proxy Statement. The grant date fair values shown for PSU awards granted to our NEOs assume target-level performance. If the highest level of performance is achieved, the grant date fair values would be: Mr. Hayes, $8,225,017; Mr. Johri, $2,669,251; Mr. McDonough, $4,096,990; Mr. Delpech, $4,096,990; and Mr. Leduc, $2,450,483. Amounts shown for Mr. Leduc include an ELG RSU award granted upon his appointment to the ELG.

(3)	Option Awards. Grant date fair value of SARs or stock options granted under the LTIP, calculated in accordance with the Compensation-Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2016 Form 10-K. All NEOs received SARs, except Mr. Delpech who received stock options in lieu of SARs.

(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts in this column reflect the increase during 2016 in the actuarial present value of each executive’s accrued benefit under UTC’s defined benefit plans. Actuarial value computations are based on the assumptions established in accordance with the Compensation–Retirement Benefits Topic of the FASB ASC and discussed in Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2016 Form 10-K. Above-market rates of return are not provided under UTC’s deferred compensation plans. However, an above-market interest rate is paid under the frozen Sundstrand Corporation Deferred Compensation Plan, which was assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $9,771 in above-market earnings under this plan in 2016.

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COMPENSATION TABLES

(5)	All Other Compensation. The 2016 amounts in this column consist of the following items:

Name	Personal Use of Corporate Aircraft	(a)	Leased Vehicle Payments	(b)	Insurance Premiums	(c)	401(k) Plan Company Contributions	(d)	Company Contributions to Retirement Plans	(e)	Relocation Benefits	(f)	Financial Planning	(g)	International Assignment	(h)	Miscellaneous(i)	Total
G. Hayes	$60,042		$26,904		$143,741		$9,540		$73,260		$0		$7,408		$0		$947	$321,842
A. Johri	$0		$18,832		$115,880		$24,036		$79,800		$0		$15,474		$0		$5,334	$259,356
R. McDonough	$0		$30,438		$74,879		$0		$0		$31,500		$0		$0		$82	$136,899
P. Delpech	$0		$38,948		$16,958		$0		$138,227		$13,170		$0		$254,222		$82	$461,607
R. Leduc	$0		$25,617		$0		$24,115		$57,038		$0		$0		$0		$5,334	$112,104

	(a)	Incremental variable operating costs incurred for personal travel, which includes fuel (calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs), fleet average landing and handling fees, additional crew lodging and meal allowances, catering and hourly maintenance contract charges, when applicable. Because fleet-wide aircraft utilization is primarily for business purposes (i.e., approximately 99% in 2016), capital and other fixed expenditures are not treated as variable operating costs relative to personal use. The amount shown includes $1,465 for travel to outside board meetings.

	(b)	Annual costs associated with a leased vehicle paid by UTC on behalf of the executive.

	(c)	Premium paid on behalf of the executive under the ELG life insurance program. Under this program, UTC pays the premiums on a cash value life insurance contract owned by the executive. Life insurance benefits equal up to three times the executive’s actual or projected base salary at age 62. Once vested (age 55 or older with three years of service as an ELG member), UTC funds the policy to maintain coverage following retirement. This benefit was eliminated for ELG members appointed after January 31, 2015, including Mr. Leduc. The ELG life insurance benefit is a U.S.-based benefit for which Mr. Delpech is not eligible. The value shown for him reflects premiums paid for life and disability insurance in Belgium.

	(d)	Dollar value of Company stock matching contributions under the UTC 401(k) Savings Plan. Employees hired on or after January 1, 2010, including Messrs. Johri and Leduc, received an additional age-based Company automatic contribution to the UTC 401(k) Savings Plan.

	(e)	Dollar value of Company contributions to the UTC Savings Restoration Plan (“SRP”) and the Company Automatic Contribution Excess Plan (“CACEP”). Under the SRP, participants are credited with a benefit equal to the UTC matching contribution that the executive did not receive under the UTC 401(k) Savings Plan due to Internal Revenue Code (“IRC”) limits. For executives hired on or after January 1, 2010, including Messrs. Johri and Leduc, the CACEP provides an additional age-based Company automatic contribution for compensation earned over IRC limits. Details on our non-qualified deferred compensation plans, which include the SRP and CACEP, are provided on pages 68-69 of this Proxy Statement. Mr. Delpech does not participate in these U.S.-based deferred compensation plans. The value shown for him reflects premium payments to an individual retirement insurance contract maintained on his behalf in Belgium.

	(f)	Payments associated with Messrs. McDonough and Delpech’s relocations.

	(g)	Costs associated with a financial planning benefit available to ELG members.

	(h)	Certain compensation elements for Mr. Delpech, who is based in Belgium, are provided in accordance with his local contract and international assignment package. Individual contracts for senior executives are customary in European countries where compensation practices differ from the U.S. The amount shown for Mr. Delpech includes the following items, as required by his contract: $123,458 for housing and utilities; $38,508 for a child education allowance; $63,312 for a driver; and $28,944 for tax planning services.

	(i)	Costs associated with annual executive physicals and other incidental benefits.

(6)	The increase in the present value of pension benefits during 2016 is mainly attributable to Mr. Hayes becoming eligible to receive an unreduced retirement benefit at age 62 under UTC’s pension plans.

(7)	All values shown for Mr. Delpech have been converted to U.S. dollars based on the euro to U.S. dollar conversion rate of 1.05356 as of December 31, 2016.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	61

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	(3)	Exercise or Base Price of Option Awards ($/Sh)	(4)	Grant Date Fair Value of Stock and Option Awards ($)	(5)
Grant Date(1)	Threshold (#)	Target (#)	Maximum (#)
G. Hayes
1/4/2016	22,525	53,000	106,000	–	–		–		$4,960,217
1/4/2016	–	–	–	–	264,000		$95.57		$3,706,560

A. Johri
1/4/2016	7,310	17,200	34,400	–	–		–		$1,609,731
1/4/2016	–	–	–	–	86,000		$95.57		$1,207,440

R. McDonough
1/4/2016	11,220	26,400	52,800	–	–		–		$2,470,750
1/4/2016	–	–	–	–	132,000		$95.57		$1,853,280

P. Delpech
1/4/2016	11,220	26,400	52,800	–	–		–		$2,470,750
1/4/2016	–	–	–	–	132,000		$95.57		$1,853,280

R. Leduc
1/15/2016	7,480	17,600	35,200	–	–		–		$1,479,051
1/15/2016	–	–	–	–	88,000		$85.63		$1,107,040
1/15/2016(6)	–	–	–	15,770	–		–		$1,350,385

(1)	The Committee approves annual long-term incentive awards at its December meeting prior to the beginning of the year. The Committee specifies the first business day of the calendar year as the award grant date to coincide with calendar year based performance measurement periods. The grant date of Mr. Leduc’s annual LTI award was January 15, 2016, the date he was rehired by UTC.

(2)	Number of PSUs granted under the LTIP, which are subject to vesting based on performance relative to three-year EPS growth and ROIC targets (each weighted at 35%) and a cumulative three-year relative TSR target (weighted at 30%). Each PSU corresponds to one share of Common Stock. Vesting ranges from a threshold payout of 42.5% of target to a maximum payout of 200%. Below threshold-level performance will result in a payout of 0% of target. Unvested PSUs do not accrue dividend equivalents. Vested PSUs are settled in unrestricted shares of Common Stock at the end of the performance period following the Committee’s review and approval of performance achievement levels. PSUs held for at least one year as of the date of qualifying retirement or upon disability remain eligible to vest at the end of the three-year performance period. Upon death or a change-in-control, PSUs will vest at target-level performance. PSUs are otherwise forfeited upon termination of employment before the end of the performance period.

(3)	Number of SARs (or stock options in the case of Mr. Delpech) granted during 2016 that become exercisable after three years of service from the grant date, or earlier in the case of qualifying retirement (provided the awards have been held for at least one year from the grant date), death or a change-in-control. SARs and stock options are otherwise forfeited upon termination of employment before the end of the vesting period.

(4)	Exercise price of SAR and stock option awards are equal to the NYSE closing price of UTC Common Stock on the grant date.

(5)	Grant date fair value of awards granted in 2016, with vesting assumed at 100% of target for performance-based awards. Awards are calculated in accordance with the Compensation-Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures. On December 14, 2016, the Committee approved a change to the TSR portion of the 2016 PSU award, reducing the threshold-level payout from 50% to 25% of target if UTC’s TSR performance equals the 25th percentile rank relative to the S&P 500 over the three-year performance period.

(6)	ELG RSU award granted to Mr. Leduc upon his appointment to the ELG. This award will vest in the event of a mutually agreeable separation following three years of ELG service, upon death or a change-in-control. ELG RSUs accumulate dividend equivalents that are reinvested as additional RSUs during the vesting period. Vested ELG RSUs are settled in shares of Common Stock.

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COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(4)
G. Hayes	–	264,000(5)	–	$ 95.57	1/3/2026	–	–	106,000	$ 11,619,720	(8)
	–	165,500(6)	–	$ 115.04	1/1/2025	–	–	19,750	$ 2,164,995	(9)
	–	71,500(7)	–	$ 112.49	1/1/2024	–	–	–	–	(10)
	107,000	–	–	$ 84.00	1/1/2023	–	–	–	–
	122,000	–	–	$ 74.66	1/2/2022	–	–	–	–
	103,000	–	–	$ 78.99	1/2/2021	–	–	–	–
	86,000	–	–	$ 71.63	1/3/2020	–	–	–	–
	54,500	–	–	$ 75.21	1/1/2018	–	–	–	–

A. Johri	–	86,000(5)	–	$ 95.57	1/3/2026	–	–	34,400	$ 3,770,928	(8)
	–	134,600(11)	–	$ 115.04	1/1/2025	38,382(11)	$ 4,207,435	–	–
	–	40,500(6)	–	$ 115.04	1/1/2025	–	–	4,850	$ 531,657	(9)
	–	–	–	–	–	12,825(12)	$ 1,405,877	–	–
	30,500	–	–	$ 74.66	1/2/2022	–	–	–	–
	22,500	–	–	$ 78.99	1/2/2021	–	–	–	–
	14,500	–	–	$ 71.63	1/3/2020	–	–	–	–
	21,900	–	–	$ 54.95	1/1/2019	–	–	–	–
	6,800	–	–	$ 75.21	1/1/2018	–	–	–	–

R. McDonough	–	132,000(5)	–	$ 95.57	1/3/2026	–	–	52,800	$ 5,787,936	(8)
	–	50,500(6)	–	$ 115.04	1/1/2025	–	–	6,050	$ 663,201	(9)
	–	35,000(7)	–	$ 112.49	1/1/2024	–	–	–	–	(10)
	32,804	–	34,750(13)	$ 112.49	1/1/2024	–	–	–	–
	–	–	–	–	–	11,993(14)	$ 1,314,673	–	–
	38,000	–	–	$ 84.00	1/1/2023	–	–	–	–
	28,000	–	–	$ 74.66	1/2/2022	–	–	–	–
	–	–	–	–	–	12,825(12)	$ 1,405,877	–	–
	20,900	–	–	$ 78.99	1/2/2021	–	–	–	–
	18,900	–	–	$ 71.63	1/3/2020	–	–	–	–
	20,000	–	–	$ 54.95	1/1/2019	–	–	–	–

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	63

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards								Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price($)	(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(4)

P. Delpech	–	132,000	(5)	–		$95.57		1/3/2026	–		–		52,800		$ 5,787,936	(8)
	–	50,500	(6)	–		$115.04		1/1/2025	–		–		6,050		$ 663,201	(9)
	–	35,000	(7)	–		$112.49		1/1/2024	–		–		–		–	(10)
	32,804	–		34,750	(13)	$112.49		1/1/2024	–		–		–		–
	–	–		–		–		–	21,451	(12)	$2,351,459		–		–
	–	–		–		–		–	11,444	(14)	$1,254,491		–		–
	25,500	–		–		$84.00		1/1/2023	–		–		–		–

R. Leduc	–	88,000	(5)	–		$85.63		1/14/2026	16,175	(12)	$1,773,104		35,200		$ 3,858,624	(8)
	–	54,200	(15)	–		$115.92		3/31/2025	4,516	(15)	$495,044		–		–
	23,000	–		–		$84.00		1/1/2023	–		–		–		–
	25,500	–		–		$74.66		1/2/2022	–		–		–		–
	26,000	–		–		$78.99		1/2/2021	–		–		–		–

(1)	The exercise price of each SAR (or stock option in the case of Mr. Delpech) is equal to the NYSE closing price of UTC Common Stock on the grant date.

(2)	Calculated by multiplying the number of unvested RSUs by $109.62, the NYSE closing price of UTC Common Stock on the last trading day of 2016.

(3)	The number of shares shown for PSUs granted in 2016 and 2015 assume maximum- and threshold-level performance, respectively, based on vesting estimates as of December 31, 2016. Actual payouts for these PSUs will be based on actual performance at the end of the three-year performance periods. No value is shown for the 2014 PSU awards because Company performance was below threshold resulting in 0% vesting.

(4)	Calculated by multiplying the number of unvested 2015 and 2016 PSUs by $109.62, the NYSE closing price of UTC Common Stock on the last trading day of 2016. No value is shown for the 2014 PSU awards because Company performance was below threshold resulting in 0% vesting.

(5)	SARs (or stock options in the case of Mr. Delpech) scheduled to vest on January 4, 2019 (and for Mr. Leduc on January 15, 2019), subject to the executive’s continued employment, except in the event of death, change-in-control or qualifying retirement occurring at least one year from the date of grant.

(6)	SARs (or stock options in the case of Mr. Delpech) scheduled to vest on January 2, 2018, subject to the executive’s continued employment, except in the event of death, change-in-control or qualifying retirement occurring at least one year from the date of grant.

(7)	SARs (or stock options in the case of Mr. Delpech) that vested on January 2, 2017.

(8)	PSUs that are subject to performance-based vesting contingent on Company performance relative to targets measured over a three-year period ending on December 31, 2018 and the executive’s continued employment (except in cases of qualifying retirement, disability, death or change-in-control). Amounts shown reflect maximum-level performance, based on vesting estimates as of December 31, 2016.

(9)	PSUs that are subject to performance-based vesting contingent on Company performance relative to targets measured over a three-year period ending on December 31, 2017 and the executive’s continued employment (except in cases of qualifying retirement, disability, death or change-in-control). Amounts shown reflect threshold-level performance, based on vesting estimates as of December 31, 2016.

(10)	PSUs for which the service condition was satisfied on January 2, 2017. Awards did not vest due to below threshold-level performance achieved by the Company, as discussed on page 44.

(11)	SAR and RSU awards granted to Mr. Johri to offset the value of compensation forfeited upon departure from his former employer. Awards vest three years from the grant date, subject to continued service with the Company, upon death or a change-in-control. These RSU awards accumulate dividend equivalents during the vesting period that are reinvested in additional RSUs.

(12)	Number of ELG RSUs granted upon appointment to the ELG. Awards vest in the event of a mutually agreeable separation following three years of ELG service, upon death or a change-in-control. For Mr. McDonough, mutually agreeable separation must also occur on or after age of 62. ELG RSUs accumulate dividend equivalents that are reinvested in additional RSUs during the vesting period.

(13)	SARs granted on January 2, 2014 to Messrs. McDonough and Delpech which vest contingent on performance through December 31, 2017, relative to pre-established performance targets related to our commercial businesses or upon death or a change-in-control.

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COMPENSATION TABLES

(14)	Retention RSU awards granted to Messrs. McDonough and Delpech which vest on May 1, 2017 and July 1, 2017, respectively, contingent on continued service with the Company through the vesting date, upon death or a change-in-control. These RSU awards accumulate dividend equivalents during the vesting period that are reinvested in additional RSUs.

(15)	SAR and RSU awards granted to Mr. Leduc upon rehire, which will vest contingent on continued service with the Company through April 1, 2018, upon death or a change-in-control. These RSU awards accumulate dividend equivalents during the vesting period that are reinvested in additional RSUs.

OPTION EXERCISES AND STOCK VESTED

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)	(1)	Value Realized on Exercise ($)	(2)	Number of Shares Acquired on Vesting (#)	(3)	Value Realized on Vesting ($)	(4)
G. Hayes	145,500		$5,610,687		11,528		$1,002,475
A. Johri	6,800		$229,923		–		–
R. McDonough	–		–		4,092		$355,840
P. Delpech	40,800		$1,326,282		2,728		$237,227
R. Leduc	–		–		2,464		$214,269

(1)	SARs (or stock options in the case of Mr. Delpech) exercised in 2016.

(2)	Calculated by multiplying the number of shares acquired upon exercise by the difference between the market price of UTC Common Stock on the exercise date and the exercise price of the award.

(3)	PSUs that converted to shares of Common Stock on a one-for-one basis upon vesting in 2016.

(4)	Calculated by multiplying the number of vested PSUs by the market price of UTC Common Stock on the vesting date.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	65

COMPENSATION TABLES

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	(1)	Payments During Last Fiscal Year ($)
G. Hayes	UTC Employee Retirement Plan	27	$1,331,379		–
	UTC Pension Preservation Plan	27	$8,464,537		–
	Total		$9,795,916		–
A. Johri (2)	UTC Employee Retirement Plan	15	$770,675		–
	UTC Pension Preservation Plan	15	$1,541,464		–
	Total		$2,312,139		–
R. McDonough	UTC Employee Retirement Plan	9	$229,958		–
	UTC Pension Preservation Plan	9	$627,970		–
	Total		$857,928		–
P. Delpech (3)	–	–	–		–
R. Leduc (2)	UTC Employee Retirement Plan	36	$1,763,890		$103,158
	UTC Pension Preservation Plan	36	$3,767,162		$459,544
	Total		$5,531,052		$562,702

(1)	Present value of the accumulated benefit is calculated using a 4.01% discount rate, a 4.00% long-term interest rate for lump-sum determinations under the UTC Pension Preservation Plan (“PPP”) and other assumptions for U.S. plans, as described in the pension expense assumptions of Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2016 Form 10-K. Amounts are calculated based on an assumed benefit commencement date at the earliest date the participant can retire without a reduction of benefits due to age or the actual retirement date, if known. Unless the NEOs elected another form of benefit payment, the amounts shown assume the following form of payment: (i) a monthly life annuity for benefits earned under the final average earnings (“FAE”) formula of the UTC Employee Retirement Plan; (ii) a lump-sum payment for benefits earned under the cash balance formula of the UTC Employee Retirement Plan; and (iii) a lump-sum payment for benefits accrued under the PPP.

(2)	Messrs. Johri and Leduc were first employed by UTC in November 1986 and June 1978, respectively. Both accrued pension benefits under the FAE formula of the UTC Employee Retirement Plan and the PPP until they separated from UTC service. Mr. Leduc was eligible for early retirement upon separation, and therefore, began receiving benefit payments under both plans which continue to be made. Mr. Johri was not eligible for early retirement upon his separation and must wait until subsequent separation of employment to commence his previously accrued benefit. Upon re-employment, Messrs. Johri and Leduc were no longer eligible to accrue additional benefits in UTC’s pension plans and instead receive age-based Company automatic contributions to their UTC 401(k) Savings Plan and Company Automatic Contribution Excess Plan (“CACEP”) accounts. These plans are described in detail on page 45.

(3)	Mr. Delpech does not participate in Company-funded, U.S.-based pension benefit plans. For more details on Mr. Delpech’s Company-funded Belgian retirement insurance contract, refer to footnote (5)(e) of the Summary Compensation Table on page 61. As of December 31, 2016, the accrued benefit on Mr. Delpech’s retirement insurance contract was $423,035.

UTC Employee Retirement Plan and UTC Pension Preservation Plan

Salaried employees hired before January 1, 2010 participate in the UTC Employee Retirement Plan and the UTC Pension Preservation Plan (“PPP”).

Plan Description. The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of December 31, 2016, limit recognized annual compensation to $265,000 and annual retirement benefits to $210,000.

The PPP is an unfunded, non-qualified retirement plan utilizing the same benefit formula, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. The PPP provides benefits not accrued under the qualified plan due to the Internal Revenue Code limitations on annual compensation and retirement benefit amounts referenced above.

Changes to Pension Benefit Formula. Through the end of 2014, both of these pension plans used a traditional final average earnings (“FAE”) retirement benefit formula for salaried employees hired prior to July 1, 2002. Under this formula, the plans provided an annual benefit equal to 2% of the executive’s earnings (defined on the following page) for each year

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COMPENSATION TABLES

of service up to a maximum of twenty years, plus 1% of earnings for each year of service thereafter, minus 1.5% of the executive’s Social Security benefits for each year of service (up to a maximum of 50% of the annual Social Security benefit). Earnings recognized under this formula consisted of the highest average annual base salary and annual bonus received over any consecutive five calendar-year period ending on or before December 31, 2014. The FAE formula did not recognize long-term incentive compensation earnings.

Effective December 31, 2014, the FAE formula was replaced prospectively by a cash balance formula. The cash balance formula credits a participant’s account with amounts that grow each month with two types of credits—pay credits and interest credits. Pay credits range from 3% to 8% of base salary and annual bonus, depending on the participant’s age. Interest credits are based on 30-year U.S. Treasury Bond yields and are subject to annual adjustments, but cannot fall below 3.8%. Employees hired on or after July 1, 2002, but prior to January 1, 2010, including Mr. McDonough, participate under this same cash balance formula for all of their years of service.

Distribution Options. Lump-sum and annuity distribution options are available for amounts credited under these plans.

Because amounts payable under the PPP are unfunded and unsecured, either a lump-sum or two- to ten-year annual installment distribution options (equivalent to the lump-sum) are available as an alternative to a monthly annuity. A PPP lump-sum distribution is immediately and fully taxable as ordinary income. The PPP lump-sum calculation of the FAE portion of the benefit uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 2.354%). This non-taxable investment index is intended to yield an after-tax income stream on the net after-tax proceeds reinvested in tax free bonds that are comparable to a more tax efficient annuity distribution. The lump-sum value of the cash balance portion of the benefit will be equal to the accumulated cash balance account described above.

Vesting and Retirement. Under both pension plans, vesting requires three years of service. The normal retirement age under both benefit formulas is 65. The FAE formula, however, also provides full retirement benefits at age 62 for a participant who retires with at least ten years of service. Early retirement benefits are also available under the FAE formula beginning at age 55 with at least ten years of service, reduced by 0.2% for each month by which the early retirement date precedes age 62. The value of the cash balance account is not impacted by an employee’s age at retirement.

As of December 31, 2016, Messrs. Hayes and Johri were eligible for early retirement under the FAE formula.

Other Formulas Used. Benefits for Mr. Hayes include amounts accrued under a different formula used in the Sundstrand predecessor pension plans that were merged into UTC’s pension plans.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	67

COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)	(1)	Registrant Contributions in Last FY ($)	(2)	Aggregate Earnings in Last FY ($)	(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)	(4)
G. Hayes	UTC Deferred Compensation Plan	$0		$0		$137,821		$0		$1,292,926
	UTC Savings Restoration Plan	$122,100		$73,260		$184,411		$0		$1,581,220
A. Johri	UTC Deferred Compensation Plan	$645,833		$23,250	(5)	$47,536		$0		$716,619
	UTC Savings Restoration Plan	$13,850		$8,310		$21,655		($21,368	) (6)	$190,908

	UTC Company Automatic Contribution Excess Plan	$0		$48,240		$992		$0		$75,185
R. McDonough (7)	UTC Deferred Compensation Plan	$0		$0		$0		$0		$0
	UTC Savings Restoration Plan	$0		$0		$0		$0		$0
P. Delpech (8)	UTC Deferred Compensation Plan	$0		$0		$0		$0		$0
	UTC Savings Restoration Plan	$0		$0		$0		$0		$0
R. Leduc	UTC Deferred Compensation Plan	$0		$0		$0		$0		$0
	UTC Savings Restoration Plan	$35,475		$21,285		$15,039		$0		$158,383

	Contribution Excess Plan UTC Company Automatic	$0		$35,753		$797		$0		$44,581

(1)	Amounts shown are included in the Salary and Bonus columns of the Summary Compensation Table.

(2)	Amounts shown are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Returns on amounts credited to hypothetical investment accounts, as described under “Investment Options” on page 69. These returns do not constitute above-market earnings, except for $9,771 credited to Mr. Hayes under the frozen Sundstrand Corporation Deferred Compensation Plan. This amount is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(4)	The sum of contributions (both by the executive and UTC) and credited earnings on those deferrals, less withdrawals. Of these totals, the following amounts have been included in the Summary Compensation Table in prior years: $1,262,199 (Mr. Hayes) and $25,667 (Mr. Johri).

(5)	Consists of Savings Restoration Plan match make-up for amounts inadvertently omitted from the Plan. The corrected amount has been credited to Mr. Johri’s UTC Deferred Compensation Plan.

(6)	Mr. Johri’s 2013 separation from service triggered distributions of his accrued Savings Restoration Plan benefit in ten annual installments. Annual distributions of this previously accrued benefit will continue through 2023. Benefits Mr. Johri has earned under the Plan since he was rehired in 2015 are not included in these distributions.

(7)	Mr. McDonough does not participate in the UTC’s non-qualified deferred compensation plans.

(8)	Mr. Delpech does not participate in any U.S.-based deferred compensation plans since he is based in Belgium.

UTC Savings Restoration Plan (“SRP”)

The SRP is a non-qualified, unfunded deferred compensation arrangement that offers participants the opportunity to defer up to 6% of pay (base salary plus annual bonus) above the annual Internal Revenue Code compensation limit ($265,000 in 2016) applicable to the tax-qualified UTC 401(k) Savings Plan. Using the UTC 401(k) Savings Plan’s matching contribution formula, the SRP credits matching contributions equal to 60% of the amount deferred by the executive in the form of UTC deferred stock units. Participants are vested in their own deferrals and vest in the UTC match after three years of service. SRP balances may be distributed at the election of the participant in a lump-sum payment or in annual installments over periods ranging from two to fifteen years. Employee deferrals are distributed in cash and Company matching amounts are distributed in shares of Common Stock.

68

COMPENSATION TABLES

Company Automatic Contribution Excess Plan (“CACEP”)

Salaried employees, including NEOs, hired on or after January 1, 2010 do not participate in UTC’s pension plans. These employees do, however, receive age-based Company automatic contributions (equal to a percentage of salary and annual bonus) to their tax-qualified UTC 401(k) Savings Plan account each payroll period. The purpose of the unfunded, non-qualified CACEP is to continue to credit these age-based Company automatic contributions on compensation that exceeds the Internal Revenue Code limit applicable to the tax-qualified UTC 401(k) Savings Plan. Participants receiving benefits under the CACEP do not accrue a benefit under the PPP. In 2016, Messrs. Johri and Leduc each participated in the CACEP and received a credit equal to 5.5% of pay above the IRS limit.

UTC Deferred Compensation Plan (“DCP”)

The DCP is a non-qualified, unfunded deferred compensation arrangement that offers participants the opportunity to defer up to 50% of base salary and up to 70% of annual bonus until retirement or a fixed period of at least five years. All distributions are made in cash in either a lump-sum payment or in annual installments over periods between two and fifteen years, at the election of the participant. If a participant’s employment terminates prior to retirement eligibility, all balances are paid as a lump-sum in April following termination.

Investment Options

Amounts deferred by participants under the SRP, CACEP and/or DCP may be allocated to one or more of the following hypothetical investment accounts:

Hypothetical Investment Accounts*	2016 Return
Income Fund	3.4%
Equity Fund—S&P 500 Index	11.9%
Government / Credit Bond Fund	3.1%
Small Company Stock Index Fund	16.7%
International Equity Index	1.1%
Emerging Equity Index Fund	11.4%
UTC Common Stock with dividend reinvestment	16.5%

*	Additional age-specific retirement date funds are also available. In 2016, NEOs participated in Target Retirement Fund 2005 (5.2% return), Target Retirement Fund 2010 (5.9% return), Target Retirement Fund 2015 (6.8% return) and Target Retirement Fund 2020 (7.4% return).

PSU Deferral Plan

The PSU Deferral Plan allows executives to defer between 10% and 100% of their vested PSU awards that would otherwise be settled in unrestricted shares of Common Stock. The deferred portion of the PSU award is converted into deferred stock units that accrue dividend equivalents. Distributions from the PSU Deferral Plan are made in full or in two to fifteen annual installments, either upon retirement or in a future year selected by the executive (no earlier than five years from the year the PSUs are deferred for executives who elect a future distribution date). Distributions are made in whole shares of Common Stock with any fractional units paid in cash. None of the NEOs participated in the PSU Deferral Plan in 2016.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	69

COMPENSATION TABLES

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

This table estimates the value of payments and benefits that each NEO would have been entitled to receive had employment terminated on December 31, 2016 under various hypothetical circumstances. Under UTC’s programs, benefit eligibility and the value of benefits an executive is entitled to receive vary depending on the reason for termination and whether the executive is eligible for retirement at that time.

Payment Type	G. Hayes	A. Johri	R. McDonough	P. Delpech	R. Leduc
Involuntary Termination (For Cause)
Cash Payment	$0	$0	$0	$0	$0
Pension Benefit(1)	$11,807,039	$2,379,540	$637,533	$423,035(2)	$0
Option/SAR Value(3)	$0	$0	$0	$0	$0
Stock Award Value(4)(5)	$0	$0	$0	$0	$0
Sub-Total	$11,807,039	$ 2,379,540	$637,533	$ 423,035	$0
Less: Vested Pension	($11,807,039)	($2,379,540)	($637,533)	($423,035)	$0
Amount Triggered due to Termination	$0	$0	$0	$0	$0
Voluntary Termination
Cash Payment	$0	$0	$0	$0	$0
Pension Benefit(1)	$11,807,039	$2,379,540	$637,533	$423,035(2)	$0
Option/SAR Value(3)	$15,303,835	$3,737,571	$4,404,018	$653,310	$2,277,120
Stock Award Value(4)(5)	$2,164,995	$531,657	$0	$3,014,660	$0
Sub-Total	$29,275,869	$6,648,768	$5,041,551	$4,091,005	$2,277,120
Less: Vested Pension and Equity	($29,275,869)	($6,648,768)	($5,041,551)	($4,091,005)	($2,277,120)
Amount Triggered due to Termination	$0	$0	$0	$0	$0
Involuntary Termination (Not For Cause) or Retirement
Cash Payment(6)	$3,750,000	$0	$2,062,500	$0	$0
Pension Benefit(1)	$11,807,039	$2,379,540	$637,533	$423,035(2)	$0
Option/SAR Value(3)	$15,303,835	$3,737,571	$4,404,018	$653,310	$2,277,120
Stock Award Value(4)(5)	$2,164,995	$531,657	$0	$3,014,660	$0
Sub-Total	$33,025,869	$6,648,768	$7,104,051	$4,091,005	$2,277,120
Less: Vested Pension and Equity	($29,275,869)	($6,648,768)	($5,041,551)	($4,091,005)	($2,277,120)
Amount Triggered due to Termination	$3,750,000	$0	$2,062,500	$0	$0
Termination following a Change-in-Control(7)
Cash Payment(8)	$11,885,250	$0	$2,062,500	$0	$0
Pension Benefit(1)	$11,807,039	$2,379,540	$637,533	$423,035(2)	$0
Option/SAR Value(9)	$19,013,035	$4,945,871	$6,258,618	$2,507,910	$4,388,240
Stock Award Value(9)	$10,139,850	$8,562,089	$6,940,919	$7,826,320	$4,197,459
Sub-Total	$52,845,174	$15,887,500	$15,899,570	$10,757,265	$8,585,699
Less: Vested Pension and Equity	($29,275,869)	($6,648,768)	($5,041,551)	($4,091,005)	($2,277,120)
Amount Triggered due to Termination	$23,569,305	$9,238,732	$10,858,019	$6,666,260	$6,308,579

70

COMPENSATION TABLES

(1)	Amounts reflect the estimated lump-sum value of the non-qualified portion of the retirement benefits accrued under UTC’s pension plans, assuming retirement or termination on December 31, 2016, payable as of such date or attainment of age 55 (if later). The present value of benefits payable under the qualified plan are shown in the Pension Benefits table on page 66. Mr. Leduc separated employment from UTC on January 15, 2014, triggering previously accrued pension benefit payments which he continues to receive (see footnote (2) of the Pension Benefits table on page 66 for more details). Upon re-employment on January 15, 2016, Mr. Leduc is no longer eligible to accrue benefits under UTC’s legacy pension plans.

(2)	Mr. Delpech is not eligible for participation under U.S.-based retirement plans. The amounts shown for Mr. Delpech reflect the estimated lump-sum value of retirement benefits accrued under an individual pension insurance contract, assuming termination on December 31, 2016, payable as of such date. Benefits accrue monthly at 20% of base salary and earn at least a minimum interest rate of 3.25%. Distribution is scheduled to be made as a lump-sum at retirement. However, if Mr. Delpech’s employment terminates for any reason prior to retirement, he is entitled to the vested amounts accrued under his contract as of the date of separation.

(3)	The vesting of outstanding SARs or options (other than the unvested portion of the performance-based SAR awards and special out-of-cycle grants) that have been outstanding for at least one year will be accelerated in the event of a voluntary termination or an involuntary (not for cause) termination after attaining qualifying retirement (age 55 plus ten years of service or satisfying the rule of 65 – between age 50 and 55 plus years of service add up to 65 or more). All NEOs, except for Mr. McDonough, satisfy one or both of these conditions. Amounts shown are based on the closing price of UTC Common Stock on the NYSE ($109.62) on the last trading day of 2016. In the event of an involuntary termination for cause, outstanding SARs are forfeited.

(4)	In the event of a voluntary or an involuntary (not for cause) termination following attainment of qualifying retirement age or satisfying the rule of 65, PSUs outstanding for at least one year remain eligible to vest following completion of the performance period to the extent performance targets are achieved. Amounts shown are based on the closing price of UTC Common Stock on the NYSE ($109.62) on the last trading day of 2016. Maximum- and threshold-level vesting is shown for the 2016 and 2015 PSU grants, respectively, based on estimated performance as of December 31, 2016. The actual vesting (0%) is shown for the 2014 PSU grant. In the event of an involuntary termination for cause, outstanding PSUs are forfeited.

(5)	Sign-on and retention RSU awards forfeit upon voluntary or involuntary terminations, regardless of the retirement eligibility status of the executive. ELG RSUs will vest in the case of mutually agreeable separation (as defined on pages 47-48) following three years of ELG service (and for Mr. McDonough, only after obtaining age 62). Receipt of the ELG RSU award is contingent upon execution of an agreement containing the following restrictive covenants made by the executive for the protection of UTC: (i) non-compete; (ii) employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation.

(6)	Reflects the ELG cash separation benefit, which equals 2.5x base salary. This benefit is payable as a lump-sum in the event of a mutually agreeable separation (defined on pages 47-48) following at least three years of ELG service (and for Mr. McDonough only if separation occurs prior to age 62). Receipt of the ELG separation benefit is subject to post-employment restrictions, as described in footnote (5) above. The ELG separation benefit is not treated as compensation for purposes of determining benefits under UTC’s pension plans or any other benefit programs. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. ELG members appointed on or after May 2013, including Messrs. Johri, Delpech and Leduc are not eligible for this cash separation benefit and instead received an ELG RSU grant, as described above in footnote (5).

(7)	Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (“SESP”), which was closed to new participants effective June 2009. Accordingly, Mr. Hayes is the only NEO eligible for the SESP benefit. Acquisition of 20% of UTC’s voting securities by a person or a group or a change in the majority of the Board of Directors, constitutes a change-in-control. SESP benefits are provided to eligible executives in the event of an involuntary termination or resignation for “good reason” (i.e., a material adverse change in the executive’s compensation, responsibilities, authority, reporting relationship or work location) within two years following a change-in-control event. Receipt of SESP benefits are subject to various restrictive covenants. An executive may receive the greater of the SESP or the ELG cash separation benefit (as described in footnote (6) above), but not both. The SESP cash severance is reduced by 1/36th for each month that termination occurs after age 62 and, accordingly, is completely phased out at age 65.

(8)	A lump-sum cash benefit payable under the SESP in an amount equal to 2.99x the sum of the executive’s base salary and target annual bonus is applicable for ELG members appointed prior to June 2009 (Mr. Hayes only). ELG members appointed on or after June 2009 but prior to May 2013 (Mr. McDonough only) are eligible for the standard ELG cash severance payment upon change-in-control (2.5x base salary), while ELG appointed on or after May 2013, including Messrs. Johri, Delpech and Leduc, are not eligible for a cash payment under either program.

(9)	In the event of termination for “good reason” (as defined on page 48) following a change-in-control, the LTIP provides for the accelerated vesting of all outstanding equity awards (including awards outstanding for less than one year, unvested performance-based SAR awards and special out-of-cycle equity awards). Amounts shown are based on the closing price of UTC Common Stock on the NYSE ($109.62) on the last trading day of 2016. PSU and performance-based SAR values reflect vesting at target, except where actual performance is known as of December 31, 2016.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	71

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of UTC’s financial accounting and reporting processes and the adequacy of its system of internal controls and processes to assure compliance with Company policies and procedures, its Code of Ethics and applicable laws and regulations. The Committee annually nominates an independent auditor for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. Specific responsibilities of the Committee are set forth in the Audit Committee Charter adopted by the Board, which is available on the Company’s website.

Management has the primary responsibility for the financial statements and the financial reporting processes, including the system of internal accounting controls. PricewaterhouseCoopers LLP (“PwC”), the Company’s Independent Auditor, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee has reviewed and discussed with management and the Independent Auditor UTC’s audited financial statements as of and for the year ended December 31, 2016, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting.

The Committee has discussed with UTC’s Independent Auditor the matters required by the Public Company Accounting and Oversight Board’s (“PCAOB”) Auditing Standard No.1301, Communications with Audit Committees. It has also discussed with UTC’s Independent Auditor its independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditor required by the PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, as approved by the SEC. The Committee has concluded that PwC’s provision of non-audit services as described in the table on pages 73 and 74 is compatible with PwC’s independence.

UTC’s Independent Auditor represented to the Committee that UTC’s audited financial statements were fairly presented in accordance with generally accepted accounting principles in the United States of America. Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Committee nominates the firm of PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditor for 2017.

Audit Committee
Edward A. Kangas, Chair	Fredric G. Reynolds
Diane M. Bryant*	H. Patrick Swygert
Richard B. Myers	André Villeneuve
* Appointed a member of the Committee effective January 1, 2017.

72

Proposal 2: Appointment of a Firm of Independent Registered Public Accountants to Serve as Independent Auditor for 2017

As required by UTC’s Bylaws, we are asking shareowners to vote on a proposal to appoint a firm of independent registered public accountants to act as the Company’s Independent Auditor until the next Annual Meeting. PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as UTC’s Independent Auditor in 2016 and 2015, and the Audit Committee has nominated the firm for appointment by the shareowners to serve again as UTC’s Independent Auditor for 2017.

The Audit Committee is directly responsible for the nomination, compensation, retention and oversight of the Company’s Independent Auditor. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the Independent Auditor’s qualifications, performance and independence, and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm to serve in that capacity.

The Audit Committee has nominated, and the Board of Directors has approved the nomination of, PricewaterhouseCoopers LLP to serve as our Independent Auditor for 2017 and until the next Annual Meeting in 2018. PricewaterhouseCoopers LLP has acquired extensive knowledge of the Company’s operations, performance and development through its previous service as the Company’s Independent Auditor. In accordance with SEC rules and PricewaterhouseCoopers LLP policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy includes a meeting with the Chairman of the Audit Committee and the candidate for the role, as well as consideration of the candidate’s qualifications by the full Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP as our Independent Auditor is in the best interest of the Company and our shareowners.

Representatives of PricewaterhouseCoopers LLP will be present at the 2017 Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

UTC paid the following fees to PricewaterhouseCoopers LLP in 2016 and 2015:

(in thousands)	2016	2015
Audit Fees	$39,744	$40,961
Audit-Related Fees	$5,676	$9,930
Tax Fees	$18,183	$19,926
All Other Fees	$557	$5,707
Total	$64,160	$76,524

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	73

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITOR

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements in UTC’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements. Audit fees for statutory audits were $16,900,000 in 2016 and $16,000,000 in 2015 with the increase in 2016 due to additional audits attributable to UTC acquisitions.

Audit-Related Fees in both years consisted of fees for financial and tax due diligence assistance related to acquisition and disposition activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles for proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments. Audit-Related Fees in 2015 also included services related to our discontinued operations, including carve-out audits and other agreed upon procedures with fees of approximately $5,400,000. $400,000 of our 2015 Audit-Related fees were reimbursed pursuant to contractual agreements with third parties. There were $0 Audit-Related Fees for services related to discontinued operations or related reimbursements in 2016.

Tax Fees in 2016 consisted of approximately $12,773,000 for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims, and expatriate tax services, and approximately $5,410,000 for tax consulting and advisory services. In 2015, Tax Fees consisted of approximately $9,955,000 for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims, and expatriate tax services, and approximately $9,971,000 for tax consulting and advisory services.

All Other Fees in 2016 primarily consisted of accounting research software, benchmarking, government compliance and other services. All Other Fees in 2015 primarily consisted of accounting research software, benchmarking, government compliance, business disposition separation and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditor. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee subsequently is informed of each particular service approved by delegation. All of the engagements and fees for 2016 and 2015 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the firm’s independence. The Board has also adopted the policy that in any year fees paid to the Independent Auditor for non-audit services shall not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as included in the Tax Fees and All Other Fees categories.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

74

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

Each year we ask shareowners to approve, on an advisory basis, the compensation of UTC’s Named Executive Officers. We encourage you, before voting, to read the Compensation Discussion and Analysis (“CD&A”) on pages 28 to 58, along with the compensation tables on pages 60 to 71, and to consider the information the CD&A provides about the alignment between UTC’s performance and our executives’ compensation. The CD&A also describes recent changes to our compensation programs that are designed to enhance corporate governance and align executive and shareowner interests.

Under the rules of the Securities and Exchange Commission, your vote is advisory and will not be binding on the Board or the Company. However, UTC values the opinion of its shareowners and will consider the outcome of the vote when making future executive compensation decisions.

As more fully discussed in the CD&A, the fundamental objective of UTC’s compensation program is to closely align our executives’ compensation opportunities with the long-term interests of our shareowners. For senior leadership, the substantial majority of compensation is both stock-based and contingent on performance. We base long-term incentive compensation on the achievement of performance metrics that link directly to sustainable performance and long-term shareowner value. We use relevant benchmarks to ensure that overall compensation levels are competitive in order to recruit, retain and motivate talented executives critical to UTC’s long-term success.

The design and operation of an executive compensation program for a large, complex, global enterprise such as UTC involves multiple objectives. The Board believes that UTC’s executive compensation programs have been effective in attracting and retaining senior business leaders with the requisite talent and skills to drive UTC’s financial, strategic and operational performance. As described on page 34 of this Proxy Statement, UTC’s executive compensation programs are designed to support the following guiding principles:

•	Responsibility: Compensation should take into account each executive’s responsibility to act in accordance with our ethical, environmental, health and safety objectives at all times. Financial, strategic and operational performance must not compromise these values. A complete commitment to ethical and corporate responsibility is a fundamental principle incorporated into all aspects of our compensation program.

•	Pay-for-performance: A substantial portion of compensation should be variable, contingent on and directly linked to individual, Company and business unit performance.

•	Long-term focus: For our most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable long-term performance.

•	Competitiveness: Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers.

•	Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial, strategic and operational business results.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	75

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

•	Shareowner alignment: The financial interests of executives should be aligned with the long-term interests of our shareowners through stock-based compensation and performance metrics that correlate with long-term shareowner value.

As in the past, long-term sustainable growth continues to be the driver behind the strategic and financial decisions of our senior executives. This can be seen in our cumulative total return to shareowners over the ten-year period ending December 31, 2016, which equaled 121%. These returns are in excess of results for the Dow Jones Industrial Average (106%) and the S&P 500 (96%) indices for the same period, as well as the Capital Goods industry sector (103%), of which UTC is a component. The Board believes that our executive compensation program plays a key role in driving and sustaining this level of performance.

The Board remains committed to robust corporate governance practices and strongly shares the interest of shareowners in maintaining effective, performance-based executive compensation programs. In that regard, as discussed in the CD&A, the Committee on Compensation and Executive Development makes ongoing changes to our executive compensation programs, often in direct response to input from shareowners. The Board believes that UTC’s executive compensation programs have effectively aligned pay with performance by incentivizing strong financial performance while encouraging long-term growth objectives. A balanced, competitive compensation program is also essential for attracting and retaining talented executives.

Accordingly, the Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the compensation of UTC’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related information provided on pages 28 to 71 of this Proxy Statement, is hereby APPROVED on an advisory basis.”

As a matter of law, the approval or disapproval of this Proposal 3 may not be construed as overruling any decision by UTC or the Board, or as imposing any duty or obligation on UTC, the Board or any individual director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF UTC’S NAMED EXECUTIVE OFFICERS.

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Proposal 4: Advisory Vote on the Frequency of Shareowner Votes on Named Executive Officer Compensation

As required by federal securities law, the Board requests your advisory vote on the intervals at which shareowners should vote to approve the compensation of UTC’s named executive officers (“NEOs”) - whether every year, every two years or every three years. Since UTC began holding an advisory “Say-on-Pay” vote in 2011, it has submitted its executive compensation to an advisory vote every year. Although your vote on this frequency proposal is advisory and thus not binding on the Board, the Board will consider the outcome of the shareowner vote in making its decision.

The Board believes that an advisory vote on NEO compensation that occurs every year is the most appropriate alternative. The Board believes that an annual “Say-on-Pay” vote enables shareowners to provide frequent, direct input to the Company regarding its compensation philosophy, policies and practices. Holding the vote at one-year intervals also enhances shareowner communication by providing a clear, simple means for the Company to ascertain general investor sentiment regarding the Company’s executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL SHAREOWNER ADVISORY VOTE ON THE COMPENSATION OF UTC’S NAMED EXECUTIVE OFFICERS.

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General Information About the Annual Meeting

Your vote is very important.

ACCESSING PROXY MATERIALS

To conserve natural resources and reduce costs, we are sending most shareowners a brief Notice of Internet Availability of Proxy Materials, as permitted by SEC rules. This Notice explains how you can access UTC’s proxy materials on the Internet and how to obtain printed copies if you prefer. It also explains how you can choose either electronic or print delivery of proxy materials for future Annual Meetings.

WHO CAN VOTE?

You are entitled to vote at the Annual Meeting if you owned shares of Common Stock at the close of business on February 28, 2017, which is referred to as the “record date.” A list of registered shareowners entitled to vote at the meeting will be available at UTC’s offices, 10 Farm Springs Road, Farmington, CT 06032, during the ten days prior to the meeting and at the meeting.

ATTENDING THE MEETING

You or your authorized proxy can attend the Annual Meeting if you were a registered or beneficial shareowner of Common Stock at the close of business on February 28, 2017.

We ask that shareowners request tickets in advance to attend.

To request an admission ticket to the Annual Meeting, send a letter to the UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT 06032 or send an email to: corpsec@corphq.utc.com.

•	If you own shares through an account with a broker, bank, trustee or other intermediary, you must also send a copy of an account statement, or a “legal proxy” from your intermediary, showing the number of shares you owned as of the record date.

•	If your shares are registered in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), or if you own shares through a UTC employee savings plan, there is no need to provide evidence of ownership of shares because UTC can verify your ownership of Common Stock.

If you forget to bring a ticket, you will be admitted to the meeting only if you provide proof of identification and satisfactory evidence that you were a registered or beneficial shareowner of Common Stock as of the record date.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

QUORUM FOR THE MEETING

Under the Company’s Bylaws, we can conduct business at the Annual Meeting only if the holders of a majority of the outstanding shares on the record date are present either in person or by proxy. The presence of at least that number of shares constitutes a “quorum.” As of the record date, 801,686,761 shares of Common Stock were issued and outstanding.

HOW TO VOTE?

If you own shares directly in your name…

If your shares are registered in your name on the records of Computershare, you may vote in several different ways.

VOTE ON THE INTERNET.	VOTE BY TELEPHONE.	VOTE BY MAIL.	VOTE AT THE ANNUAL MEETING.
You can vote online at: www.proxyvote.com.	In the United States or Canada, you can vote by telephone. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.	You can mail the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope we have provided, or in an envelope addressed to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.	Most shareowners may vote by submitting a ballot in person at the Annual Meeting.
Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on April 23, 2017 (except for participants in the UTC Employee Savings Plan, who must submit voting instructions earlier, as described below).		Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.
To authenticate your Internet or telephone vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card or voting instruction card.		Mail to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.	If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

If you own your shares through an account with a bank, broker, trustee or other intermediary, sometimes referred to as owning in “street name”…

Your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions it provides to you.

If you hold shares in the UTC Employee Savings Plan…

You can direct the voting of your proportionate interest in shares of Common Stock held by the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions via the Internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the trustee will vote your proportionate interest in shares held by the ESOP Fund for the voting choice that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. Similarly, the trustee will vote your uninstructed proportionate interest in shares held by the Common Stock Fund for the voting choice that receives the greatest number of votes based on voting instructions

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

received from the Common Stock Fund participants. The trustee will vote all shares of Common Stock held in the ESOP Fund that are not allocated to participant accounts for the voting choice that receives the greatest number of votes from ESOP Fund participants who submit voting instructions with respect to their allocated shares.

SPECIAL VOTING DEADLINE FOR PARTICIPANTS IN THE UTC EMPLOYEE SAVINGS PLAN: Broadridge Financial Solutions must receive your voting instructions by 11:00 a.m., Eastern Daylight Time, on April 20, 2017, so that it will have time to tabulate all voting instructions of participants and communicate those instructions to the trustee, who will vote the shares held by the Savings Plan. Because the trustee is designated to vote on your behalf, you will not be able to vote your shares held in the Savings Plan in person at the meeting.

REVOKING A PROXY OR VOTING INSTRUCTIONS

If you hold shares registered in your name, you may revoke your proxy by:

•	Writing to the Corporate Secretary and providing your name and account information

•	If you submitted your proxy by telephone or the Internet, by accessing those voting methods and following the instructions given for revoking a proxy

•	If you submitted a signed proxy card, by submitting a new proxy card with a later date (which will override your earlier proxy card)

•	Voting in person at the Annual Meeting

If you hold your shares in “street name,” you must follow the directions provided by your bank, broker, trustee or other intermediary for revoking or modifying your voting instructions.

VOTING PROCEDURES

HOW SHARES WILL BE VOTED

Each share of UTC Common Stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the Internet, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in the UTC Employee Savings Plan) in accordance with their best judgment on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting. At present we do not know of any such additional matters.

At the 2016 Annual Meeting, shareowners approved the Board’s recommendation to amend UTC’s Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors.

If your shares are registered in your name and you return a signed proxy card or vote by telephone or the Internet, but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a broker and do not give voting instructions on a matter, your broker is permitted, under the New York Stock Exchange rules, to vote your shares in its discretion only on Proposal 2 (appointment of the Independent Auditor) and is required to withhold a vote on each of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall voting results is shown in the table on the following page.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

VOTES REQUIRED AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Matter	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
Election of Directors	Votes FOR a nominee must exceed 50% of the votes cast with respect to that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Appointment of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2017	Approval by a majority of the votes making up the quorum.	Counted toward quorum; impact is the same as a vote AGAINST.	Not applicable.
Advisory vote to approve Named Executive Officer compensation	Votes FOR the proposal must exceed votes AGAINST it.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Advisory vote on the frequency of shareowner votes on Named Executive Officer compensation	The option for which the greatest number of votes is cast.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.

VOTE COUNTING

Broadridge Financial Solutions (“Broadridge”), an independent entity, will receive and tabulate the votes in connection with the Annual Meeting. Representatives of Broadridge will act as the independent Inspectors of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results.

Broadridge has been instructed that the vote of each shareowner must be kept confidential and may not be disclosed, except in legal proceedings or for the purpose of soliciting shareowner votes in a contested proxy solicitation.

INFORMATION ABOUT PROXY SOLICITATION

Employees of UTC may solicit proxies on behalf of the Board of Directors by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and will reimburse banks, brokers, trustees and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareowners. UTC has retained Georgeson Inc., to assist in distributing proxy materials and soliciting proxies for a fee of $16,000 plus out-of-pocket expenses.

ELECTRONIC ACCESS TO PROXY MATERIALS

If you hold shares registered in your name, you may sign up at http://www.computershare-na.com/green to receive electronic access to proxy materials for future meetings, rather than receiving the materials in the mail. If you choose electronic access, you will receive an email notifying you when the Annual Report and Proxy Statement are available with instructions on how to access the documents and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in “street name,” you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by contacting Broadridge at http://enroll.icsdelivery.com/utc.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

ELIMINATING DUPLICATE MAILINGS

If you share an address with one or more other UTC shareowners, you may have received notification that you will receive only a single copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your entire household unless you or another UTC shareowner at that address gives contrary instructions to UTC’s stock registrar and transfer agent or to the bank, broker, trustee or other intermediary that provides the notification. This practice, known as “householding,” is designed to reduce printing and mailing costs.

Upon written or oral request, UTC will deliver promptly a separate copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to any shareowner at a shared address to which the Company delivered a single copy of any of these documents. If you wish to receive free of charge a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding,” please contact UTC’s stock registrar and transfer agent, Computershare, at 1-800-488-9281. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

SUBMITTING PROPOSALS AND NOMINATIONS FOR 2018 ANNUAL MEETING

Shareowner Proposals. In order for a shareowner proposal to be considered for inclusion in UTC’s Proxy Statement for the 2018 Annual Meeting under SEC Rule 14a-8, our Corporate Secretary must receive such proposal in writing by November 10, 2017.

In order to introduce a proposal for vote at the 2018 Annual Meeting (other than a shareowner proposal included in the Proxy Statement in accordance with SEC Rule 14a-8), UTC’s Bylaws require that the shareowner send advance written notice to the Corporate Secretary for receipt no earlier than December 25, 2017 and no later than January 24, 2018. This notice must include the information specified by Section 1.10 of the Bylaws, a copy of which is available at http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx.

Director Nominations at the 2018 Annual Meeting. UTC’s Bylaws require that a shareowner who wishes to nominate a candidate for election as a director at the 2018 Annual Meeting (other than pursuant to the “proxy access” provisions of Section 1.12 of the Bylaws) must send advance written notice to the Corporate Secretary for receipt no earlier than December 25, 2017 and no later than January 24, 2018. This notice must include the information, documents and agreements specified by Section 1.10 of the Bylaws, a copy of which is available at http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx.

Director Nominations by Proxy Access. UTC’s Bylaws require that an eligible shareowner who wishes to have a nominee of that shareowner included in UTC’s proxy materials for the 2018 Annual Meeting pursuant to the “proxy access” provisions of Section 1.12 of the Bylaws must send advance written notice to the Corporate Secretary for receipt no earlier than October 11, 2017 and no later than November 10, 2017. This notice must include the information, documents and agreements specified by Section 1.12 of the Bylaws, a copy of which is available at http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx.

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Other Information

Cautionary Note Concerning Factors That May Affect Future Results. This Proxy Statement contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases and other measures of financial performance or potential future plans, strategies or transactions. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

•	the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction and in both the commercial and defense segments of the aerospace industry, levels of air travel, financial condition of commercial airlines, the impact of weather conditions and natural disasters and the financial condition of our customers and suppliers;

•	challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;

•	future levels of indebtedness and capital spending and research and development spending;

•	future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure;

•	the timing and scope of future repurchases of our common stock, which may be suspended at any time due to market conditions and the level of other investing activities and uses of cash;

•	delays and disruption in delivery of materials and services from suppliers;

•	Company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof;

•	the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into our existing businesses and realization of synergies and opportunities for growth and innovation;

•	new business opportunities;

•	our ability to realize the intended benefits of organizational changes;

•	the anticipated benefits of diversification and balance of operations across product lines, regions and industries;

•	the outcome of legal proceedings, investigations and other contingencies;

•	pension plan assumptions and future contributions;

•	the impact of the negotiation of collective bargaining agreements and labor disputes;

•	the effect of changes in political conditions in the U.S. and other countries in which we operate, including the effect of changes in U.S. trade policies or the U.K.’s pending withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; and

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OTHER INFORMATION

•	the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we operate.

In addition, our 2016 Annual Report or Form 10-K includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. See the “Notes to Consolidated Financial Statements” under the heading “Note 18: Contingent Liabilities,” the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business Overview,” “Results of Operations,” “Liquidity and Financial Condition,” and “Critical Accounting Estimates,” in Exhibit 13 of our 2016 Form 10-K. Our Form 10-K also includes important information as to these factors in the “Business” section under the headings “General,” “Description of Business by Segment” and “Other Matters Relating to Our Business as a Whole,” and in the “Risk Factors” and “Legal Proceedings” sections. Additional important information as to these factors is included in our 2016 Annual Report in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Restructuring Costs,” “Environmental Matters” and “Governmental Matters.” The forward-looking statements speak only as of the date of this report or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

Annual Report on Form 10-K for 2016. UTC will provide, without charge, a copy of the UTC Annual Report on Form 10-K for 2016 filed with the SEC to any shareowner upon request directed to the UTC Corporate Secretary by mail, 10 Farm Springs Road, Farmington, CT 06032; by telephone 1-860-728-7870; or by email at corpsec@corphq.utc.com.

Corporate Governance Information and Code of Ethics. UTC’s Corporate Governance Guidelines and the charters for each Board Committee are available on UTC’s website at http://www.utc.com/Who-We-Are/Corporate-Governance/Pages/default.aspx. UTC’s Code of Ethics is available on UTC’s website at http://www.utc.com/How-We-Work/Ethics-And-Compliance/Pages/default.aspx. Printed copies will be provided, without charge, to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Lead Director, or one or more non-management directors by using the contact information provided on UTC’s website by accessing sequentially “Who We Are,” “Corporate Governance,” “Board of Directors,” “Contact UTC’s Board.” Shareowners and interested persons also may send communications by letter addressed to the UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT 06032 or by contacting the UTC Ombudsman at 1-800-871-9065. These communications will be received and reviewed by UTC’s Global Ethics and Compliance Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombudsman program.

Transactions with Related Persons. UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a beneficial owner of five percent or more of UTC’s outstanding shares, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. Any such transactions must be reported for review by the Corporate Secretary and the Corporate Vice President, Global Compliance, who will determine whether the transaction is a transaction with a related person, as such term is defined under UTC’s policy and the relevant SEC rules. Following this review, the Board’s Committee on Governance and Public Policy (the “Committee”) must determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of UTC and its shareowners. In making this determination, the Committee must take into consideration whether the transaction is on terms no less favorable to UTC

84

OTHER INFORMATION

than those available with other parties and the related person’s interest in the transaction. UTC’s policy generally permits employment of relatives of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Executive Vice President & Chief Human Resources Officer and the Corporate Vice President, Global Compliance.

State Street Corporation (“State Street”), acting in various fiduciary capacities, filed a Schedule 13G with the SEC reporting that as of December 31, 2016, State Street and certain of its subsidiaries collectively were the beneficial owners of more than five percent of UTC’s outstanding shares of Common Stock. A subsidiary of State Street is the trustee for the UTC Employee Savings Plan Master Trust. Other State Street subsidiaries provide investment management services. During 2016, the UTC Employee Savings Plan Master Trust paid State Street and its subsidiaries approximately $1.6 million for services as trustee, as investment managers and for administrative and other services.

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC reporting that as of December 31, 2016, BlackRock and certain subsidiaries collectively were the beneficial owners of more than five percent of UTC’s outstanding shares of Common Stock. During 2016, BlackRock acted as an investment manager for certain assets within UTC’s pension plans and Employee Savings Plan. BlackRock received approximately $2.7 million for such services.

William Sullivan, an employee of UTC Aerospace Systems, is the son-in-law of John V. Faraci, a UTC Director. In 2016, Mr. Sullivan received approximately $143,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels. Mr. Sullivan’s total compensation is consistent with what is provided to other employees with similar qualifications, experience and responsibilities. This transaction was reviewed and ratified by the Committee in accordance with UTC’s Related Person Transactions policy.

Each of the relationships described above was reviewed and approved in accordance with UTC’s policy for review of transactions with related persons.

Garrett Griffiths, an employee of Pratt & Whitney (“P&W”), is the son-in-law of P&W President Robert F. Leduc, an executive officer of UTC. In 2016, Mr. Griffiths received approximately $123,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels. UTC management became aware of and notified the Committee in January 2017 that the related person transactions approval process was not followed by P&W in this instance, in that the transaction was not presented to the Committee for prior review and approval. The Committee determined, based on a review of the facts and circumstances, that the transaction is not inconsistent with the best interests of UTC and its shareowners, and thereafter ratified the transaction. In making this determination, the Committee took into consideration the following: (1) Mr. Griffiths possesses the requisite skills and qualifications consistent with UTC’s policies and practices for employment of non-related persons in similar positions; (2) initial employment of Mr. Griffiths was on terms no less favorable to P&W than terms offered to non-related persons under the same or similar circumstances; (3) Mr. Griffiths’ total compensation is consistent with what is provided to other employees with similar qualifications, experience and responsibilities; and (4) the transaction was reviewed by the UTC Executive Vice President & Chief Human Resources Officer and the UTC Corporate Vice President, Global Compliance, who both determined that there were no willful or intentional violations of the UTC Corporate Governance Guidelines. The Committee also reviewed the facts and circumstances pertaining to the failure of the transaction to have been presented to the Committee in a timely manner, and approved UTC’s corrective actions focused on additional internal training and communications regarding the related persons transactions policy and approval process.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our officers, as well as each director and any beneficial owner of more than ten percent of UTC Common Stock to file reports with the SEC regarding their holdings and transactions in UTC’s equity securities. Based upon a review of these reports as filed with the SEC during or with respect to 2016, and upon written confirmation from our directors and officers, we believe that each director and covered officer met these filing requirements, except that there

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OTHER INFORMATION

were inadvertent delays in reporting the following: (i) the acquisition of shares of UTC Common Stock by David R. Whitehouse, Corporate Vice President, Treasurer, upon the vesting and disposition of restricted stock units; (ii) the acquisition of deferred stock units by Fredric G. Reynolds, a UTC director, upon his appointment as a member of the Audit Committee of the Board; (iii) purchases by John V. Faraci, a UTC director, of shares of UTC Common Stock through six transactions through a broker-managed account during the period from June 2015 through December 2015; and (iv) the later sale by Mr. Faraci of those shares through three transactions during the period from October 2015 through February 2016. In each case, the required reports of these transactions were subsequently filed with the SEC.

UTC is not aware of any beneficial owners of more than ten percent of UTC Common Stock.

Incorporation by Reference. In connection with our discussion of director and executive compensation, we have incorporated by reference in this Proxy Statement certain information from Note 12, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2016 Annual Report on Form 10-K filed on February 9, 2017; these are the only portions of such filings that are incorporated by reference in this Proxy Statement.

Company Names, Trademarks and Trade Names. United Technologies Corporation and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are either the registered or unregistered trademarks or trade names of United Technologies Corporation and its subsidiaries. Names of other companies, abbreviations thereof, logos of other companies, and product and service designators of other companies are either the registered or unregistered trademarks or trade names of their respective owners.

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Appendix A: Reconciliation of Non-GAAP Measures to Corresponding GAAP Measures

Reconciliation of Net Sales to Adjusted Net Sales

(dollars in millions)	2016	2015	2014
Net sales	$57,244	$56,098	$57,900
Adjustments to net sales:
Pratt & Whitney – charge resulting from customer contract negotiations	$184	$142	—
UTC Aerospace Systems – charge resulting from customer contract negotiations	—	$210	—
Adjusted net sales	$57,428	$56,450	$57,900

Reconciliation of 2016 Net Sales to Adjusted Net Sales by Business Segment

(dollars in millions)	UTC Climate, Controls & Security	Otis	Pratt & Whitney	UTC Aerospace Systems	Segment Sales	Eliminations & Other	Consolidated Net Sales
Net sales	$16,851	$11,893	$14,894	$14,465	$58,103	($859)	$57,244
Adjustments to net sales:
Pratt & Whitney – charge resulting from customer contract negotiations	—	—	$184	—	$184	—	$184
Adjusted net sales	$16,851	$11,893	$15,078	$14,465	$58,287	($859)	$57,428

Reconciliation of Adjusted Net Income from Continuing Operations Attributable to Common Shareowners and Adjusted Diluted Earnings per Share to Corresponding GAAP Measures

(dollars in millions, except per share amounts)	2016	2015	2014
Net income attributable to common shareowners	$5,055	$7,608	$6,220
Less: Income from discontinued operations attributable to common shareowners	$10	($3,612)	($154)
Net income from continuing operations attributable to common shareowners	$5,065	$3,996	$6,066
Adjustments to net income from continuing operations attributable to common shareowners:
Restructuring costs	$290	$396	$354
Significant non-recurring and non-operational charges (gains)	$550	$1,446	($240)
Significant non-recurring and non-operational items included in net interest expense	$140	—	—
Income tax expense (benefit) on restructuring costs and significant non-recurring and non-operational items	($354)	($617)	($7)
Significant non-recurring and non-operational charges (gains) recorded within income tax expense	($231)	$342	($284)
Total adjustments to net income from continuing operations attributable to common shareowners	$395	$1,567	($177)
Adjusted net income from continuing operations attributable to common shareowners	$5,460	$5,563	$5,889
Weighted average diluted shares outstanding	826	883	912
Diluted earnings per share — net income attributable to common shareowners	$6.12	$8.61	$6.82
Net income from discontinued operations	($0.01)	$4.09	$0.17
Diluted earnings per share—net income from continuing operations attributable to common shareowners	$6.13	$4.53	$6.65
Impact of non-recurring and non-operational charges (gain) on diluted earnings per share	$0.48	$1.77	($0.19)
Adjusted diluted earnings per share—net income from continuing operations attributable to common shareowners	$6.61	$6.30	$6.46

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APPENDIX A

Reconciliation of Cash Flow From Operating Activities of Continuing Operations to Free Cash Flow

(dollars in millions)	2016	2015	2014
Cash flow provided by operating activities of continuing operations	$6,412	$6,755	$6,979
Less: Capital expenditures	$1,699	$1,652	$1,594
Free cash flow from continuing operations	$4,713	$5,103	$5,385

Reconciliation of 2016 Full-Year Organic Sales	2016
Organic volume	2%
Foreign currency translation	(1%)
Acquisitions and divestitures, net	1%
Other	—
Total % change	2%

United Technologies Corporation (the “Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with those companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, organic sales, adjusted net income and adjusted diluted EPS are non-GAAP financial measures. Adjusted net sales represents consolidated net sales from continuing operations (a GAAP measure), excluding significant items of a non-recurring and non-operational nature (hereinafter referred to as “other significant items”). Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted diluted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Management believes that the non-GAAP measures just mentioned are useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing UTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC’s common stock and distribution of earnings to shareholders.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables above and on the prior page. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

88

Appendix B: Financial Performance Metrics Used in Incentive Compensation Plans

All performance metrics are based on continuing operations, unless otherwise noted.

Plan	Performance Metric	UTC	Business Units

ANNUAL INCENTIVE	Earnings Metric	Adjusted net income, as defined below.	Earnings before interest and taxes less: • Restructuring costs; • Non-recurring items; • Significant, defined non-operational items; and • Impact of significant acquisitions/ divestitures.
	Free Cash Flow Metric	Consolidated net cash flow provided by operating activities, less capital expenditures (both as reported in the 2016 Annual Report on Form 10-K), adjusted for restructuring, non-recurring and other significant, defined non-operational items.	Internal measure based on consolidated net cash flow provided by operating activities, less capital expenditures and adjusted for restructuring, non-recurring and other significant, defined non-operational items.
	Adjusted Net Income Metric	UTC’s net income from continuing operations attributable to common shareowners (as reported in the 2016 Annual Report on Form 10-K), adjusted for restructuring, non-recurring and other significant, defined non-operational items.	Internal measure consisting of each business unit’s respective share of UTC net income attributable to common shareowners, but excluding restructuring, non-recurring and other significant, defined non-operational items.
LONG-TERM INCENTIVE	Adjusted Earnings Per Share Metric	Diluted earnings per share, subject to adjustments for restructuring, non-recurring and other significant, defined non-operational items.
	Return on Invested Capital Metric	Quarterly average, net operating profit after tax (“NOPAT”), adjusted for non-controlling interest, non-service pension, acquisitions and divestiture earnings, one-timers, restructuring, material one-time tax charges and the impact of foreign exchange fluctuations, divided by invested capital, adjusted for accumulated other comprehensive income, cash and equivalents, acquisition and divestiture borrowings, short-term borrowings and material one-time tax charges.
	Total Shareowner Return Metric	Total investment return on Common Stock between two points in time, using a trailing 60-day average, calculated to account for changes in share price and reinvested dividends.

Notice of 2017 Annual Meeting of Shareowners and Proxy Statement	89

10 Farm Springs Road
Farmington, CT 06032 USA
www.utc.com

Otis
Pratt & Whitney
UTC Aerospace Systems
UTC Climate, Controls & Security

UNITED TECHNOLOGIES CORPORATION
10 FARM SPRINGS ROAD

FARMINGTON, CT 06032

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. EDT on April 23, 2017, or until 11:00 a.m. EDT on April 20, 2017, for participants in a UTC employee savings plan. Follow the instructions on the website to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs our Company incurs in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. EDT on April 23, 2017, or the earlier cut-off date and time mentioned above for participants in a UTC employee savings plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we provided or return it in your own envelope by mailing it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E18662-P84637	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED TECHNOLOGIES CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES, FOR PROPOSALS 2 AND 3, AND 1 YEAR FOR PROPOSAL 4.

1.	Election of Directors		For	Against	Abstain
	1a.	Lloyd J. Austin III	☐	☐	☐

	1b.	Diane M. Bryant	☐	☐	☐				For	Against	Abstain

	1c.	John V. Faraci	☐	☐	☐		1j. Fredric G. Reynolds		☐	☐	☐

	1d.	Jean-Pierre Garnier	☐	☐	☐		1k. Brian C. Rogers		☐	☐	☐

	1e.	Gregory J. Hayes	☐	☐	☐		1l. Christine Todd Whitman		☐	☐	☐

	1f.	Edward A. Kangas	☐	☐	☐	2.	Appointment of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2017.		☐	☐	☐

	1g.	Ellen J. Kullman	☐	☐	☐	3.	Advisory vote to approve Named Executive Officer compensation.		☐	☐	☐

	1h.	Marshall O. Larsen	☐	☐	☐			1 YEAR	2 YEARS	3 YEARS	Abstain
						4.	Advisory vote on the frequency of shareowner votes	☐	☐	☐	☐
	1i.	Harold McGraw III	☐	☐	☐		on Named Executive Officer compensation.

For address changes, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Annual Meeting of Shareowners of United Technologies Corporation
Monday, April 24, 2017, 8:00 a.m. EDT

Held at UTC Aerospace Systems

Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217

The purposes of the meeting are to consider the following matters:

1.	Election of the twelve director nominees listed in the Proxy Statement;

2.	Appointment of PricewaterhouseCoopers LLP to serve as Independent Auditor for 2017;

3.	Advisory vote to approve Named Executive Officer compensation;

4.	Advisory vote on the frequency of shareowner votes on Named Executive Officer compensation; and

5.	Other business, if properly raised.

TICKET REQUESTS: We ask that shareowners request a ticket in advance to attend. Please email your request to corpsec@corphq.utc.com or write to UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT 06032.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2017 Annual Meeting of Shareowners and Proxy Statement and the 2016 Annual Report are
available at: www.proxyvote.com.

E18663-P84637

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Edward A. Kangas and Ellen J. Kullman, and each of them, each with power of substitution and revocation, as proxies for the undersigned to act and vote at the Annual Meeting of Shareowners of United Technologies Corporation to be held on April 24, 2017, and at any postponed or at any reconvened session following any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business that may properly come before said meeting. If this Proxy Card is properly signed and returned, but does not (other than for shares held by the trustee under each of the UTC employee savings plans) provide voting instructions, then the votes represented by this Proxy Card will be voted FOR the election of each of the nominees, FOR Proposals 2 and 3, and for 1 YEAR for Proposal 4.

This Proxy Card also constitutes voting instructions to the trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the trustee under any such plan(s) as described in the Proxy Statement. Such voting instructions, whether received by telephone, the Internet or as indicated by you on this card, must be received by 11:00 a.m. EDT on April 20, 2017. If voting instructions are not received by that time, the trustee will vote your uninstructed proportionate interest in plan shares as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies designated above cannot vote these shares unless you sign and return this Proxy Card.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

V.1.1